     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                             ---------------------

                         UNIVISION COMMUNICATIONS INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          4830                  95-4398884
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                      1999 AVENUE OF THE STARS, SUITE 3050
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-7676

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROBERT V. CAHILL
                                   SECRETARY
                         UNIVISION COMMUNICATIONS INC.
                      1999 AVENUE OF THE STARS, SUITE 3050
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 556-7676

          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------

                                   COPIES TO:

       KENDALL R. BISHOP, ESQ.                   BRYANT B. EDWARDS, ESQ.
        O'Melveny & Myers LLP                        Latham & Watkins
       1999 Avenue of the Stars                   633 West Fifth Street
              Suite 700                                 Suite 4000
    Los Angeles, California 90067             Los Angeles, California 90071
            (310) 246-6780                            (213) 485-1234

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                             ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED MAXIMUM      AMOUNT OF
        TITLE OF SECURITIES            AMOUNT TO BE    PROPOSED OFFERING       AGGREGATE        REGISTRATION
          TO BE REGISTERED              REGISTERED     PRICE PER SHARE(1)  OFFERING PRICE(1)         FEE
Class A Common Stock, par value $.01
 per share..........................   13,225,000(2)        $37.125           $490,978,125        $144,839

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(2) Includes 4,307,418 shares of the Registrant's Class A Common Stock issuable upon exercise of warrants held by the Selling Stockholder.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECUTITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JULY 30, 1998

                               11,500,000 SHARES

[LOGO]
                         UNIVISION COMMUNICATIONS INC.
                              CLASS A COMMON STOCK
                               -----------------

  OF THE SHARES OF CLASS A COMMON STOCK OF UNIVISION COMMUNICATIONS INC. (THE "COMPANY") OFFERED HEREBY, 8,917,582 SHARES ARE BEING SOLD BY GRUPO TELEVISA,
  S.A. AND ITS AFFILIATES ("TELEVISA" OR "SELLING STOCKHOLDER") AND 2,582,418 SHARES WILL BE ISSUED UPON THE EXERCISE BY THE UNDERWRITERS OF WARRANTS BEING
    ACQUIRED FROM TELEVISA. SEE "PRINCIPAL AND SELLING STOCKHOLDER." OF THE 11,500,000 SHARES OF CLASS A COMMON STOCK BEING OFFERED HEREBY, 10,350,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 1,150,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE
      THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE
      OF THE SHARES BEING OFFERED HEREBY ALTHOUGH IT WILL RECEIVE PROCEEDS FROM THE EXERCISE OF THE WARRANTS BY THE UNDERWRITERS. FOLLOWING THE OFFERING, TELEVISA WILL CONTINUE TO OWN 1,000 SHARES OF CLASS T COMMON
       STOCK AND WARRANTS TO PURCHASE 11,136,432 SHARES OF CLASS T COMMON STOCK AND, AS A RESULT, WILL CONTINUE TO HAVE THE RIGHT TO ELECT ONE
     MEMBER TO THE BOARD AND TO HAVE CERTAIN ACTIONS OF THE BOARD SUBJECT
              TO ITS CONSENT. SEE "DESCRIPTION OF CAPITAL STOCK."

  THE CLASS A COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "UVN." ON JULY 29, 1998, THE LAST REPORTED SALE PRICE OF THE CLASS A
                      COMMON STOCK WAS $37.1875 PER SHARE.

                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT SHOULD BE CONSIDERED
                           BY PROSPECTIVE INVESTORS.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------
                             PRICE $        A SHARE
                               -----------------

                                                                                  UNDERWRITING        PROCEEDS TO
                                                                 PRICE           DISCOUNTS AND          SELLING
                                                               TO PUBLIC         COMMISSIONS(1)    STOCKHOLDER(2)(3)
                                                           ------------------  ------------------  ------------------
PER SHARE................................................          $                   $                   $
TOTAL (4)................................................          $                   $                   $

----------

  (1) THE COMPANY AND THE SELLING STOCKHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE
     SECURITIES ACT OF 1933, AS AMENDED.

  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $540,000.

  (3) TELEVISA WILL RECEIVE $0.06439 LESS PER SHARE, OR AN AGGREGATE OF $166,281, FOR THE WARRANTS IT SELLS, WHICH WILL BE PAID TO THE COMPANY. TOTAL
     PROCEEDS TO THE SELLING STOCKHOLDER INCLUDES SUCH AMOUNT.

  (4) THE SELLING STOCKHOLDER HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO 1,725,000
     ADDITIONAL SHARES, ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF WARRANTS BY TELEVISA, OF CLASS A COMMON STOCK SOLELY TO COVER OVERALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO SELLING
     STOCKHOLDER WILL BE $           , $           , AND $           ,
     RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY LATHAM & WATKINS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY
OF THE SHARES WILL BE MADE ON OR ABOUT         , 1998, AT THE OFFICE OF MORGAN
STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

MORGAN STANLEY DEAN WITTER

                          DONALDSON, LUFKIN & JENRETTE

                                                            GOLDMAN, SACHS & CO.
JULY   , 1998

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE CLASS A COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              -------------------

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS A COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY, THE SELLING STOCKHOLDER AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE CLASS A COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          9
Use of Proceeds................................         15
Dividend Policy................................         15
Capitalization.................................         16
Market Prices of Common Stock..................         16
Selected Historical Financial Data.............         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         19
Business.......................................         30
Management.....................................         52

                                                   PAGE
                                                 ---------
Certain Transactions...........................         54
Principal and Selling Stockholders.............         56
Description of Capital Stock...................         59
Underwriters...................................         65
Legal Matters..................................         68
Experts........................................         68
Available Information..........................         68
Incorporation of Certain Documents by
  Reference....................................         69
Index to Consolidated Financial Statements.....        F-1
Glossary.......................................        G-1

                              -------------------

    INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THE PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                              -------------------

    In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction.

                              -------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) DOES NOT GIVE EFFECT TO THE EXERCISE OF THE OVER-ALLOTMENT OPTION GRANTED TO THE UNDERWRITERS AS DESCRIBED IN "UNDERWRITERS," (II) FOR ALL PERIODS PRIOR TO OCTOBER 2, 1996 IS PRESENTED ON A PRO FORMA BASIS GIVING EFFECT TO THE REORGANIZATION, AND (III) GIVES EFFECT TO THE TWO-FOR-ONE STOCK SPLIT THAT WAS EFFECTED ON JANUARY 12, 1998. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE "COMPANY" AND "UNIVISION" REFER TO UNIVISION COMMUNICATIONS INC. AND ITS CONSOLIDATED SUBSIDIARIES, INCLUDING ITS OWNED AND OPERATED TELEVISION STATIONS, THE NETWORK AND GALAVISION. UNLESS OTHERWISE INDICATED, CAPITALIZED TERMS USED HEREIN ARE DEFINED IN THE GLOSSARY ON PAGE G-1, ALL RATINGS AND AUDIENCE SHARE DATA ARE DERIVED FROM REPORTS PRODUCED BY NIELSEN MEDIA RESEARCH AND DEMOGRAPHIC DATA ARE DERIVED FROM THE DRI STUDY.

                                  THE COMPANY

    Univision is the leading Spanish-language television broadcaster in the U.S., reaching more than 92% of all Hispanic Households and having an approximate 84% share of the U.S. Spanish-language network television audience through June 1998. The Company's Network, which is the most watched television network (English- or Spanish-language) among Hispanic Households, provides the Univision Affiliates with 24 hours per day of Spanish-language programming with a prime time schedule of substantially all first run programming (I.E., no reruns) throughout the year. As a leading, vertically-integrated television broadcaster, Univision owns and operates 13 full-power (12 of which are affiliated with the Univision
Network) and eight low-power UHF stations as of June 30, 1998, representing approximately 80% of its Network broadcast distribution. These full-power O&Os are located in 12 of the top 15 DMAs in terms of numbers of Hispanic Households--Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio, Dallas, Fresno, Phoenix, Sacramento and Albuquerque. As of June 30, 1998, the Company had Affiliation Agreements with an additional 10 full-power and 17 low-power Affiliated Stations and approximately 835 Cable Affiliates. Each of the Company's full-power O&Os and Affiliated Stations ranks first in Spanish-language television viewership in its DMA. The Company also owns Galavision, a Spanish-language cable network that had approximately 2.6 million Hispanic subscribers, representing approximately 59% of all Hispanic Households that subscribed to cable television in 1997.

    The Company believes that the breadth and diversity of its programming provides it with a competitive advantage over both Spanish-language broadcasters and English-language broadcasters in appealing to Hispanic viewers. The Company's programming is similar to that of major English-language networks and includes NOVELAS (long-term mini-series), national and local newscasts, variety shows, children's programming, mini-series, musical specials, movies, sporting events and public affairs programs. The Televisa Program License Agreement provides the Company with long-term access to first-rate programming produced by Televisa. Televisa-produced NOVELAS are popular throughout the world and are among the Company's highest rated programs. Univision also produces a variety of programs specifically tailored to meet the tastes, preferences and information needs of the Hispanic audience, including national and local news and the highly successful programs SABADO GIGANTE, CRISTINA and PRIMER IMPACTO. The Company's three-hour morning show, DESPIERTA AMERICA--"Wake Up America"--broadcasts news, talk and current events nationally, Monday through Friday from 7:00 a.m. to 10:00 a.m. The Company has also televised World Cup Soccer since 1978, including all 64 games of the widely watched 1998 World Cup. In 1996 the Company began televising the Sunday "Game of the Week" for Major League Soccer. The Company has also entered into an agreement with Televisa that provides for each party, at its own expense, to produce three separate 13 week non-NOVELA programs that the Company and Televisa will have the right to broadcast and exploit, subject to the Televisa Program License Agreement and International Program Rights Agreement.

    In 1992, A. Jerrold Perenchio, Televisa and Venevision formed the Company and UNHP, which acquired UTG and the Network, respectively, in the Acquisition.
A. Jerrold Perenchio has over 25 years of experience in the U.S. media and communications industry and has been the chief executive officer or owner of a number of successful entities, including Chartwell Artists, Tandem Productions, Inc., Embassy Communications and Loews Theaters. Mr. Perenchio also owned and operated Spanish-language television stations in Los Angeles and New York from 1975 to 1986. Televisa, which is the world's largest producer of Spanish-language television programs, is the leading media and entertainment company in Mexico with an approximate 77% share of Mexico's viewing audience during the first six months of 1998. Venevision is Venezuela's leading television network with an approximate 62% share of its viewing audience during the first six months of 1998. In October 1996, the Company acquired UNHP as part of the Reorganization prior to the Company's initial public offering (the "Initial Offering").

    Since the Acquisition, the Company's operating performance has improved significantly with net revenues and EBITDA increasing to $459.7 million and $163.1 million, respectively, for the year ended December 31, 1997, representing compound annual growth rates of 17% and 30%, respectively, from the 1992 operating results of the Company and its predecessor. For the six months ended June 30, 1998, net revenues and EBITDA increased by 34.0% and 25.4%, respectively, to $278.7 million and $84.7 million compared to the same period in 1997. In addition, from May 1993 to May 1998 the Company increased its audience share of Spanish-language network television viewing from 57% to 84% and increased its share of the 20 most widely watched programs among Hispanic Households from 15% to 90%.

                               BUSINESS STRATEGY

    Univision attributes its success to several factors, including emphasis on popular, high quality programming produced by Televisa and Univision, contracting with Nielsen to develop more accurate, credible rating systems to measure Hispanic audience viewership, increasing acceptance by advertisers of Spanish-language television, continued growth of the Hispanic audience and the strengthening of the Company's management team with executives and sales managers with extensive general market television and advertising experience. The Company expects to continue to realize strong revenue and EBITDA growth by capitalizing on the expected continued growth in advertising expenditures targeted at the rapidly expanding Hispanic population. Specifically, the Company's business strategy seeks to capitalize on the following factors and competitive advantages:

    LEADING AUDIENCE SHARE AMONG HISPANICS. The Company's emphasis on popular, high quality programming has enabled it to achieve the highest ratings versus all other broadcasters (English- or Spanish-language) among Hispanic television viewers. For instance, in 1997, the Company had a 84% audience share of Spanish-language television viewers and in May 1998 had 18 out of the top 20 most highly rated television programs (in Spanish or English) viewed by Hispanic Households. Each of the Company's 22 full-power Broadcast Affiliates ranks first in Spanish-language television viewership in its DMA.

    INVESTMENT IN RESEARCH AND SALES MANAGEMENT. Prior to November 1992, there were no Hispanic audience television rating services comparable to those measuring television viewership in the general U.S. population. Beginning in 1992, Nielsen, pursuant to a contract with the Company, began delivering Nielsen ratings measuring Hispanic viewership both at the Network and local DMA levels. Because these Nielsen ratings provide advertisers with a more accurate and reliable measure of Hispanic audience television viewership, they have been important in allowing the Company to demonstrate to advertisers its ability to reach the Hispanic audience. The Company believes that continued use of reliable ratings will allow it to further increase its advertising rates and narrow the gap which has historically existed between its audience share and its share of advertising revenues. In addition, the Company has made significant investments in experienced sales managers and account executives and has provided its sales professionals with state-of-the-art research tools to continue to attract major advertisers.

    HIGHLY FAVORABLE DEMOGRAPHIC TRENDS. The Hispanic population is currently one of the fastest growing segments of the U.S. population, growing at approximately five times the rate of the non-Hispanic population. The Hispanic population, which consisted of 23.7 million people (9.5% of the U.S. population) in 1990, is estimated to be 30.5 million people (11.3% of the U.S. population) in 1998, and is expected to grow to 32.4 million people (11.8% of the U.S. population) by 2000 and 42.4 million people (14.2% of the U.S. population) by 2010. Hispanic Households on average are larger and younger and spend a greater percentage of their total household income on consumer products than non-Hispanic households. Furthermore, approximately 68% of all Hispanics, regardless of income or educational level, speak Spanish at home. This percentage is expected to remain relatively constant through 2010. Consequently, the number of Hispanics speaking Spanish in the home is expected to increase significantly in the foreseeable future.

    INCREASING ADVERTISER EXPENDITURES ON SPANISH-LANGUAGE
TELEVISION. According to published reports, total advertising expenditures targeting Hispanics grew from $166 million in 1982 to approximately $1.4 billion in 1997, representing a compound annual growth rate of 15.3%. Approximately 55% of the $1.4 billion in advertising expenditures in 1997 targeting Hispanics was directed towards Spanish-language television. The Company believes that major advertisers have found that Spanish-language television advertising is a more cost-effective means to target the growing Hispanic audience than English-language broadcast media. In the 1997/1998 broadcast season, Univision sold upfront network advertising for the first time and received commitments for approximately $200 million in advertising. Since the Acquisition, the Company has added or substantially increased commitments from many national advertisers, including Coca-Cola, Ford, Johnson & Johnson, MCI Communications, McDonald's, Miller Brewing Company, Polaroid, Sears, Texaco, and Toyota. The Company believes that advertiser interest in the Hispanic population will continue to grow primarily because Hispanic consumer expenditures, which are expected to total approximately $380 billion in 1998, are expected to grow at an annual rate of 7.8% over the next 12 years to approximately $939 billion in 2010, far outpacing the expected growth in total U.S. consumer expenditures.

    STRATEGIC ACQUISITION AND INVESTMENT OPPORTUNITIES. The Company believes that its knowledge of, and experience with, Hispanic audiences will enable it to identify strategic acquisitions and successfully integrate them into the Company's operations. The Company acquired full-power stations in two important markets in 1994, Chicago and Houston, and one important market in 1997, Sacramento, and has used its management expertise, programming and brand identity to substantially improve the Company's performance in Chicago and Houston. In addition, in 1996 the Company purchased a $10.0 million convertible promissory note from Entravision that is convertible into an approximate 25% equity interest in Entravision (the "Entravision Note"). Entravision owns 11 of the Affiliated Stations, which represent approximately 14% of the Network's distribution. The Company has entered into a letter of intent with Entravision, pursuant to which the Company will sell its Albuquerque full-power and low-power stations to Entravision in exchange for $1.0 million and an increase in the exchange rate in the Entravision Note. If the contemplated transactions occur, the Entravision Note held by the Company will be convertible into an approximate 27% equity interest in Entravision. To complement and capitalize on the Company's existing business and management strengths, the Company expects to explore both Spanish-language television and other media acquisition opportunities. On March 30, 1998 a joint venture, which is jointly owned by the Company and Home Shopping Network, began broadcasting a live Spanish-language television shopping program in the United States. The program is currently broadcast for three hours a day on Galavision from 11 a.m. to 2 p.m.

    The Company was incorporated in Delaware in April 1992 as Perenchio Communications, Inc. and its name was changed to Univision Communications Inc. in June 1996. The Company's principal executive offices are located at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, and its telephone number is (310) 556-7676.

                                  RISK FACTORS

    See "Risk Factors" beginning on page 9 for factors that should be considered in evaluating the Company and its business.

                                  THE OFFERING

Class A Common Stock offered:

  U.S. Offering...................  10,350,000 shares

  International Offering..........  1,150,000 shares

    Total.........................  11,500,000 shares
Common Stock to be outstanding
  after the Offering:

  Class A Common Stock
    (a)(b)(c).....................  59,234,947 shares

  Class P Common Stock............  20,743,233 shares

  Class T and Class V Common Stock
    (d)...........................  8,919,582 shares

    Total (d).....................  88,897,762 shares

Relative rights of Class A, Class
  P, Class T and Class V Common
  Stock (e).......................  The Class A, Class P, Class T and Class V Common Stock
                                      (collectively, the "Common Stock") have identical
                                      rights with respect to cash dividends and in the
                                      distribution of proceeds in any sale or liquidation,
                                      but have different voting rights. The Class A, Class T
                                      and Class V Common Stock are entitled to one vote per
                                      share, while the Class P Common Stock is entitled to
                                      10 votes per share on all matters on which
                                      stockholders are entitled to vote, except that in the
                                      election of directors, holders of Class T and Class V
                                      Common Stock, each voting as a separate class, elect
                                      from one to three directors. A. Jerrold Perenchio will
                                      have 77.8% of the combined voting power of the Class A
                                      and Class P Common Stock and Series A Preferred and
                                      75.3% of the voting power of all Common Stock and
                                      Preferred Stock outstanding immediately after the
                                      Offering. See "Risk Factors" and "Description of
                                      Capital Stock."

Use of proceeds...................  The Company will not receive any proceeds from the
                                    Offering, although it will receive approximately
                                      $166,281 upon exercise of the Warrants being sold by
                                      the Selling Stockholder to the Underwriters, which
                                      will be added to working capital.

New York Stock Exchange symbol....  "UVN"

---------

(a) Excludes an aggregate of 10,824,000 shares of Class A Common Stock reserved for future issuance under the Company's 1996 Performance Award Plan as of June 30, 1998, 3,735,916 of which are vested and exercisable or will vest and become exercisable on or before September 30, 1998.

(b) Excludes an aggregate of 55,230,609 shares of Class A Common Stock issuable upon conversion of all of the Class P, Class T and Class V Common Stock (and shares issuable upon exercise of the Warrants) to be outstanding after the Offering. Also excludes 550,659 shares of Class A Common Stock issuable upon conversion of the Series A Cumulative Convertible Preferred Stock ("Series A Preferred"). See "Certain Transactions--Warrants" and "Description of Capital Stock."

(c) Excludes 464,051 shares of Class A Common Stock held in the treasury as a result of a contribution by Mr. Perenchio to fund a stock bonus plan for certain employees of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(d) Excludes 25,567,794 shares of Class A, Class T and Class V Common Stock issuable upon the exercise of the Warrants. For restrictions on exercise of the Warrants, see "Certain Transactions--Warrants." The Warrants are exercisable at a price of $0.064 per share. Total shares of Common Stock outstanding assuming exercise of all Warrants and conversion of the Series A Preferred is 115,016,215.

(e) The Class P, Class T and Class V Common Stock can be converted at any time into Class A Common Stock and will automatically convert into Class A Common Stock upon the occurrence of certain events. Additionally, the Class P, Class T and Class V Common Stock will lose their special rights upon the occurrence of certain events. See "Description of Capital Stock."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following summary historical consolidated financial data of the Company for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998 are derived from the Consolidated Financial Statements of the Company included elsewhere herein. Such financial data should be read in conjunction with the "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and is qualified in its entirety by reference to the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                                YEAR ENDED   SIX MONTHS ENDED   SIX MONTHS ENDED
                                                               DECEMBER 31,      JUNE 30,           JUNE 30,
                                                                   1997            1997               1998
                                                               ------------  -----------------  -----------------
                                                                                (UNAUDITED)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT PER SHARE
  DATA):
Net revenues.................................................   $  459,741      $   207,928        $   278,681
Direct operating expenses....................................      159,387           75,236            111,665
Selling, general and administrative expenses.................      126,076           59,836             76,500
Corporate charges............................................       11,226            5,314              5,835
Depreciation and amortization................................       58,640           28,052             31,432
                                                               ------------  -----------------  -----------------
    Operating income.........................................      104,412           39,490             53,249
Interest expense.............................................       40,147           20,435             18,765
Amortization of deferred financing costs.....................        1,630              792                839
Reversal of nonrecurring expense of acquired station.........       (1,059)          (1,059)           --
Special bonus award (a)......................................           --               --             42,608
Equity loss in unconsolidated affiliate......................           --               --                343
Benefit for income taxes (a).................................      (19,465)          (5,922)            (6,793)
                                                               ------------  -----------------  -----------------
    Net income (loss)........................................       83,159           25,244             (2,513)
      Preferred stock dividends..............................         (561)            (202)              (336)
                                                               ------------  -----------------  -----------------
    Net income (loss) applicable to common stockholders......   $   82,598      $    25,042        $    (2,849)
                                                               ------------  -----------------  -----------------
                                                               ------------  -----------------  -----------------
Basic earnings per share:
  Net income (loss) available to common stockholders.........   $     0.97      $      0.29        $     (0.03)
Diluted earnings per share:
  Net income (loss) available to common stockholders.........   $     0.71      $      0.22        $     (0.03)

OTHER DATA (IN THOUSANDS):
Broadcast cash flow (b)(c)...................................   $  174,278      $    72,856        $    90,516
EBITDA (c)(d)................................................      163,052           67,542             84,681
Cash flows provided by (used in)
    Operating activities.....................................      105,519           37,038             33,194
    Investing activities.....................................      (78,579)         (42,462)           (19,247)
    Financing activities.....................................      (27,868)           8,961             (2,522)
Capital expenditures.........................................       35,199           13,690             18,432

                                                                                                      AS OF
                                                                                                    JUNE 30,
                                                                                                      1998
                                                                                               -------------------
                                                                                                   (UNAUDITED)
BALANCE SHEET DATA (IN THOUSANDS):
Total assets.................................................................................      $   998,532
Long-term debt (including current maturities)................................................          523,256
Stockholders' equity.........................................................................          376,502

                                                            YEAR ENDED        SIX MONTHS ENDED         SIX MONTHS ENDED
                                                           DECEMBER 31,           JUNE 30,                 JUNE 30,
                                                               1997                 1997                     1998
                                                          ---------------  -----------------------  -----------------------
                                                                                 (UNAUDITED)              (UNAUDITED)
GROWTH RATE AND MARGIN DATA:
Net revenues growth.....................................          24.2%                21.7%                    34.0%
Broadcast cash flow growth (c)..........................          16.4                 10.2                     24.2
Broadcast cash flow margin (c)..........................          37.9                 35.0                     32.5
EBITDA growth (c)(d)....................................          16.4                  9.3                     25.4
EBITDA margin (c)(d)....................................          35.5                 32.5                     30.4

---------

(a) For a discussion of the special bonus award and its effect on the Company's income tax provision, see 'Management's Discussion and Analysis of Financial Condition and Results of Operations."

(b) "Broadcast cash flow" is defined as broadcast operating income before corporate charges, the special bonus award and depreciation and amortization. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(c) As a result of the Initial Offering in September 1996 and the Company's subsequent corporate Reorganization in the fourth quarter of 1996, the net program license fee payable to Univision's program suppliers, Televisa and Venevision, increased from 13.0% to 14.6% of net revenues in the six months ended June 30, 1997 and 1998, respectively. Had the revised license fee been in effect in 1997, the license fee in the six months ended June 30, 1997 would have increased by $3,218,000 and broadcast cash flow would have been $69,638,000. On a year to year basis, broadcast cash flow would have increased by $20,878,000 or 30.0%, from $69,638,000 in the six months ended June 30, 1997 to $90,516,000 in the six months ended June 30, 1998, and as a percentage of net revenues, broadcast cash flow would have decreased from 33.5% to 32.5% in the respective six month periods.

    Had the revised license fee been in effect in the six months ended June 30, 1997, EBITDA would have been $64,324,000 in the six months ended June 30, 1997. On a year to year basis, EBITDA would have increased by $20,357,000 or 31.6%, from $64,324,000 in the six months ended June 30, 1997 to $84,681,000 in the six months ended June 30, 1998, and as a percentage of net revenues, EBITDA would have decreased from 30.9% to 30.4% in the respective six month periods.

(d) "EBITDA" consists of broadcast cash flow less corporate charges and is commonly used in the broadcast industry to analyze and compare broadcast companies on a basis of operating performance, leverage and liquidity. EBITDA, as presented above, may not be comparable to similarly titled measures of other companies unless such measures are calculated in substantially the same fashion. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

                                  RISK FACTORS

    The following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Class A Common Stock offered hereby.

RELIANCE ON LIMITED SOURCES OF PROGRAMMING

    A substantial part of the Company's operating strategy depends upon the continued availability and commercial success of programming from Televisa. In 1997 the Company derived approximately 39% of its gross advertising sales from programs produced by Televisa under the Televisa Program License Agreement; for the six months ended June 30, 1998, this percentage was approximately 35%. Televisa programming represented approximately 43% of the Network's non-repeat broadcast hours in 1997 and approximately 41% for the six months ended June 30, 1998. If such programming were to become unavailable or unsuccessful for any reason, including political or economic instability, foreign government regulations, or other trade barriers in Mexico, no assurance can be given that the Company could obtain or produce alternative programming of equivalent type and popularity or on terms as favorable to the Company. Consequently, any significant interruption in the supply or success of programming could have a material adverse effect on the Company's financial condition and results of operations.

INCREASED COST OF PROGRAMMING

    From the closing of the Initial Offering through December 1996, aggregate royalties to Televisa and Venevision equaled 11.0% of Combined Net Time Sales, and increased to 13.5% of Combined Net Time Sales in 1997, and have increased to 15.0% of Combined Net Time Sales for 1998 and all years thereafter. Such increase in royalties will have a negative effect on the Company's operating margins. See "Business-- Program License Agreements."

POTENTIAL COMPETITION WITH OTHER BROADCASTERS USING TELEVISA PROGRAMMING

    The Company has enjoyed virtually exclusive access in the United States to most of Televisa's programs, both new and from Televisa's extensive library. Univision has the right under the Televisa Program License Agreement to fill up to 24 hours of programs per day on each of the Network's and Galavision's program schedules, after giving effect to programs obtained from Venevision or third parties and those produced by the Network. Univision also has the right of first refusal for the Network and Galavision on substantially all other Spanish-language programs Televisa desires to license in the United States. Subject to these limitations, Televisa has the right to license Spanish-language programs to other broadcasters in the United States. Very few Televisa programs have been so licensed. No assurance can be given that in the future other U.S. broadcasters will not license more of Televisa's programs, consistent with the terms of the Televisa Program License Agreement.

    Televisa has agreed with several partners, each of whom has substantial assets, to develop and operate a direct broadcast satellite ("DBS") venture, which will have a variety of program services, including program services supplied by Televisa. Televisa is required to offer the Company the opportunity to acquire a 50% economic interest in Televisa's interest in the joint venture to the extent it relates to United States Spanish-language broadcasting. While the Company believes that the Company will be offered such an interest, the Company has not received any indication as to what the business terms relating to such interest would be. Accordingly, the Company is not in a position to state whether it would accept such an offer. If the venture secures a significant viewership among Hispanic Households, it could have a material adverse effect on Univision's financial condition and results of operations, even if Univision decides to acquire this 50% economic interest.

    Televisa asserts that the terms and conditions of its Program License Agreement with Univision allow it, under certain circumstances, to provide any DBS venture uplinking in Mexico for distribution in the United States with Televisa program services which contain programs to which Univision believes it has an exclusive first option in the United States. Univision disagrees with Televisa's assertion and has notified Televisa of its intention to enforce its rights by all appropriate means including, if necessary, legal action, if Televisa provides such programs to any such DBS venture. There can be no assurance that Televisa will desist from providing such programming to its or other DBS ventures, or, if Televisa were not to desist, that Univision would prevail in court.

SUBSTANTIAL COMPETITION

    The broadcasting and cable business is highly competitive. The Company competes for viewers and revenues with other Spanish-language and English-language television stations and networks, including the four principal English-language television networks, ABC, CBS, NBC and Fox, and in certain cities, UPN and WB. Certain of these English-language networks and others have begun producing Spanish-language programming and simulcasting certain programming in English and Spanish. Several cable broadcasters have recently commenced or announced their intention to commence, Spanish-language services as well. The Company also competes for viewers and revenues with independent television stations, other video media, suppliers of cable television programs, direct broadcast systems (including two which were started in 1996 for broadcast outside the United States and in which Televisa and Venevision have substantial interests), newspapers, magazines, radio and other forms of entertainment and advertising. The Univision Affiliates located near the Mexican border also compete for viewers with television stations operated in Mexico, many of which are affiliated with a Televisa network and owned by Televisa.

    The Company's Restated Certificate of Incorporation allows the Company to engage in all media related business. However, neither Televisa nor Venevision will be required to offer opportunities to the Company other than those involving Spanish-language television broadcasting or a Spanish-language television network in the United States. Consequently, the Company could compete directly with Televisa and Venevision, two of its Principal Stockholders, in other media and languages. Televisa currently publishes and distributes Spanish-language publications and sells Spanish-language recorded music in the United States. See "Certain Transactions--Participation Agreement."

    Telemundo Group, Inc. ("Telemundo") is the Company's largest competitor that broadcasts Spanish-language television programming. As of December 31, 1997, Telemundo served 60 markets in the United States as well as the Puerto Rican market, and reached approximately 85% of all Hispanic Households. In most of the Company's DMAs, the Univision Affiliate competes directly with a station owned by or affiliated with Telemundo. In November 1997, a venture formed by affiliates of Apollo Management L.P., Bastion Capital Fund, and their strategic partners, the Sony Pictures Entertainment unit of Sony Corp. and Liberty Media Group, reported that it had entered into a definitive agreement to acquire Telemundo. The Company cannot predict the effect of such acquisition on Telemundo's competitive position vis-a-vis the Company.

    Certain of the Company's competitors and the investors in the venture formed to acquire Telemundo have greater financial resources than the Company. Increased competition for viewers and revenues may have a material adverse effect on the Company's financial condition and results of operations. The Company under certain circumstances also could be required to compete against entities using programming supplied by Televisa or Venevision. See "--Potential Competition with Other Broadcasters Using Televisa Programming" and "Business--Program License Agreements."

IMPACT OF NEW TECHNOLOGIES; POTENTIAL COST OF SPECTRUM

    In recent years, the Federal Communications Commission ("FCC") has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that have the potential to provide additional competition for television stations. Further advances in technology such as video compression, direct broadcast satellites and programming delivered through fiber optic telephone lines could facilitate the entry of new channels and encourage the development of increasingly specialized "niche" programming. In particular, the Company may be affected by the development of digital television technology ("DTV") and the adoption of standards and regulations for DTV by the FCC. The FCC is presently conducting several rulemaking proceedings in order to implement DTV. Broadcasters are required to complete the transition to DTV broadcasting by 2006. Such a transition will require significant new capital investments in DTV broadcasting capacity, and no assurance can be given that the Company will have adequate financial resources to make such capital investments. Moreover, broadcasters who elect not to engage in DTV broadcasting at an early stage could suffer a significant competitive disadvantage. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or on the future results of the Company's operations. See "Business--Competition" and "Business--Federal Regulation and New Technologies."

MANDATORY REDEMPTION OF CLASS A COMMON STOCK

    In order to comply with the FCC foreign ownership rules, the Company's Restated Certificate of Incorporation permits the Company to redeem any shares of Class A Common Stock owned by foreign nationals, foreign governments, or the representatives of either (collectively, "Foreign Interests") and to take other actions designed to ensure its compliance with the foreign ownership restrictions of the Communications Act of 1934, as amended (the "Communications Act"), and related FCC rules. The redemption price for such shares is equal to the lesser of fair market value or, if such shares were purchased within one year of the redemption date, such stockholder's purchase price, and may be paid in cash, securities or a combination thereof. See "Business--Federal Regulation and New Technologies" and "Description of Capital Stock."

FCC REGULATION

    The Company's operations are subject to extensive and changing regulation on an ongoing basis by the FCC, which enforces the Communications Act. Approval by the FCC is required for the issuance, renewal and assignment of station operating licenses and the transfer of control of station licensees. The FCC licenses held by the Company will come up for renewal from time to time, primarily within the next year, and such renewal may be subject to challenge on a number of grounds. The FCC also regulates ownership and control by Foreign Interests. In connection with obtaining the FCC's approval of the Reorganization, the Company disclosed to the FCC the ownership and management interests held by Televisa and Venevision. The Company also apprised the FCC of provisions in the Company's Restated Certificate of Incorporation described in "--Mandatory Redemption of Class A Common Stock." Accordingly, the Company believes that it is in compliance with such provisions. However, if the Company fails to comply with the foreign ownership restrictions in its Restated Certificate of Incorporation, or if the Company departs from its representations made to the FCC in connection with its obtaining the FCC's approval of the Reorganization, the FCC has the ability to enforce such foreign ownership restrictions through warnings, fines, cancellations of licenses or other actions. While the Company seeks to comply with such restrictions, it cannot predict the outcome of any such challenge or any other changes in regulatory practices that may affect its business and prospects.

    Congress and the FCC currently have under consideration and may in the future adopt new laws or modify existing laws, regulations and policies regarding a wide variety of matters, including the adoption of attribution rules, further restricting broadcast station ownership, that could directly or indirectly adversely affect the ownership and operation of the Company's broadcast properties, as well as the Company's business strategies. For example, pursuant to the "must-carry" provisions of the Cable Television Consumer Protection and Competition Act of 1992, a broadcaster may demand carriage on a specific channel on cable systems within its market. All of the full-power O&Os are currently exercising their must-carry rights. Accordingly, elimination of the must-carry provisions could have a material adverse effect on the Company.

    The adoption of various measures could accelerate the existing trend toward vertical integration in the media and home entertainment industries and cause the Company to face more formidable competition in the future. The Telecommunications Act of 1996 (the "Telecom Act") modified or eliminated restrictions on the offering of multiple network services by the existing major television networks, restrictions on the participation by regional telephone operating companies in cable television and other direct-to-home video technologies, and certain restrictions on broadcast station ownership. The Company is unable to predict whether these changes in the regulatory environment could restrict or curtail the ability of the Company to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of television stations and other media properties. The FCC has acknowledged that DTV channel allotment may involve displacement of existing low-power stations, particularly in major television markets. Accordingly, the Company's low-power Broadcast Affiliates may be materially adversely affected. See "Business-- Federal Regulation and New Technologies."

LOSS OF ADVERTISERS

    The Company derives substantially all of its revenues from advertisers in diverse industries. The Company's loss of one or more of its major advertisers or the reduction in advertising expenditures of one or more of its major advertisers, including as a result of a strike, an economic downturn in an industry, or a failure to agree on contractual terms with the Company, could have a material adverse effect on the Company's results of operations. Because of the United Auto Workers strike against General Motors, which began in June 1998, General Motors cancelled its advertising with Univision as well as with other media. Although this has not had a material adverse effect on the Company's results of operations to date and the strike has been settled, there can be no assurance that General Motors will resume advertising in the near future, and the continuing loss of this advertiser could have a material adverse effect on the Company's results of operations. See "--Substantial Competition" and "Business--Advertising."

POPULAR PROGRAM LOSS

    The Company's productions SABADO GIGANTE, a variety show hosted by Mario Kreutzberger, PRIMER IMPACTO, a news magazine program, and CRISTINA, a talk show hosted by Cristina Saralegui, are among its most successful programs in terms of advertising revenues generated. Approximately 21.8% and 20.6% of the total gross advertising revenues generated by Univision in 1997 and in the six months ended June 30, 1998, respectively, were accounted for by advertising aired on these programs. Although the Company has access to replacement programs, including programs available under the Program License Agreements, such replacement programs might not have as much appeal to Univision's audience or advertisers. Consequently, the loss of any of these popular programs, or a decrease in their popularity, could have a material adverse effect on the Company's financial condition and results of operations.

POSSIBLE ADVERSE EFFECT OF RAPIDLY CHANGING CONDITIONS IN INDUSTRY

    The Company's operations and ability to grow may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, reductions in advertisers' budgets, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological advances, proposals to eliminate the tax deductibility of certain advertising expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance television station acquisitions and operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the television broadcasting industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's financial condition and results of operations.

CONCENTRATION OF SHARE OWNERSHIP AND CONTROL OF COMPANY

    Mr. Perenchio beneficially owns all of the Company's outstanding Class P Common Stock which gives him 10 votes per share compared to the one vote per share of Class A Common Stock. The Class A and Class P Common Stock vote together on all matters. Accordingly, immediately after this Offering, Mr. Perenchio will have 77.8% of the voting power of all holders of Class A, Class P Common Stock and Series A Preferred and 75.3% of the overall voting power of the Company, with respect to substantially all matters submitted to a vote, including election of directors, proxy contests, mergers, tender offers, open-market purchase programs and other purchases of the Company's Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. The Class T and Class V Common Stock each vote as a separate class with respect to the election of directors and with respect to other matters which would adversely affect the special rights of such class.

    Certain activities of the Company are restricted by certain supermajority voting provisions contained in the Company's Bylaws. The Company's Bylaws provide that the affirmative vote of a majority of the directors elected by the holders of the Class T Common Stock (the "Class T Directors") and a majority of the directors elected by the holders of the Class V Common Stock (the "Class V Directors") is required for the Company to, among other things, (i) merge, consolidate, enter into a business combination or otherwise reorganize the Company, (ii) sell all or substantially all of the assets of the Company, (iii) create or issue any Common Stock or securities exchangeable into, or that participate in dividends with, the Common Stock, any preferred stock or phantom equity or any similar securities or interests, (iv) pay any dividends or redeem or repurchase any securities of the Company (except for redemption of shares in accordance with the Company's Restated Certificate of Incorporation to ensure compliance with the foreign ownership restrictions of the Communications Act, and dividends payable at a stated rate on preferred stock that has been approved by the Board), (v) engage in any business transaction outside of the Company's ordinary course of business or (vi) dissolve, liquidate or terminate the Company. Additionally, the Company's Bylaws provide that without the approval of a majority of the Class T Directors or the Class V Directors, the Company may not, among other things, (a) acquire or dispose of any assets in any one transaction or series of related transactions for a purchase price in excess of $50 million, (b) dispose of any interest in any television station which broadcasts in Spanish in any of the top 15 markets in terms of Hispanic population, (c) incur any debt (or issue preferred stock) in excess of five times the Company's EBITDA for the preceding 12-month period, (d) produce or acquire certain new programming (unless the Company has met certain EBITDA to sales ratios), or (e) enter into any transaction with Perenchio or any affiliate of, or any person related to, Perenchio.

    Certain of the provisions described above could delay, deter or prevent a change in control of the Company. See "Description of Capital Stock."

POTENTIAL YEAR 2000 ISSUES

    Through its Year 2000 Project Office the Company continues to review and evaluate the Year 2000 issue as it relates to its internal computer and electronic systems and third party computer and electronic systems as well as those of its vendors. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues. In addition, the appropriate course of action may include replacement or an upgrade of certain systems or equipment that would be capitalized and depreciated accordingly.

    The Year 2000 Project Office is cooperating with the Company's vendors and Broadcast Affiliates who are at various stages in analyzing this issue. There can be no assurance that the systems of other companies on which the Company relies or interfaces with will also be timely converted. The Company will continue to evaluate the appropriate courses of corrective action needed. There can be no assurance that the Year

2000 issues will be resolved in 1998 or 1999. If not resolved, this issue could have a significant adverse impact on the Company's operations.

RELIANCE ON SATELLITES AND OTHER EQUIPMENT

    The Company broadcasts its programs to the Univision Affiliates on three separate satellites from four transponders, one of which is owned and three of which are leased on a long-term basis pursuant to two lease agreements. If the satellite on which the Company-owned transponder fails, the Company has the right under certain circumstances to migrate to a transponder on another satellite. If the Company-owned transponder fails and the satellite remains viable, the Company has the right under certain circumstances to migrate to another transponder on the same satellite. If a leased transponder fails, under one lease agreement covering two transponders, the lessor is required to provide a back-up for the transponders on the same satellite, and the lessor may, subject to availability, at its option, provide alternative transponders on other satellites. Under the other lease agreement, the lessor may, subject to availability, at its option, provide alternative transponder capacity. With the recent failure of a satellite, back-up satellite capacity has diminished. There can be no assurance that other transponders or satellites would be available to the Company, or if available, whether the use of such other transponders or satellites could be obtained on favorable terms. A disruption of transmission could have a material adverse effect on the Company's financial condition and results of operations.

    The Company owns or leases remote antenna space and microwave transmitter space near each of the O&Os. The loss of certain of these antenna tower leases could have a material adverse effect on the financial condition and results of operations of the Company.

ABSENCE OF DIVIDENDS

    The Company has never declared or paid any cash dividends on its Common Stock. The Bank Facility restricts the payment of cash dividends on the Common Stock. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant to the Board of Directors. Additionally, as described above, the approval of a majority of the Class T Directors and a majority of the Class V Directors is required for the Company to pay any dividends on the Common Stock. Since dividends are not payable on the Warrants, such approval is unlikely so long as the Warrants are held by Televisa and Venevision. See "Dividend Policy."

DEPENDENCE ON KEY PERSONNEL

    The Company's business is dependent upon the performance of certain key individuals, including A. Jerrold Perenchio, the Chairman of the Board and the Chief Executive Officer. The loss of the services of Mr. Perenchio could have a material adverse effect on the Company.

ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON MARKET PRICE OF COMMON
  STOCK

    Sales of substantial amounts of Common Stock after this Offering could adversely affect the market price of the Class A Common Stock. The Principal Stockholders will hold 33.4% of the outstanding shares of Common Stock after this Offering and a decision by one or more of them to sell shares in the public market could have a material adverse effect on the market price of the Class A Common Stock. Following the expiration of certain lock-up agreements between the Company, the Principal Stockholders and certain other stockholders and the Underwriters, all of the shares owned by the existing stockholders will be eligible for immediate sale in the public market, subject to compliance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See "Principal and Selling Stockholders". The existing stockholders also have various registration rights. See "Certain Transactions--Registration Rights Agreement." The Company's Restated Certificate of Incorporation provides that upon any sale to a third party, the Class P, Class T and Class V Common Stock convert into Class A Common Stock.

                                USE OF PROCEEDS

    All of the shares of the Class A Common Stock being offered hereby are offered by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of such shares, although it will receive approximately $166,281 upon the exercise of the Warrants being sold to, and exercised by, the Underwriters.

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on its Common Stock. The Bank Facility restricts the payment of cash dividends on the Common Stock. The approval of a majority of the Class T Directors and a majority of the Class V Directors is required for the Company to pay any dividends on the Common Stock. Since dividends are not payable on the Warrants, such approval is unlikely so long as the Warrants are held by Televisa and Venevision. The Company currently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company as of June 30, 1998.

                                                                                             AS OF JUNE 30, 1998
                                                                                                (IN MILLIONS)
                                                                                          -------------------------
Long-term debt (including current maturities):
  Bank Facility.........................................................................          $   412.8
  Junior Subordinated Notes.............................................................               71.9
  Capital leases and other..............................................................               38.6
                                                                                                     ------
    Total long-term debt................................................................              523.3
Series A Redeemable Convertible 6% Preferred Stock......................................                9.1
Stockholders' equity....................................................................              376.5
                                                                                                     ------
Total capitalization....................................................................          $   908.9
                                                                                                     ------
                                                                                                     ------

                         MARKET PRICES OF COMMON STOCK

    Since the Initial Offering at $11.50 per share, effective September 26, 1996, the Company's Class A Common Stock has been listed on the NYSE under the symbol "UVN." At June 30, 1998, there were 95 Class A Common Stock holders of record. The following table sets forth the high and low sales price per share as reported on the New York Stock Exchange Composite Tape for the periods indicated. All share prices give effect to the two-for-one stock split that was effected on January 12, 1998.

                                                                                                  PRICE RANGE
                                                                                            ------------------------
                                                                                               HIGH          LOW
                                                                                            -----------  -----------
1996
  Third Quarter (from September 26)........................................................   $17          $14 3/4
  Fourth Quarter...........................................................................   $20 1/8      $16 5/16
1997
  First Quarter............................................................................   $18 11/16    $15 7/8
  Second Quarter...........................................................................   $19 13/16    $16 1/4
  Third Quarter............................................................................   $29 1/2      $19 3/8
  Fourth Quarter...........................................................................   $35 11/16    $25 3/4
1998
  First Quarter............................................................................   $42          $34
  Second Quarter...........................................................................   $39 15/16    $30 3/8
  Third Quarter (through July 29)..........................................................   $39 3/4      $36 3/16

                       SELECTED HISTORICAL FINANCIAL DATA

    Presented below are summary historical financial data of the Company. The data for the years ended December 31, 1995, 1996, and 1997 were derived from the audited financial statements and related notes included elsewhere herein, and should be read in conjunction therewith. Effective October 3, 1996, the Company consolidated the results of operations of the Network, and as a result, revenues, expenses and other items include the Network as of that date. Consequently, significant variances exist when the results for the years ended 1996 and 1997 are compared to those for prior years. The data for the years ended December 31, 1993 and 1994 were derived from the audited financial statements of the Company and related notes, which are not included herein.

    The data for the six months ended June 30, 1997 and 1998 are unaudited, but in the opinion of management such data have been prepared on the same basis as the audited financial statements included elsewhere herein, and include all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for that period. Results for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results for a full year.

            FIVE YEAR SUMMARY OF SELECTED HISTORICAL FINANCIAL DATA
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                                                                 SIX MONTHS ENDED JUNE
                                                 FOR THE YEARS ENDED DECEMBER 31,                         30,
                                     ---------------------------------------------------------  ------------------------
                                       1993       1994       1995        1996         1997         1997         1998
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                                                                                (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net revenues.....................  $ 104,675  $ 139,007  $ 173,108  $   244,858  $   459,741   $ 207,928    $ 278,681
  Direct operating expenses........     21,545     24,201     30,774       58,443      159,619      75,357      111,817
  Selling, general and
    administrative expenses (a)....     40,174     49,223     64,973       79,818      137,070      65,029       82,183
  Depreciation and amortization....     33,970     31,719     33,506       39,516       58,640      28,052       31,432
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
  Operating income.................      8,986     33,864     43,855       67,081      104,412      39,490       53,249
  Interest expense.................     36,896     37,246     40,222       41,691       40,147      20,435       18,765
  Amortization of deferred
    financing costs................      4,580      5,419      3,925        2,934        1,630         792          839
  Non-recurring expense (reversal)
    of acquired station............     --         --          1,750      --            (1,059)     (1,059)      --
  Special bonus award..............     --         --         --          --           --           --           42,608
  Equity loss in unconsolidated
    affiliate......................     --         --         --          --           --           --              343
  Minority interest in net (income)
    loss of consolidated
    subsidiary.....................     (5,309)    (1,202)     7,346       (1,851)     --           --           --
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
  (Loss) income before taxes and
    extraordinary loss on
    extinguishment of debt.........    (27,181)    (7,599)    (9,388)      24,307       63,694      19,322       (9,306)
  Provision (benefit) for income
    taxes..........................     --            140     --            5,714      (19,465)     (5,922)      (6,793)
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
  (Loss) income before
    extraordinary loss on
    extinguishment of debt.........    (27,181)    (7,739)    (9,388)      18,593       83,159      25,244       (2,513)
  Extraordinary loss on
    extinguishment of debt (net of
    tax benefit of $5,485 in
    1996)..........................     --         (4,321)      (801)      (8,228)     --           --           --
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
  Net (loss) income................    (27,181)   (12,060)   (10,189)      10,365       83,159      25,244       (2,513)
  Preferred stock dividends........     --         --         --          --              (561)       (202)        (336)
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
  Net (loss) income available to
    common stockholders............  $ (27,181) $ (12,060) $ (10,189) $    10,365  $    82,598   $  25,042    $  (2,849)
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------

                                                                                                 SIX MONTHS ENDED JUNE
                                                 FOR THE YEARS ENDED DECEMBER 31,                         30,
                                     ---------------------------------------------------------  ------------------------
                                       1993       1994       1995        1996         1997         1997         1998
                                     ---------  ---------  ---------  -----------  -----------  -----------  -----------
                                                                                                (UNAUDITED)  (UNAUDITED)
EARNINGS PER SHARE AVAILABLE TO
  COMMON STOCKHOLDERS (B)
  Basic Earnings Per Share
    (Loss) income before
    extraordinary loss.............  $   (5.96) $   (1.70) $   (2.06) $      0.22  $      0.97   $    0.29    $   (0.03)
    Net (loss) income..............  $   (5.96) $   (2.65) $   (2.24) $      0.12  $      0.97   $    0.29    $   (0.03)
    Weighted average common shares
      outstanding..................  4,560,210  4,560,210  4,560,210   85,224,360   85,238,518  85,224,360   85,769,731

  Diluted Earnings Per Share
    (Loss) income before
    extraordinary loss.............  $   (5.96) $   (1.70) $   (2.06) $      0.16  $      0.71   $    0.22    $   (0.03)
    Net (loss) income..............  $   (5.96) $   (2.65) $   (2.24) $      0.09  $      0.71   $    0.22    $   (0.03)
    Weighted average common shares
      outstanding..................  4,560,210  4,560,210  4,560,210  115,589,660  116,345,337  116,064,421  85,769,731
OTHER DATA:
  Broadcast cash flow (a)(c).......  $  45,604  $  69,274  $  83,413  $   114,495  $   174,278   $  72,856    $  90,516
  EBITDA (a)(d)....................     42,956     65,583     77,361      106,597      163,052      67,542       84,681

BALANCE SHEET DATA (at end of
  period):
  Current assets...................  $  30,280  $  42,629  $  55,023  $   111,790  $   138,754   $ 122,815    $ 176,080
  Total assets.....................    510,741    565,856    545,902      884,367      967,755     929,157      998,532
  Current liabilities..............    119,446    127,550    131,264      120,350      144,029     117,652      143,764
  Long-term debt...................    304,298    316,661    249,840      498,137      460,830     508,603      465,230
  Related party debt...............     60,685     70,722    112,381      --           --           --           --
  Sponsor Loans....................     23,421     60,482    108,361      --           --           --           --
  Minority interest................     12,915     11,713     19,059      --           --           --           --
  Stockholders' equity (deficit)...    (11,468)   (29,171)   (77,057)     262,207      346,229     287,249      376,502

------------

(a) The management fee charged by the Principal Stockholders to UNHP, which was terminated as part of the Reorganization, was $7,786,000 for the year ended December 31, 1996.

(b) All common share and per common share amounts have been adjusted retroactively for a two-for-one common stock split that was effected on January 12, 1998.

(c) "Broadcast cash flow" is defined as broadcast operating income before corporate charges, the special bonus award and depreciation and amortization. The Company has presented broadcast cash flow data, which the Company believes are comparable to the data provided by other companies in the industry, because such data are commonly used as a measure of performance for broadcast companies. However, broadcast cash flow should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

(d) "EBITDA" consists of broadcast cash flow less corporate charges and is commonly used in the broadcast industry to analyze and compare broadcast companies on a basis of operating performance, leverage and liquidity. EBITDA, as presented above, may not be comparable to similarly titled measures of other companies unless such measures are calculated in substantially the same fashion. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of operating performance, or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following management's discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements. In particular, Note 1 (ORGANIZATION AND ACQUISITION) to the Consolidated Financial Statements explains the acquisition of the Network on October 2, 1996, and presents the results of operations, for the year ended December 31, 1996, of the Company on a pro forma basis, as if the 1996 acquisition of the Network and related Reorganization had occurred on January 1, 1996.

RESULTS OF OPERATIONS

    For the twelve months ended December 31, 1997, and from October 3, 1996, to December 31, 1996, the Company's results include the operations of the Network, and as a result, revenues, expenses and other items include the Network for these periods. Consequently, significant variances exist when the results for 1997 are compared to 1996 and those for 1996 are compared to 1995. Accordingly, management's discussion and analysis of results of operations for these periods has been presented on an historical basis and, in addition, on a pro forma basis as described above. Furthermore, pro forma results of operations for 1996 and 1995 include pro forma adjustments for interest expense, amortization of Network goodwill and acquisition-related financing costs, and related income tax benefits. The pro forma 1996 and 1995 results of operations are not necessarily indicative of what would have occurred if the Network acquisition had taken place on January 1, 1996 and 1995.

    As a result of the Reorganization, the Company's major assets are its investments in the Univision Television Group ("UTG") and the Network, from which substantially all of its revenues are derived. UTG's net revenues are derived from the owned-and-operated stations (the "O&Os") and include gross advertising revenues generated from the sale of national and local spot advertising time, net of agency commissions. The Network's net revenues include gross advertising revenues generated from the sale of Network advertising, net of agency commissions and station compensation to the Affiliated Stations. Also included in net revenues are Galavision's gross advertising revenues, net of agency commissions, its subscriber fee revenues and other miscellaneous revenues.

    Direct operating expenses consist of programming, news and general operating costs.

SIX MONTHS ENDED JUNE 30, 1998 ("1998") COMPARED TO SIX MONTHS ENDED JUNE 30,
  1997 ("1997")

    REVENUES. Net revenues increased to $278,681,000 in 1998 from $207,928,000 in 1997, an increase of $70,753,000 or 34.0%. The Network accounted for $35,029,000 or 49.5% of the increase, and the O&Os and Galavision accounted for $34,518,000 or 48.8% and $1,206,000 or 1.7%, respectively. The O&Os' increase, which was due to an increase of approximately 11% in the number of spots sold and a 10% increase in the price for advertising spots, was primarily derived from Los Angeles, New York, Miami and Houston, with additional increases at all other O&Os except for San Antonio. The Network's increase is due primarily to an increase of approximately 53% in the average price of advertising spots, offset in part by a decrease in volume of approximately 8%. The large price increase over last year was due in part to the rates for advertising spots in the 1998 World Cup Games. Excluding the World Cup, average prices increased by 38%.

    EXPENSES. Direct operating expenses, which include corporate charges of $152,000 and $121,000 in 1998 and 1997, respectively, increased to $111,817,000 in 1998 from $75,357,000 in 1997, an increase of $36,460,000 or 48.4%. The increase is due primarily to World Cup costs of $21,484,000 and higher license fees paid or payable to Televisa and Venevision of $8,091,000. As a result of the Initial Offering in September 1996 and the Company's subsequent corporate Reorganization in the fourth quarter of 1996, the net program license fee payable to Univision's program suppliers, Televisa and Venevision, increased from 13.0% of net revenues in 1997 to 14.6% in 1998. In 1998, the morning show, DESPIERTA AMERICA, which began airing mid-April 1997, accounted for approximately $935,000 of the total increase in programming costs over 1997. In addition, programming costs increased by approximately $1,300,000 due to the introduction of new children's programming, timing of special events programming, and the development of other entertainment programming. The remainder of the increase is primarily due to higher technical and news costs of $3,269,000, which includes $410,000 from the acquisitions of the Sacramento station in March 1997 and the Bakersfield station in October 1997. As a percentage of net revenues, direct operating expenses increased from 36.2% in 1997 to 40.1% in 1998.

    Selling, general and administrative expenses, which include corporate charges of $5,683,000 and $5,193,000 in 1998 and 1997, respectively, increased to $82,183,000 in 1998 from $65,029,000 in 1997, an increase of $17,154,000 or
26.4%. The acquisitions in Sacramento and Bakersfield accounted for $1,636,000 of the increase. The remaining increases are due in large part to increased selling costs of $5,102,000, associated with increased sales, staff levels and compensation costs, and increased research costs of $2,150,000, all of which are consistent with the Company's strategy of investing in sales management and research. The Company also had increased costs of approximately $1,027,000 associated with the renewal of its Nielsen contracts, approximately $1,198,000 related to its retirement savings plan due to an increase in the Company's matching contribution and increased promotional costs of $1,195,000 primarily related to increased advertising. As a percentage of net revenues, selling, general and administrative expenses decreased from 31.3% in 1997 to 29.5% in 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $31,432,000 in 1998 from $28,052,000 in 1997, an increase of $3,380,000 or
12.0%. The increase is due primarily to an increase in depreciation related to increased capital expenditures.

    OPERATING INCOME. As a result of the above factors, operating income increased to $53,249,000 in 1998 from $39,490,000 in 1997, an increase of $13,759,000 or 34.8%. As a percentage of net revenues, operating income increased from 19.0% in 1997 to 19.1% in 1998.

    INTEREST EXPENSE. Interest expense decreased to $18,765,000 in 1998 from $20,435,000 in 1997, a decrease of $1,670,000 or 8.2%. The decrease is due primarily to lower bank borrowings during 1998 as compared to 1997.

    SPECIAL BONUS AWARD. On May 13, 1998 a major stockholder contributed 1,354,665 shares of Class P Common Stock to the Company, which were converted to Class A Common Shares and placed in the Company's treasury. On May 27, 1998, under the Univision Communications Inc. 1998 Stock Bonus Plan, the Company granted 890,614 shares of Class A Common Stock to selected employees. These transactions resulted in a pre-tax income statement charge of $42,608,000, which consists of non-cash compensation of $27,609,000 and required tax withholdings of $14,999,000, as well as an increase to paid-in-capital of $45,011,000. The Company has remitted the $14,999,000 of tax withholding and expects to receive a cash income tax benefit of approximately $14,000,000. The net income effect on the three and six months ended June 30, 1998 was $16,500,000, net of both the $14,000,000 related tax benefit and a $12,108,000 reduction in the tax provision due to an increased effective tax rate resulting from this reduction in pre-tax income. The Company has retained the remaining 464,051 shares, with a book value of $17,402,000, in its treasury. Consistent with broadcast industry reporting, broadcast cash flow and EBITDA exclude the total amount of this special bonus award of $42,608,000.

    PROVISION FOR INCOME TAXES. In 1998, the Company reported an income tax benefit of $6,793,000. Excluding the impact of the special bonus award, the Company would have reported an income tax provision of $19,315,000 in 1998. In 1997, the Company reported an income tax benefit of $5,922,000. Excluding a non-recurring tax benefit of $17,032,000, the Company would have reported an income tax provision of $11,110,000 in 1997.

    NET INCOME (LOSS). As a result of the above factors, 1998 resulted in a net loss of $2,513,000 compared to net income of $25,244,000 in 1997, a decrease of $27,757,000. On a comparable basis, excluding the special bonus award from 1998 and adjusting 1997 for the impact of the non-recurring tax benefit, net income would have increased by 70.3% to $13,987,000 in 1998 from $8,212,000 in 1997.

    BROADCAST CASH FLOW. Broadcast cash flow increased to $90,516,000 in 1998 from $72,856,000 in 1997, an increase of $17,660,000 or 24.2%. As a percentage of net revenues, broadcast cash flow decreased from 35.0% in 1997 to 32.5% in 1998.

    As a result of the Initial Offering in September 1996 and the Company's subsequent corporate Reorganization in the fourth quarter of 1996, the net program license fee payable to Univision's program suppliers, Televisa and Venevision, increased from 13.0% of net revenues in 1997 to 14.6% in 1998. Had the revised license fee been in effect in 1997, the license fee would have increased by $3,218,000 and broadcast cash flow would have been $69,638,000 in 1997. On a year-to-year basis, broadcast cash flow would have increased by $20,878,000 or 30.0%, from $69,638,000 in 1997 to $90,516,000 in 1998. As a percentage of net revenues, broadcast cash flow would have decreased from 33.5% in 1997 to 32.5% in 1998.

    CORPORATE CHARGES. Corporate charges increased to $5,835,000 in 1998 from $5,314,000 in 1997, an increase of $521,000 or 9.8%. The increase is primarily due to costs associated with salary and benefits. As a percentage of net revenues, corporate charges decreased from 2.6% in 1997 to 2.1% in 1998.

    EBITDA.  EBITDA increased to $84,681,000 in 1998 from $67,542,000 in 1997, an increase of $17,139,000 or 25.4%. As a percentage of net revenues, EBITDA decreased from 32.5% in 1997 to 30.4% in 1998.

    As explained in BROADCAST CASH FLOW, had the revised license fee been in effect in 1997, the license fee would have increased by $3,218,000 and EBITDA would have been $64,324,000 in 1997. Thus, EBITDA would have increased by $20,357,000 or 31.6%, from $64,324,000 in 1997 to $84,681,000 in 1998. As a percentage of net revenues, EBITDA would have decreased from 30.9% in 1997 to 30.4% in 1998.

YEAR ENDED DECEMBER 31, 1997 ("1997") COMPARED TO YEAR ENDED DECEMBER 31, 1996
  ("1996")

    The following table sets forth selected data from the operating results of the Company for the twelve months ended December 31, 1997 and 1996 on an historical basis and a pro forma basis (unaudited) (in thousands):

                                                            HISTORICAL                      PRO FORMA   HISTORICAL
                                                      ----------------------       %       -----------  ----------       %
                                                         1996        1997      INCREASE       1996         1997      INCREASE
                                                      ----------  ----------  -----------  -----------  ----------  -----------
Net revenues........................................  $  244,858  $  459,741        87.8%   $ 370,289   $  459,741        24.2%
Direct operating expenses...........................      58,443     159,619       173.1%     122,510      159,619        30.3%
Selling, general and administrative expenses........      79,818     137,070        71.7%     107,664      137,070        27.3%
Depreciation and amortization.......................      39,516      58,640        48.4%      55,049       58,640         6.5%
                                                      ----------  ----------       -----   -----------  ----------         ---
Operating income....................................  $   67,081  $  104,412        55.7%   $  85,066   $  104,412        22.7%
                                                      ----------  ----------       -----   -----------  ----------         ---
Other Data:
Broadcast cash flow.................................  $  114,495  $  174,278        52.2%   $ 149,711   $  174,278        16.4%
Corporate charges...................................       7,898      11,226        42.1%       9,596       11,226        17.0%
                                                      ----------  ----------       -----   -----------  ----------         ---
EBITDA..............................................  $  106,597  $  163,052        53.0%   $ 140,115   $  163,052        16.4%
                                                      ----------  ----------       -----   -----------  ----------         ---
                                                      ----------  ----------       -----   -----------  ----------         ---

    REVENUES. Net revenues increased to $459,741,000 in 1997 from $244,858,000 in 1996, an increase of $214,883,000 or 87.8%. The acquisition of the Network accounted for $160,805,000 or 74.8% of the increase, and the O&Os and Galavision accounted for $47,299,000 or 22.0% and $6,779,000 or 3.2%, respectively. Had the Network been owned since January 1, 1996, net revenues would have been $370,289,000 in 1996, compared to $459,741,000 in 1997, an increase of $89,452,000 or 24.2%. The increase is due to higher net revenues of $47,299,000 at the O&Os, $37,168,000 at the Network and $4,985,000 related to
Galavision, which was acquired by the Network on June 30, 1996. The O&Os' increase, which was due to an increase of approximately 14% in the number of spots sold and a 12% increase in the price for advertising spots, was primarily derived from Los Angeles, Miami, Chicago, Houston and New York, with additional increases at all other O&Os. The Network's increase is due to an increase of approximately 21% in the price of advertising spots, offset in part by a decrease in volume of approximately 3%.

    EXPENSES. Direct operating expenses, before the reduction of corporate charges of $232,000 and $197,000 in 1997 and 1996, respectively, increased to $159,619,000 in 1997 from $58,443,000 in 1996, an increase of $101,176,000 or
173.1%. The acquisition of the Network accounted for $95,525,000 or 94.4% of the increase, and the O&Os and Galavision accounted for $3,809,000 or 3.8% and $1,842,000 or 1.8%, respectively. Had the Network been owned since January 1, 1996, direct operating expenses, before the reduction of corporate charges, would have been $122,510,000 in 1996, compared to $159,619,000 in 1997, an increase of $37,109,000 or 30.3%. The increase is primarily due to higher license fees paid or payable to Televisa and Venevision of $23,452,000. As a result of the Initial Offering in September 1996 and the Company's subsequent corporate Reorganization in the fourth quarter of 1996, the net program license fee payable to Univision's program suppliers, Televisa and Venevision, increased from 9.8% of net revenues in 1996 to 13.0% in 1997. The morning show, DESPIERTA AMERICA, which began airing mid-April 1997 and generated revenues of approximately $9,000,000, accounted for approximately $3,300,000 (including start-up costs of approximately $560,000) of the total increase in programming costs over 1996. The remainder of the increase is due primarily to higher technical and news costs and $1,410,000 of costs related to Galavision. Had the Network been owned since January 1, 1996, direct operating expenses, as a percentage of net revenues, would have increased from 33.1% in 1996 to 34.7% in 1997.

    Selling, general and administrative expenses, before the reduction of corporate charges of $10,994,000 and $9,399,000 in 1997 and 1996, respectively, increased to $137,070,000 in 1997 from $79,818,000 in 1996, an increase of
$57,252,000 or 71.7%. The acquisition of the Network accounted for $32,700,000 or 57.1% of the increase, and the O&Os and Galavision accounted for $21,215,000 or 37.1% and $3,337,000 or 5.8%, respectively. Had the Network been owned since January 1, 1996, selling, general and administrative expenses, before the reduction of corporate charges, would have been $107,664,000 in 1996, compared to $137,070,000 in 1997, an increase of $29,406,000 or 27.3%. The increase is due in large part to increased selling costs at the O&Os and the Network of $10,211,000, associated with increased sales and staff levels; a charge for costs associated with management changes of approximately $1,500,000; and increased research costs of $1,528,000, all of which are consistent with the Company's strategy of investing in sales management and research. Furthermore, there were compensation costs of approximately $2,200,000 related to new and existing senior management positions, a charge for costs associated with other management changes of approximately $2,000,000 and a reduction in 1996 expenses of $2,200,000 as a result of a litigation reserve reversal. The acquisition of Galavision accounted for $2,135,000. Had the Network been owned since January 1, 1996, selling, general and administrative expenses, as a percentage of net revenues, would have increased from 29.1% in 1996 to 29.8% in 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $58,640,000 in 1997 from $39,516,000 in 1996, an increase of $19,124,000 or
48.4%. The acquisition of the Network accounted for $6,686,000 or 35.0% of the increase, and the O&Os and Galavision accounted for $11,389,000 or 59.6% and $1,049,000 or 5.4%, respectively. On a pro forma basis, depreciation and amortization would have been $55,049,000 in 1996, compared to $58,640,000 in 1997, an increase of $3,591,000 or 6.5%. The increase is due primarily to an increase in depreciation related to increased capital expenditures, the acquisition of Galavision and an increase in goodwill amortization.

    OPERATING INCOME. As a result of the above factors, operating income increased to $104,412,000 in 1997 from $67,081,000 in 1996, an increase of
$37,331,000 or 55.7%. The acquisition of the Network accounted for $25,894,000 or 69.4% of the increase, the O&Os accounted for $10,886,000 or 29.2% and Galavision accounted for $551,000 or 1.4%. On a pro forma basis, operating income would have been $85,066,000 in 1996, compared to $104,412,000 in 1997, an increase of $19,346,000 or 22.7%. As a percentage of net revenues, operating income would have decreased from 23.0% in 1996 to 22.7% in 1997.

    INTEREST EXPENSE. Interest expense decreased to $40,147,000 in 1997 from $41,691,000 in 1996, a decrease of $1,544,000 or 3.7%. On a pro forma basis, interest expense was $39,548,000 in 1996 compared to $40,147,000 in 1997, an increase of $599,000 or 1.5%. The increase is due primarily to higher borrowings during 1997 as compared to 1996, partially offset by lower interest rates in 1997.

    MINORITY INTEREST. In 1996, the Company reported minority interest income of $1,851,000, consisting of the minority interest in the net income of subsidiary of $1,869,000 and preferred stock dividend expense attributable to minority stockholders of $18,000. The minority interest was acquired as part of the Reorganization during 1996. On a pro forma basis, minority interest is eliminated from the 1996 operating results of the Company.

    PROVISION (BENEFIT) FOR INCOME TAXES. In 1997, the Company reported an income tax benefit of $19,465,000 compared to an income tax provision of $5,714,000 in 1996. On a pro forma basis, the Company reported an income tax provision of $7,728,000 in 1996. The 1997 tax benefit results from the recognition of deferred tax assets that management believes, more likely than not, will be realized due to the Company's generating income in its current and future periods. The provision for income taxes included in the 1996 pro forma income statement is based on an effective tax rate of 40%. This tax provision, presented on a pro forma basis, is offset by an income tax benefit arising from the January 1, 1996 loss on extinguishment of debt (see EXTRAORDINARY LOSS).

    INCOME BEFORE EXTRAORDINARY ITEMS. As a result of the above factors, income before extraordinary items increased to $83,159,000 in 1997 from $18,593,000 in 1996, an increase of $64,566,000. On a pro forma basis, income before extraordinary items increased from $36,331,000 in 1996 to $83,159,000 in 1997, an increase of $46,828,000.

    EXTRAORDINARY LOSS. During 1996, UTG purchased and/or defeased at a premium $92,050,000 face amount of its 11 3/4% Senior Subordinated Notes, resulting in a total extraordinary loss of $13,713,000, including the write-off of the related financing costs of $9,601,000. The related income tax benefits associated with these extraordinary losses were $5,485,000, resulting in an extraordinary loss, net of tax, of $8,228,000 for the year ended 1996. On a pro forma basis, the Senior Subordinated Notes are assumed to be defeased at January 1, 1996, thereby generating an extraordinary loss, net of tax, of $11,186,000 in 1996. The pro forma extraordinary loss is greater than the actual 1996 extraordinary loss of $8,228,000, since the deferred financing costs' unamortized balance was higher at the beginning of 1996 than it was when the Senior Subordinated Notes were actually purchased and/or defeased during 1996.

    NET INCOME. As a result of the above factors, net income increased to $83,159,000 in 1997 from $10,365,000 in 1996, an increase of $72,794,000. On a pro forma basis, net income increased from $25,145,000 in 1996 to $83,159,000 in 1997, an increase of $58,014,000.

    BROADCAST CASH FLOW. Broadcast cash flow increased to $174,278,000 in 1997 from $114,495,000 in 1996, an increase of $59,783,000 or 52.2%. The acquisition of the Network accounted for $34,724,000 of the increase, the O&Os accounted for $23,459,000 of the increase and Galavision accounted for $1,600,000. Had the Network been owned since January 1, 1996, broadcast cash flow would have been $149,711,000 in 1996, compared to $174,278,000 in 1997, an increase of
$24,567,000 or 16.4%. As a percentage of net revenues, broadcast cash flow would have decreased from 40.4% in 1996 to 37.9% in 1997.

    As a result of the Initial Offering in September 1996 and the Company's subsequent corporate Reorganization in the fourth quarter of 1996, the net program license fee payable to Univision's program suppliers, Televisa and Venevision, increased from 9.8% of net revenues in 1996 to 13.0% in 1997. Had the revised license fee been in effect in 1996, the license fee would have increased by $12,976,000 and broadcast cash flow would have been $136,735,000 in 1996. On a year-to-year basis, broadcast cash flow would have increased by $37,543,000 or 27.5%, from $136,735,000 in 1996 to $174,278,000 in 1997. As a percentage of net revenues, broadcast cash flow would have increased from 36.9% in 1996 to 37.9% in 1997.

    CORPORATE CHARGES. Corporate charges increased to $11,226,000 in 1997 from $7,898,000 in 1996, an increase of $3,328,000 or 42.1%. The acquisition of the Network accounted for $2,144,000 or 64.4% of the increase and the O&Os accounted for $1,184,000 or 35.6%. Had the Network been owned since January 1, 1996, corporate charges would have been $9,596,000 in 1996 compared to $11,226,000 in 1997, an increase of $1,630,000 or 17.0%. The increase is primarily due to costs associated with being a public company and increased staffing costs. As a percentage of net revenues, corporate charges would have decreased from 2.6% in 1996 to 2.4% in 1997.

    EBITDA.  EBITDA increased to $163,052,000 in 1997 from $106,597,000 in 1996, an increase of $56,455,000 or 53.0%. The acquisition of the Network accounted for $32,580,000 of the increase, the O&Os accounted for $22,275,000 of the increase and Galavision accounted for $1,600,000. Had the Network been owned since January 1, 1996, EBITDA would have been $140,115,000 in 1996, compared to $163,052,000 in 1997, an increase of $22,937,000 or 16.4%. As a percentage of net revenues, EBITDA would have decreased from 37.8% in 1996 to 35.5% in 1997.

    As explained in BROADCAST CASH FLOW, had the revised license fee been in effect in 1996, the license fee would have increased by $12,976,000 and pro forma EBITDA would have been $127,139,000 in 1996. Thus, EBITDA would have increased by $35,913,000 or 28.2%, from $127,139,000 in 1996 to $163,052,000 in
1997. As a percentage of net revenues, pro forma EBITDA would have increased from 34.3% in 1996 to 35.5% in 1997.

YEAR ENDED DECEMBER 31, 1996 ("1996") COMPARED TO THE YEAR ENDED DECEMBER 31,
  1995 ("1995")

    The following table sets forth selected data from the operating results of the Company for the years ended December 31, 1995 and 1996 on an historical basis and a pro forma basis (unaudited) (in thousands):

                                         HISTORICAL                       PRO FORMA
                                     ------------------               ------------------  % INCREASE/
                                       1995      1996    % INCREASE     1995      1996    (DECREASE)
                                     --------  --------  ----------   --------  --------  -----------
Net revenues.......................  $173,108  $244,858     41.4%     $321,339  $370,289     15.2%
Direct operating expenses..........    30,774    58,443     89.9%      110,402   122,510     11.0%
Selling, general and administrative
  expenses.........................    64,973    79,818     22.8%       99,369   107,664      8.3%
Depreciation and amortization......    33,506    39,516     17.9%       53,965    55,049      2.0%
                                     --------  --------      ---      --------  --------      ---
Operating income...................  $ 43,855  $ 67,081     53.0%     $ 57,603  $ 85,066     47.7%
                                     --------  --------      ---      --------  --------      ---
Other Data:
Broadcast cash flow................  $ 83,413  $114,495     37.3%     $121,268  $149,711     23.5%
Corporate charges..................     6,052     7,898     30.5%        9,700     9,596     (1.1)%
                                     --------  --------      ---      --------  --------      ---
EBITDA.............................  $ 77,361  $106,597     37.8%     $111,568  $140,115     25.6%
                                     --------  --------      ---      --------  --------      ---
                                     --------  --------      ---      --------  --------      ---

    REVENUES. Net revenues increased to $244,858,000 in 1996 from $173,108,000 in 1995, an increase of $71,750,000 or 41.4%. The acquisition of the Network accounted for $49,392,000 or 68.8% of the increase, and the O&Os and Galavision accounted for $20,683,000 or 28.8% and $1,675,000 or 2.4%, respectively. Had the Network been owned as of January 1, 1995, net revenues would have increased from $321,339,000 in 1995 to $370,289,000 in 1996, an increase of $48,950,000 or 15.2%. The increase is due to higher net revenues of $20,683,000 at the O&Os, $24,798,000 at the Network, and $3,469,000 related to Galavision, which was acquired by the Network on June 30, 1996. The O&Os' increase, which is predominantly driven by increased prices for advertising spots, is primarily from Los Angeles, Miami, Houston and Chicago, with increases at all other O&Os except New York. The Network's increase is due primarily to rate increases and increased volume on previously lower-demand dayparts as compared to 1995.

    A major initiative was implemented to improve the performance of the New York station. The increased awareness among advertisers about the New York Hispanic community and the advertisers' ability to reach that audience through the New York station are expected to have a positive effect on the performance of the station.

    EXPENSES. Direct operating expenses, before the reduction of corporate charges of $197,000 and $170,000 in 1996 and 1995, respectively, increased to $58,443,000 in 1996 from $30,774,000 in 1995, an increase of $27,669,000 or
89.9%. The acquisition of the Network accounted for $24,489,000 or 88.5% of the increase, and the O&Os and Galavision accounted for $2,626,000 or 9.5% and $554,000 or 2.0%, respectively. Had the Network been owned as of January 1, 1995, direct operating expenses, before the reduction of corporate charges, would have increased from $110,402,000 in 1995 to $122,510,000 in 1996, an increase of $12,108,000 or 11.0%. The increase is due primarily to higher license fees paid or payable to Televisa and Venevision under the Program License Agreements and the Agreement Concerning Production and Acquisition of Programs, which was terminated as part of the Reorganization, of $6,281,000, based on higher Combined Net Time Sales, and increases in technical, programming and news costs. Had the Network been owned since January 1, 1995, direct operating expenses, as a percentage of net revenues, would have decreased from 34.4% in 1995 to 33.1% in 1996.

    Selling, general and administrative expenses, before the reduction of corporate charges of $9,399,000 and $9,530,000 in 1996 and 1995, respectively, increased to $79,818,000 in 1996 from $64,973,000 in 1995, an increase of $14,845,000 or 22.8%. The acquisition of the Network accounted for $10,023,000 or 67.5% of the increase, and the O&Os and Galavision accounted for $2,975,000 or 20.0% and $1,847,000 or 12.5%, respectively. Had the Network been owned since January 1, 1995, selling, general and administrative expenses, before the reduction of corporate charges, would have increased from $99,369,000 in 1995 to $107,664,000 in 1996, an increase of $8,295,000 or 8.3%. The increase is primarily a result of increased selling and research costs of $12,320,000 associated with increased sales and staff levels, offset in part by the net favorable impact of certain legal matters. Had the Network been owned since January 1, 1995, selling, general and administrative expenses, as a percentage of net revenues, would have decreased from 30.9% in 1995 to 29.1% in 1996.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased to $39,516,000 in 1996 from $33,506,000 in 1995, an increase of $6,010,000 or
17.9%. The acquisition of the Network accounted for $1,782,000 or 29.7% of the increase, and the O&Os and Galavision accounted for $3,922,000 or 65.3% and $306,000 or 5.0%, respectively. On a pro forma basis, depreciation and amortization would have increased from $53,965,000 in 1995 to $55,049,000 in 1996, an increase of $1,084,000 or 2.0%. The increase is due primarily to depreciation related to increased capital expenditures, offset in part by a decrease in goodwill amortization.

    OPERATING INCOME. As a result of the above factors, operating income increased to $67,081,000 in 1996 from $43,855,000 in 1995, an increase of $23,226,000 or 53.0%. The acquisition of the Network accounted for $13,098,000 of the increase, the O&Os accounted for $11,160,000 and Galavision accounted for a decrease in operating income of $1,032,000. On a pro forma basis, operating income would have increased from $57,603,000 in 1995 to $85,066,000 in 1996, an increase of $27,463,000 or 47.7%. As a percentage of net revenues, operating income would have increased from 17.9% in 1995 to 23.0% in 1996.

    INTEREST EXPENSE. Interest expense increased to $41,691,000 in 1996 from $40,222,000 in 1995, an increase of $1,469,000 or 3.7%. On a pro forma basis, interest expense increased from $37,055,000 in 1995 to $39,548,000 in 1996, an increase of $2,493,000 or 6.7% The increase is due primarily to higher borrowings during 1996 as compared to 1995.

    MINORITY INTEREST. In 1996, the Company reported minority interest income of $1,851,000, associated with the net income of a consolidated subsidiary, as compared to a minority interest loss of $7,346,000 in 1995. Minority interest of $1,851,000 in 1996 consisted of the minority interest in the net income of subsidiary of $1,869,000 and the preferred stock dividends attributable to minority stockholders of $18,000. On a pro forma basis, minority interest is eliminated from the operating results of the Company.

    PROVISION (BENEFIT) FOR INCOME TAXES. In 1996, the Company reported an income tax provision of $5,714,000, and no income taxes were provided for during 1995. On a pro forma basis, the Company reported an income tax provision of $7,728,000 in 1996 and $6,900,000 in 1995. The provision for income taxes in 1996 and 1995 is based on an effective tax rate of 40%. This tax provision, presented on a pro forma basis, is offset by an income tax benefit arising from the January 1, 1996 and 1995 loss on extinguishment of debt (see EXTRAORDINARY
LOSS).

    INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS. As a result of the above factors, income before extraordinary items increased to $18,593,000 in 1996 from a loss of $9,388,000 in 1995, an improvement of $27,981,000. On a pro forma basis, income before extraordinary items increased from $10,410,000 in 1995 to $36,331,000 in 1996, an increase of $25,921,000 or 249.0%.

    EXTRAORDINARY LOSS. During 1996, UTG purchased and/or defeased at a premium $92,050,000 face amount of its 11 3/4% Senior Subordinated Notes, resulting in a total extraordinary loss of $13,713,000, including the write-off of the related financing costs of $9,601,000. The related income tax benefits associated with these extraordinary losses were $5,485,000, resulting in an extraordinary loss, net of tax, of $8,228,000 for the year ended 1996. On a pro forma basis, the Senior Subordinated Notes are assumed to be defeased at the beginning of each year for 1996 and 1995, thereby generating extraordinary losses, net of tax, of $11,186,000 in 1996 and $16,345,000 in 1995. These pro forma extraordinary losses are greater than the actual 1996 extraordinary loss of $8,228,000, since the deferred financing costs' unamortized balances were higher at the beginning of 1996 and 1995 than they were when the Senior Subordinated Notes were actually purchased and/or defeased during 1996.

    NET INCOME (LOSS). As a result of the above factors, net income increased to $10,365,000 in 1996 from a net loss of $10,189,000 in 1995, an improvement of $20,554,000. On a pro forma basis, net income increased from a loss of $5,935,000 in 1995 to $25,145,000 in 1996, an improvement of $31,080,000.

    BROADCAST CASH FLOW. Broadcast cash flow increased to $114,495,000 in 1996 from $83,413,000 in 1995, an increase of $31,082,000 or 37.3%. The acquisition of the Network accounted for $15,480,000 of the increase, the O&Os accounted for $16,328,000 of the increase and Galavision accounted for a decrease in broadcast cash flow of $726,000. Had the Network been owned since January 1, 1995, broadcast cash flow would have increased from $121,268,000 in 1995 to $149,711,000 in 1996, an increase of $28,443,000 or 23.5%. As a percentage of net revenues, broadcast cash flow would have increased from 37.7% in 1995 to 40.4% in 1996.

    CORPORATE CHARGES. Corporate charges increased to $7,898,000 in 1996 from $6,052,000 in 1995, an increase of $1,846,000 or 30.5%. The acquisition of the Network accounted for $600,000 or 32.5% of the increase, and the O&Os accounted for $1,246,000 or 67.5%. Had the Network been owned since January 1, 1995, corporate charges would have decreased from $9,700,000 in 1995 to $9,596,000 in 1996, a decrease of $104,000 or 1.1%. As a percentage of net revenues, corporate charges would have decreased from 3.0% in 1995 to 2.6% in 1996.

    EBITDA.  EBITDA increased to $106,597,000 in 1996 from $77,361,000 in 1995, an increase of $29,236,000 or 37.8%. The acquisition of the Network accounted for $14,880,000 of the increase, the O&Os accounted for $15,082,000 of the increase and Galavision accounted for a decrease of $726,000. Had the Network been owned since January 1, 1995, EBITDA would have increased from $111,568,000 in 1995 to $140,115,000 in 1996, an increase of $28,547,000 or 25.6%. As a percentage of net revenues, EBITDA would have increased from 34.7% in 1995 to 37.8% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary source of cash flow is its broadcasting operations. Funds for debt service, capital expenditures and operations historically have been provided by income from operations and by borrowings.

    Capital expenditures, which include those of UTG, the Network and Galavision, totaled $18,432,000 through June 30, 1998 and $13,690,000 through June 30, 1997. These amounts exclude the capitalized transponder lease obligations of the Network. In addition to performing normal capital maintenance and replacing several towers and antennas, the Company is also in the process of upgrading and relocating several of its television station facilities. In conjunction with the Company's new non-NOVELA production agreement with Televisa, the Network has begun an expansion of its production facilities. Furthermore, during the next few years, the Company also will make an investment in digital technology. The amount of this investment has not been quantified, as the Company is in the process of determining the options available to it. Capital spending in 1998, including a carryover from 1997 of approximately $9,000,000 due to timing of certain projects, will approximate $45,000,000. Capital spending in 1999, 2000 and 2001 is expected to approximate $25,000,000 per annum.

    At June 30, 1998, the Bank Facility consisted of a $325,500,000 amortizing term loan (the "Term Facility") with a final maturity of December 31, 2003, and a $200,000,000 reducing revolving credit facility (the "Revolving Credit Facility") maturing on the same date. At June 30, 1998, the Company had approximately $363,000,000 available to borrow through a combination of its Revolving Credit and Incremental Facilities.

    The Bank Facility permits the lenders thereunder to advance up to an additional $250,000,000 of term loans (the "Incremental Facility"), although the Company has not requested and there are no commitments at this time to lend any such additional amounts.

    The Term Facility amortizes quarterly, with $49,000,000 required to be repaid during 1998. Through the six months ended June 30, 1998, the Company has paid $24,500,000. In addition, in the first quarter of 1998, the Company made a $10,000,000 prepayment against its Term Facility as a result of its annual "excess cash flow" calculation based on its 1997 operating results. The payment was funded by an increase in the Revolving Credit Facility and subsequently repaid within the quarter with cash from operations. The Revolving Credit Facility has quarterly scheduled reductions in availability beginning in 1999. If any loans are made available under the Incremental Facility, such loans will be amortized beginning on March 31, 1999, and are required to be repaid in full on or before August 31, 2004.

    Loans made under the Bank Facility bear interest rates, which include interest rate margin costs, determined by reference to the ratio of the Company's total indebtedness to EBITDA for the four fiscal quarters most recently concluded (the "Leverage Ratio"). The interest rate margins applicable to the Eurodollar (Libor) loans range from 0.35% to 1.00% per annum. Furthermore, there are no interest rate margins applicable to prime rate loans. At June 30, 1998, the interest rate applicable to the Company's Eurodollar loans was approximately 6.00%, which includes an interest rate margin cost of 0.35%. The interest rate applicable to all prime rate loans was 8.50%.

    In November 1996 the Company entered into interest rate cap agreements to reduce the impact of changes in interest rates on its Term Facility. The Company has two interest rate cap agreements with commercial banks that terminate in November 1998, covering a total notional principal amount of $220,000,000 of its Term Facility. The agreements effectively limit the Company's Eurodollar interest rate exposure to 7% on $220,000,000 of the Term Facility. The fee for the interest rate protection agreements of $462,000 was capitalized as a deferred financing cost and is being amortized over two years, the period of the instruments, on a straight-line basis.

    The Company expects to explore both Spanish-language television and other media-acquisition opportunities to complement and capitalize on the Company's existing business and management. The purchase price for such acquisitions may be paid (i) with cash derived from operating cash flow, proceeds available under the Bank Facility or proceeds from future debt or equity offerings, (ii) with equity or debt securities of the Company or (iii) with any combination thereof.

    As a result of net operating loss carryforwards attributable to the Acquisition, net operating losses since the Acquisition, tax consequences of the Reorganization, other timing differences and subsequent book taxable income, the Company has available a deferred tax asset of approximately $60,400,000 to offset future taxes payable arising from operations. In addition, at June 30, 1998, the Company had approximately $499,900,000 of net remaining intangible assets that will be expensed over the next 20 years for financial reporting purposes and will not be deductible for tax purposes.

    The Company acquired the Spanish-language broadcast rights in the U.S. to all 64 of the 1998 World Cup Soccer Championship Games from a Televisa subsidiary. The terms call for a fixed payment of $25,000,000 in total, to be paid in four equal installments in May and June 1998, which have been paid, and in August and September 1998. In addition to these payments and consistent with past coverage of the World Cup Games, the Company was responsible for all costs associated with advertising, promotion and broadcast of the World Cup Games, as well as the production of certain television programming related to the games. The funds for these future payments are expected to come from income from operations and/or borrowings from existing bank facilities.

    The Company and Televisa reached an agreement to each produce three 13-week new non-NOVELA programs. Both Univision and Televisa are required to use commercially reasonable efforts to complete the production of their respective three programs so that such programs are available to commence airing no later than October 31, 1998. No assurance can be given that either the Univision or the Televisa programs will be available, or if available, will be successful.

    On March 27, 1998, the Company entered into a joint venture with the Home Shopping Network Capital LLC to form the Home Shopping Network En Espanol LLC. The joint venture has created a live Spanish-language television shopping service intended for distribution in the United States, Latin America, Portugal and Spain. On March 30, 1998, the Home Shopping Network En Espanol LLC began broadcasting three hours of programming, seven days a week on Galavision, the Company's Spanish-language cable network. Under the terms of the agreement, the Home Shopping Network Capital LLC and the Company have an approximate equal interest in the joint venture. The annual capital contributions estimated to be required to be made by each party under the agreement are $1,600,000 in 1998, $2,300,000 in 1999 and $1,900,000 in 2000, with a maximum capital contribution limit of $6,000,000 over a five-year period. The Company accounts for its investment in the Home Shopping Network En Espanol LLC under the equity method. No assurance can be given that the joint venture will be successful.

    Through its Year 2000 Project Office, the Company continues to review and evaluate the Year 2000 issue as it relates to its internal computer and electronic systems and third party computer and electronic systems as well as those of its vendors. The Company expects to incur internal staff costs as well as consulting and other expenses related to these issues. In addition, the appropriate course of action may include replacement or an upgrade to certain systems or equipment that would be capitalized and depreciated accordingly.

    The Year 2000 Project Office is cooperating with the Company's vendors and Broadcast Affiliates who are at various stages in analyzing this issue. There can be no assurance that the systems of other companies, on which the Company relies or interfaces with, will also be timely converted. The Company will continue to evaluate the appropriate courses of corrective action needed. There can be no assurance that the Year 2000 issues will be resolved in 1998 or 1999. If not resolved, this issue could have a significant adverse impact on the Company's operations.

    Because of the United Auto Workers strike against General Motors, which began in June 1998, General Motors cancelled its advertising with Univision as well as with other media. Although this has not had a material adverse effect on the Company's results of operations to date and the strike has been settled, there can be no assurance that General Motors will resume advertising in the near future, and the continuing loss of General Motors could have a material adverse effect on the Company's results of operations. See "Risk Factors--Substantial Competition," "Risk Factors--Loss of Advertisers," and "Business--Advertising."

SEASONALITY

    The advertising revenues of the Company vary over the calendar year. Historically, approximately 30% of total advertising revenues have been generated in the fourth quarter and 20% in the first quarter, with the remainder split approximately equally between the second and third quarters, exclusive of special programming such as the 1998 World Cup games. Because of the relatively fixed nature of the costs of the Company's business, seasonal variations in operating income are more pronounced than those of revenues.

                                    BUSINESS

    Univision is the leading Spanish-language television broadcaster in the U.S., reaching more than 92% of all Hispanic Households and having an approximate 84% share of the U.S. Spanish-language network television audience through June 1998. The Company's Network, which is the most watched television network (English-or Spanish-language) among Hispanic Households, provides the Univision Affiliates with 24 hours per day of Spanish-language programming with a prime time schedule of substantially all first run programming (i.e., no reruns) throughout the year. As a leading, vertically-integrated television broadcaster, Univision owned and operated 13 full-power (12 of which are affiliated with the Univision Network) and eight low-power UHF stations as of June 30, 1998 representing approximately 80% of its Network broadcast distribution. These full-power O&Os are located in 12 of the top 15 DMAs in terms of numbers of Hispanic Households-Los Angeles, New York, Miami, San Francisco, Chicago, Houston, San Antonio, Dallas, Fresno, Phoenix, Sacramento and Albuquerque. As of June 30, 1998, the Company had Affiliation Agreements with an additional 10 full-power and 17 low-power Affiliated Stations and approximately 835 Cable Affiliates. Each of the Company's full-power O&Os and Affiliated Stations ranks first in Spanish-language television viewership in its DMA. The Company also owns Galavision, a Spanish-language cable network that had approximately 2.6 million Hispanic subscribers, representing approximately 59% of all Hispanic Households that subscribed to cable television in 1997.

    The Company believes that the breadth and diversity of its programming provides it with a competitive advantage over both Spanish-language broadcasters and English-language broadcasters in appealing to Hispanic viewers. The Company's programming is similar to that of major English-language networks and includes NOVELAS (long-term mini-series), national and local newscasts, variety shows, children's programming, mini-series, musical specials, movies, sporting events and public affairs programs. The Televisa Program License Agreement provides the Company with long-term access to first-rate programming produced by Televisa. Televisa-produced novelas are popular throughout the world and are among the Company's highest rated programs. Univision also produces a variety of programs specifically tailored to meet the tastes, preferences and information needs of the Hispanic audience, including national and local news and the highly successful programs SABADO GIGANTE, CRISTINA and PRIMER IMPACTO. The Company's morning show that began airing in April 1997, DESPIERTA AMERICA--"Wake Up America"--broadcasts news, talk and current events nationally, Monday through Friday from 7:00 a.m. to 10:00 a.m. The Company has also televised World Cup Soccer since 1978, including all 64 games of the widely watched 1998 World Cup. In 1996, the Company began televising the Sunday "Game of the Week" for Major League Soccer. On March 30, 1998 a joint venture, which is jointly owned by the Company and Home Shopping Network, began broadcasting a Spanish-language television shopping program in the United States. The program is currently broadcast for three hours a day on Galavision from 11 a.m. to 2 p.m. The Company has also entered into an agreement with Televisa that provides for each party, at its own expense, to produce three separate 13 week non-NOVELA programs that the Company and Televisa will have the right to broadcast and exploit, subject to the Televisa Program License Agreement and International Program Rights Agreement. See "Certain Transactions--New Programming Agreement."

    In 1992, A. Jerrold Perenchio, Televisa and Venevision formed the Company and UNHP, which acquired UTG and the Network, respectively, in the Acquisition.
A. Jerrold Perenchio has over 25 years of experience in the U.S. media and communications industry and has been the chief executive officer or owner of a number of successful entities, including Chartwell Artists, Tandem Productions, Inc., Embassy Communications and Loews Theaters. Mr. Perenchio also owned and operated Spanish-language television stations in Los Angeles and New York from 1975 to 1986. Televisa, which is the world's largest producer of Spanish-language television programs, is the leading media and entertainment company in Mexico with an approximate 77% share of Mexico's viewing audience during the first six months of 1998. Venevision is Venezuela's leading television network with an approximate 62% share of its viewing audience during the first six months of 1998.

    Since the Acquisition, the Company's operating performance has improved significantly with net revenues and EBITDA increasing to $459.7 million and $163.1 million, respectively, for the year ended December 31, 1997, representing compound annual growth rates of 17% and 30%, respectively, from the 1992 operating results of the Company and its predecessor. In addition, from November 1992 to May 1998 the Company increased its audience share of Spanish-language network television viewing from 57% to 84% and increased its share of the 20 most widely watched programs among Hispanic Households from 30% to 90%.

    Univision attributes its success to several factors, including emphasis on popular, high quality programming produced by Televisa and Univision, contracting with Nielsen to develop more accurate, credible rating systems to measure Hispanic audience viewership, increasing acceptance by advertisers of Spanish-language television, continued growth of the Hispanic audience and the strengthening of its management team with executives and sales managers with extensive English-language television and advertising experience.

    The Company acquired full-power stations in two important markets, Chicago and Houston, in 1994 and one important market in 1997, Sacramento, and has used its management expertise, programming and brand identity to substantially improve the Company's performance in Chicago and Houston. The Company has also purchased a station in Bakersfield, California but does not intend to convert it to a Univision Affiliate in the near term. In addition, the Company purchased a $10.0 million convertible promissory note from Entravision that is convertible into an approximate 25% equity interest in Entravision. Entravision owns 11 of the Affiliated Stations, which represent approximately 14% of the Network's broadcast distribution. The Company has entered into a letter of intent with Entravision, pursuant to which the Company will sell its Albuquerque full-power and low-power stations to Entravision in exchange for $1.0 million and an increase in the exchange rate in the Entravision Note. If the contemplated transactions occur, the Entravision Note held by the Company will be convertible into an approximate 27% equity interest in Entravision. To complement and capitalize on the Company's existing business and management strengths, the Company expects to explore both Spanish-language television and other media acquisition opportunities.

THE HISPANIC AUDIENCE IN THE UNITED STATES

    Management believes that Spanish-language television, in general, and the Company, in particular, have benefited and will continue to benefit from a number of factors, including projected Hispanic population growth, high Spanish-language retention among Hispanics, increasing Hispanic buying power and greater advertiser spending on Spanish-language media.

    HISPANIC POPULATION GROWTH AND CONCENTRATION. The Company's audience consists almost exclusively of Hispanics, one of the most rapidly growing segments of the U.S. population. The 1998 Hispanic population is estimated to be
30.5 million (11.3% of the total U.S. population), an increase of 28.7% from
23.7 million (9.5% of the total U.S. population) in 1990. The overall Hispanic population is growing at approximately five times the rate of the non-Hispanic U.S. population and is expected to grow to 32.4 million and 42.4 million (11.7% and 14.1% of the total U.S. population) in 2000 and 2010, respectively. Approximately 50% of all Hispanics are located in the seven U.S. cities with the largest Hispanic populations, and Univision owns a station in each of these cities.

    SPANISH LANGUAGE USE. Approximately 68% of all Hispanics, regardless of income or educational level, speak Spanish at home. This percentage is expected to remain relatively constant through 2010. Consequently the number of Hispanics speaking Spanish in the home is expected to increase significantly in the foreseeable future. As shown in the chart below, the number of Hispanics who speak Spanish in the home is expected to grow from 16.2 million in 1990 to 22.1 million in 2000 and 27.8 million in 2010. The Company believes that the strong Spanish-language retention among Hispanics indicates that the

Spanish-language media has been and will continue to be an important source of news, sports and entertainment for Hispanics.

                              SPANISH LANGUAGE USE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           POPULATION    SPEAK SPANISH AT HOME
1980              15.6                     10.6
1985              19.3                     13.2
1990              23.7                     16.2
1995              27.4                     18.6
2000              32.4                     22.1
2005              37.2                     24.9
2010              42.4                     27.8

    GREATER HISPANIC BUYING POWER. The Hispanic population represents estimated total consumer expenditures of $380 billion in 1998 (6.6% of the total U.S. consumer expenditures), an increase of 76.4% since 1990. Hispanics are expected to account for $443 billion (7.0% of the U.S. total consumer expenditures) by 2000, and $940 billion (8.9% of the U.S. total consumer expenditures) by 2010, far outpacing the expected growth in total U.S. consumer expenditures.

    In addition to the anticipated growth of the Hispanic population, the Hispanic audience has several other characteristics that the Company believes make it attractive to advertisers. The Company believes the larger size (averaging 3.6 persons per household compared to the general public's average of 2.6 persons per household) and younger age of Hispanic Households leads Hispanics to spend more per household on many categories of goods. The average Hispanic Household spends 28.0% more per year on food at home, 100.2% more on children's clothing, 35.1% more on footwear, 11.4% more on phone services, and 23.1% more on laundry and household cleaning products than the average non-Hispanic household. Hispanics are expected to continue to account for a disproportionate share of growth in spending nationwide in many important consumer categories as the Hispanic population and its disposable income continue to grow. These factors make Hispanics an attractive target audience for many major U.S. advertisers.

    INCREASED SPANISH-LANGUAGE ADVERTISING. According to published sources, $1.4 billion of total advertising expenditures were directed towards Spanish-language media in 1997, representing an annual compound growth rate of 18% since 1993. Of these amounts, approximately 55% of the $1.4 billion in advertising expenditures in 1997 targeting Hispanics was directed towards Spanish-language television advertising. The Company believes that major advertisers have found that Spanish-language television advertising is a more cost-effective means to target the growing Hispanic audience than English-language broadcast media. See "--Advertising."

HISPANIC AUDIENCE RESEARCH

    Univision, like all television stations and networks, derives its revenues primarily from selling advertising time. See "--Advertising." The relative advertising rates charged by competing stations within a DMA depend primarily on four factors: (i) the station's ratings (households and/or people viewing its programs as a percentage of total television households and/or people in the viewing area); (ii) audience share (households and/or people viewing its programs as a percentage of households and/or people actually watching television at a specific time); (iii) the time of day the advertising will run; and (iv) the demographic qualities of a program's viewers (primarily age and gender).

    Prior to November 1992, there were no Hispanic audience television rating services comparable to those measuring television viewership in the general U.S. population. Beginning in 1992, Nielsen, pursuant to a contract with the Company, began delivering Nielsen ratings measuring Hispanic viewership both at the Network and local DMA levels. Because these Nielsen ratings provide advertisers with a more accurate and reliable measure of Hispanic audience television viewership, they have been important in allowing the Company to demonstrate to advertisers its ability to reach the Hispanic audience. The Company believes that continued use of accurate, reliable ratings will allow it to further increase its advertising rates and narrow the gap which has historically existed between its audience share and its share of advertising revenues. In addition, the Company has made significant investments in experienced sales managers and account executives and has provided its sales professionals with state-of-the-art research tools to continue to attract major advertisers.

    The various rating services purchased from Nielsen are described below:

    NIELSEN HISPANIC TELEVISION INDEX (NHTI). The NHTI service, which began in November 1992, measures national network viewing in Hispanic Households. NHTI is the Network's primary sales tool since it demonstrates Univision's significant success in attracting Hispanic viewership against both English-and Spanish-language competition. NHTI is stratified by language usage so that Spanish-dominant, bilingual, and English-dominant Hispanic Households are represented in the sample in the same proportion that exists among Hispanic Households generally.

    NIELSEN HISPANIC STATION INDEX (NHSI). The NHSI service is similar to the NHTI, except that NHSI measures Hispanic Household viewing at the local market level. Like NHTI, each NHSI sample also reflects the varying levels of language usage by Hispanics in each DMA in order to more accurately reflect the Hispanic Household population in the relevant DMA. The NHSI service was implemented beginning with Los Angeles in November 1992 and was phased in at the Company's other full-power O&Os by November 1994.

    NHSI and NHTI only measure the audience viewing of Hispanic Households, that is, households where the head of the household is of Hispanic descent or origin. Although the NHSI and NHTI reflect improvements over previous measurement indices, the Company believes they still under-report the number of viewers watching Univision programs because the Company has viewers who do not live in Hispanic Households.

    NIELSEN STATION INDEX (NSI). The NSI service measures local station viewing of all households in a specific DMA. The Company buys NSI in all of the DMAs in which its full-power O&Os are located in order to effectively position its viewing against both English- and Spanish-language competitors. While Hispanic Households are present in proportion to their percentage of total households within a DMA in NSI, this rating service is not language stratified and generally under-represents Spanish-speaking households. As a result, the Company believes that NSI typically under-reports viewing of Spanish-language television. Despite this limitation, NSI demonstrates that many full-power Broadcast Affiliates achieve total market ratings that are fully comparable with their English-language counterparts, with two of the full-power O&Os ranking as the top station in their respective DMAs. See "--The O&Os."

RATINGS

    Since the beginning of the NHTI service in November 1992, Univision has consistently ranked first in prime time among all Hispanic adults. In addition, Univision has successfully increased its audience ratings compared to both Telemundo and the English-language broadcast networks. Spanish-language television prime time is from 7 p.m. to 11 p.m., Eastern and Pacific Standard Times, Sunday through Saturday. English-language television prime time is from 8 p.m. to 11 p.m., Eastern and Pacific Standard Times, Monday through Saturday and 7 p.m. to 11 p.m., Eastern and Pacific Standard Times, Sunday. The following table shows that Univision prime time audience ratings, Sunday through Saturday, among

Hispanic adults aged 18 to 49, the age segment most targeted by advertisers, have increased compared to the other networks:

          NHTI PRIME TIME RATINGS AMONG HISPANIC ADULTS AGED 18 TO 49

                                                                                                          (FIRST 6
NETWORK                                            1993       1994       1995       1996       1997     MONTHS) 1998
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------  -------------
Univision......................................        6.6        8.6        9.6        9.0       10.1         10.5
ABC............................................        3.8        3.3        3.1        2.7        2.3          2.0
CBS............................................        2.9        2.2        1.8        1.7        1.5          1.3
FOX............................................        4.0        3.6        3.4        3.2        2.9          2.8
NBC............................................        3.3        2.7        2.9        3.2        2.5          2.5
Telemundo......................................        4.1        3.1        2.6        2.1        1.6          1.5

Univision share................................       26.7%      36.6%      41.0%      41.1%      48.3%        50.1%

    A further indication of Univision's continued strength is its improved performance among bilingual Hispanics. As the table below indicates, since 1993 the Network advanced from fifth place to first place in prime time audience ratings, Sunday through Saturday, among bilingual Hispanic adults aged 18 to 49:

     NHTI PRIME TIME RATINGS AMONG BILINGUAL HISPANIC ADULTS AGED 18 TO 49

                                                                                                          (FIRST 6
NETWORK                                            1993       1994       1995       1996       1997     MONTHS) 1998
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------  -------------
Univision......................................        3.7        6.4        7.5        6.7        6.7          8.1
ABC............................................        5.0        4.6        3.7        3.1        2.4          2.2
CBS............................................        4.0        2.9        2.1        1.9        1.6          1.5
FOX............................................        5.0        4.4        3.8        3.7        3.5          2.9
NBC............................................        4.9        3.6        3.2        4.0        2.7          2.4
Telemundo......................................        2.6        1.9        1.3        1.1        1.0          0.9

Univision share................................       14.7%      26.9%      34.7%      32.7%      37.4%        45.0%

    In addition, as shown in the following table, the Company has increased its share of the 20 most widely watched programs among all Hispanic Households from 15% in May 1993 to 90% in May 1998:

                      THE 20 MOST WIDELY WATCHED PROGRAMS
                      AMONG HISPANIC HOUSEHOLDS BY NETWORK

PROGRAM MAY MAY  MAY    MAY    MAY    MAY
RANK 1993 1994   1995   1996   1997   1998
-- ----   ----   ----   ----   ----   ----
     1...  NBC  UVN  UVN  UVN   UVN    UVN
     2...  FOX  UVN  UVN  UVN   UVN    UVN
     3...  FOX  UVN  UVN  UVN   UVN    UVN
     4...  FOX  UVN  UVN  UVN   UVN    UVN
     5...  FOX  FOX  UVN  UVN   UVN    UVN
     6...  FOX  FOX  UVN  UVN   UVN    UVN
     7...  FOX  UVN  UVN  UVN   UVN    UVN
     8...  TEL  UVN  UVN  UVN   UVN    UVN
     9...  FOX  FOX  UVN  UVN   UVN    UVN
    10...  UVN  UVN  UVN  UVN   UVN    UVN
    11...  FOX  UVN  UVN  UVN   UVN    UVN
    12...  UVN  ABC  UVN  UVN   UVN    UVN
    13...  FOX  FOX  UVN  UVN   UVN    UVN
    14...  NBC  UVN  UVN  UVN   UVN    UVN
    15...  ABC  FOX  UVN  UVN   UVN    UVN
    16...  FOX  FOX  UVN  UVN   UVN    NBC(1)
    17...  NBC  ABC  UVN  NBC   UVN    UVN
    18...  FOX  FOX  UVN  NBC   UVN    UVN
    19...  UVN  UVN  ABC  UVN   UVN    NBC(2)
    20...  ABC  UVN  UVN  UVN   UVN    UVN
   ----   ----   ----   ----   ----   ----
Univision
share...   15%   50%   95%   90%  100%   90%

---------

Source: NHTI

(1) Seinfeld Clip Show

(2) Seinfeld (Average for episodes aired in May, including the show finale)

THE NETWORK

    The Network is the leading Spanish-language television network in the U.S. From its operations center in Miami, the Network provides the Univision Affiliates via satellite with 24 hours of Spanish-language programming per broadcast day with a prime time schedule of substantially all first-run programming (i.e., no re-runs) throughout the year. The operations center also provides extensive production facilities for the Network's news and entertainment programming.

    The Network produces and acquires programs, makes those programs available to the Univision Affiliates, sells network advertising and represents the Broadcast Affiliates in the sale of national spot advertising. Each Broadcast Affiliate has a right of first refusal in its DMA to use the Network's programming. The full-power Broadcast Affiliates together reach approximately
5.7 million, or approximately 74%, of Hispanic Households. The low-power Broadcast Affiliates (including translators) together reach approximately 586,000, or approximately 8%, of Hispanic Households. The Cable Affiliates reach approximately 870,000, or approximately 11%, of Hispanic Households. Through the Company's ownership of the O&Os, it controls approximately 80% of the Network's broadcast distribution.

    AFFILIATION AGREEMENTS. Each Univision Affiliate has the right to preempt (i.e., to decline to broadcast at all or at the time scheduled by the Network), without prior Network permission, any and all Network programming that it deems unsatisfactory, unsuitable or contrary to the public interest or to substitute programming it believes is of greater local interest, provided that the Network consents to any rescheduling of preempted programming. If a Univision Affiliate preempts a Network program and no suitable substitute broadcast time is mutually agreed upon, the Network is permitted to offer the program to any other television station or cable service in the DMA served by such Univision Affiliate.

    Each Affiliation Agreement grants the Univision Affiliate the right of first refusal to the Network's entire program schedule. The Affiliation Agreements generally provide that 50% of all advertising time be retained by the Network for Network advertising and the other 50% of the time be allocated to the Univision Affiliate for local and national spot advertising. However, this allocation may be modified at the Company's discretion.

    The Affiliated Stations retain 100% of all local advertising revenues, and the Network retains 100% of Network advertising revenues. The Network acts as the representative of the Univision Affiliates for national spot sales and receives a commission of 15% of net revenues after agency commission in return for such services from its Affiliated Stations.

    The Network from time to time may enter into Affiliation Agreements with additional stations in new DMAs based upon its perception of the market for Spanish-language television and the Hispanic market in the station's DMA.

    CABLE AFFILIATES. The Network has historically used Cable Affiliates to reach communities which could not support a Broadcast Affiliate because of the relatively small number of Hispanic Households. Cable Affiliation Agreements may cover an individual system operator or a multiple system operator. Cable Affiliation Agreements are for the most part non-exclusive, thereby giving the Network the right to license all forms of distribution in cable markets. Cable Affiliates generally receive the Network's programming for a fee based on the number of subscribers. The Network retains 100% of the allocation of Network advertising revenues attributable to Cable Affiliates and provides certain Cable Affiliates with two minutes of local advertising time per hour. Cable Affiliates retain 100% of local and national advertising revenues. However, the Company represents certain cable affiliates in national spot sales for varying fees. See "--Federal Regulation and New Technologies."

    UNIVISION AFFILIATE COVERAGE AND RANK. The table below sets forth certain information with respect to the Univision Affiliates' coverage and rank.

       UNIVISION AFFILIATES' COVERAGE AND RANK AMONG HISPANIC HOUSEHOLDS

                                                                 HISPANIC HOUSEHOLDS         NATIONWIDE
                                                                     COVERED(B)          HISPANIC HOUSEHOLDS
DMA(A)                                               STATION       (IN THOUSANDS)            COVERED(B)
-------------------------------------------------  -----------  ---------------------  -----------------------
FULL-POWER O&OS
  Los Angeles (1)................................         KMEX            1,351                    17.5%
  New York (2)...................................         WXTV            1,023                    13.2
  Miami (3)......................................         WLTV              451                     5.8
  San Francisco (4)..............................         KDTV              301                     3.9
  Chicago (5)....................................         WGBO              293                     3.8
  San Antonio (6)................................         KWEX              283                     3.7
  Houston (7)....................................         KXLN              278                     3.4
  Dallas/Ft. Worth (9)...........................         KUVN              188                     2.4
  Albuquerque (10)(e)............................         KLUZ              181                     2.3
  Phoenix (11)...................................         KTVW              169                     2.2
  Fresno (14)....................................         KFTV              160                     2.1
  Sacramento (15)................................         KUVS              154                     2.0
                                                                          -----                     ---
    Total full-power O&Os........................                         4,832                    62.3
                                                                          -----                     ---
FULL-POWER AFFILIATED STATIONS
  McAllen/Brownsville (8)(f).....................         KNVO              190                     2.5
  El Paso (13)(f)................................         KINT              162                     2.1
  Denver (16)(f).................................         KCEC              122                     1.6
  Corpus Christi (19)(f).........................         KORO               93                     1.2
  Boston (20)....................................         WUNI               89                     1.2
  Salinas/Monterey (25)(f).......................         KSMS               51                     0.7
  Las Vegas (27)(f)..............................         KINC               49                     0.6
  Laredo (29)(f).................................         KLDO               45                     0.6
  Sta Barbara-Sta Maria-San Luis Obispo
    (32)(g)......................................         KTAS               17                     0.2
  Yuma/El Centro (33)(f).........................         KVYE               39                     0.5
                                                                          -----                     ---
    Total full-power Affiliated Stations.........                           857                    11.2
CABLE AFFILIATES (h).............................                           870                    11.2
LOW-POWER BROADCAST AFFILIATES (i)...............                           586                     7.6
                                                                          -----                     ---
TOTAL UNIVISION AFFILIATES.......................                         7,145                    92.3%
                                                                          -----                     ---
                                                                          -----                     ---

                                                          UNIVISION
                                                         AFFILIATES'
                                                         RANK AMONG
                                                      SPANISH LANGUAGE
                                                         TELEVISION
DMA(A)                                                 STATIONS(C)(D)
-------------------------------------------------  -----------------------
FULL-POWER O&OS
  Los Angeles (1)................................               1(c)
  New York (2)...................................               1(c)
  Miami (3)......................................               1(c)
  San Francisco (4)..............................               1(c)
  Chicago (5)....................................               1(c)
  San Antonio (6)................................               1(c)
  Houston (7)....................................               1(c)
  Dallas/Ft. Worth (9)...........................               1(c)
  Albuquerque (10)(e)............................               1(c)
  Phoenix (11)...................................               1(c)
  Fresno (14)....................................               1(c)
  Sacramento (15)................................               1(c)
    Total full-power O&Os........................
FULL-POWER AFFILIATED STATIONS
  McAllen/Brownsville (8)(f).....................               1(c)
  El Paso (13)(f)................................               1(c)
  Denver (16)(f).................................               1(d)
  Corpus Christi (19)(f).........................               1(d)
  Boston (20)....................................               1(d)
  Salinas/Monterey (25)(f).......................               1(d)
  Las Vegas (27)(f)..............................               1(d)
  Laredo (29)(f).................................               1(d)
  Sta Barbara-Sta Maria-San Luis Obispo
    (32)(g)......................................               1(d)
  Yuma/El Centro (33)(f).........................               1(d)
    Total full-power Affiliated Stations.........
CABLE AFFILIATES (h).............................
LOW-POWER BROADCAST AFFILIATES (i)...............
TOTAL UNIVISION AFFILIATES.......................

---------

(a) Numbers in parentheses represent Hispanic DMA rank by number of Hispanic Households.

(b) Source: Nielsen Media Research, Black & Hispanic DMA Market and Demographic Rank, January 1998.

(c) Rank among the Spanish television stations in the DMA. Source NHSI May 1998, Su-Sa/9A-12M.

(d) Rank among the Spanish television stations in the DMA. Source NSI May 1998, Su-Sa/9A-12M.

(e) Entravision has entered into a letter of intent to acquire this station from the Company.

(f) Owned by Entravision.

(g) Source: Company estimate of Hispanic Households covered by Univision Affiliate in Santa Barbara DMA based on Nielsen Cable On-Line Data Exchange estimates for network satellite direct coverage households in the market. This market has approximately 40,000 Hispanic Households, but the Univision signal does not reach all of them due to geographic barriers.

(h) Source: Company estimate derived from Nielsen Cable On-Line Data Exchange, January 1998.

(i) Source: Company estimate derived from Nielsen Media Research, Black and Hispanic DMA Market and Demographic Rank, January 1998.

GALAVISION NETWORK

    Galavision is the leading U.S. Spanish-language general entertainment basic cable television network, reaching approximately 8.7 million subscribers, of whom 2.6 million are Hispanic. According to Nielsen, Galavision reaches over 59% of all Hispanic Households that subscribe to cable. The Company programs Galavision so that Galavision and the Network generally do not run the same type of show simultaneously. For example, while the Network is running a NOVELA, Galavision may run sports or news. As a result of this counter-programming, many Spanish-language television viewers have a choice of two Univision networks at any one time. Additionally, Univision cross-promotes the Galavision service five times daily.

    Galavision is the only Spanish-language cable service subscribing to Nielsen. Nielsen uses a subset of the NHTI sample to produce the Nielsen Hispanic Home Video Index, which reports viewing of Galavision in Hispanic Households with cable. The Company believes that its use of Nielsen to measure Galavision's ratings assists the Company in obtaining advertisers for the cable network and in selecting programs that meet its audience's taste. Twenty-four of the top 25 Univision advertisers advertise on Galavision.

    On March 30, 1998 a joint venture, which is jointly owned by the Company and Home Shopping Network, began broadcasting a Spanish-language television shopping program in the United States on Galavision. The program is currently broadcast for three hours a day from 11 a.m. to 2 p.m.

PROGRAMMING

    The Company directs its programming toward its young, family-oriented audience. It begins daily with DESPIERTA AMERICA and talk and information shows, Monday through Friday, followed by NOVELAS. In the late afternoon and early evening, the Network offers a talk show, a news-magazine and national news, in addition to local news provided by the O&Os. Weekend daytime programming begins with children's programming, followed by sports, variety, teen lifestyle shows and movies. During prime time, Univision airs NOVELAS, variety shows, a talk show, comedies, news magazines, lifestyle shows, as well as specials and movies. Prime time is followed by late news and a late night talk show. Overnight programming consists primarily of repeats of programming aired earlier in the day.

    Approximately eight hours of programming per weekday, including a substantial portion of weekday prime time, are currently programmed with NOVELAS supplied primarily by Televisa. Although NOVELAS have been compared to daytime soap operas on ABC, NBC or CBS, the differences are significant. NOVELAS, originally developed as serialized books, have a beginning, middle and end, generally run five days per week, and conclude four to eight months after they begin. NOVELAS also have a much broader audience appeal than soap operas, delivering audiences that contain large numbers of men, children and teens in addition to women.

    The Hispanic population is primarily young and family-oriented. Univision's programming has changed dramatically over the past five years in order to attract and retain this audience. The Company's success in attracting a young audience is demonstrated by a 30% increase in NHTI audience among Hispanic adults aged 18 to 34, Sunday through Saturday 9 a.m. to midnight, from May 1993 through May 1998.

    In 1995, Univision began to air the Spanish-language version of Sesame Street, coproduced by Televisa in cooperation with Children's Television Workshop. PLAZA SESAMO now airs two hours per week. The Company's broadcasting of educational children's programming, including PLAZA SESAMO, meets the FCC requirement of airing three hours of weekly educational programming.

    In 1997, the Company derived approximately 39% and 7.2% of its gross advertising sales from programs produced by Televisa and Venevision, respectively, under the Program License Agreements; for the six months ended June 30, 1998 these percentages were 34.7% and 4.4%, respectively. Programming supplied by Televisa and Venevision under the Program License Agreements and programs produced by the Company currently represent in the aggregate approximately 93% of the Network's non-repeat broadcast hours. The remainder primarily consists of movies acquired from independent third-party suppliers. Three of the Company's own productions, SABADO GIGANTE, a variety show hosted by Mario Kreutzberger, PRIMER IMPACTO, a news magazine program, and CRISTINA, a talk show hosted by Cristina Saralegui, are among its most successful programs in terms of advertising revenues generated. Approximately 40.5% and 48.3% of the Company's gross advertising sales in 1997 and the six months ended June 30, 1998, respectively, were generated by programs it produced.

    Univision news programming is generally produced either at the Network facility in Miami or the local stations. The Network produces an early evening network newscast seven days per week and a late network newscast, Monday through Friday. All full-power O&Os produce local newscasts that reflect the communities they serve. A national public affairs program, TEMAS Y DEBATES, is also produced weekly by the Network in Washington, D.C.

    The Company produces a Sunday afternoon sports anthology show and a Sunday night sports wrap-up show. Live sports programming primarily consists of boxing and soccer. The 1998 World Cup soccer coverage broadcast by Univision garnered the Company's highest sports ratings. In 1996 the Company began televising the Sunday "Game of the Week" for Major League Soccer.

    The Company entered into an agreement with Televisa in March 1998, which provides for each party to produce, at each party's own expense, three separate 13 week non-NOVELA programs. Each party has agreed to use commercially reasonably efforts to complete the production of its programs no later than October 31, 1998. Each party will own all rights worldwide in perpetuity in the programs that it produces; provided that each party will have the right to broadcast and otherwise exploit the shows as set forth in the Program License Agreement between the Company and Televisa and the International Programming Rights Agreement. See "Certain Transactions--New Programming Agreement."

PROGRAM LICENSE AGREEMENTS

    Through the Program License Agreements, Univision has the first right until December 2017 to air in the U.S. all Spanish-language programming produced by or for Televisa and Venevision (with certain exceptions). The Program License Agreements provide the Network and Galavision with access to programming to fill up to 100% of their program schedules. Televisa and Venevision programming represented approximately 43.0% and 13.0%, respectively, of the Network's non-repeat broadcast hours in 1997. In 1997, the Company derived approximately 39.0% and 7.2% of its gross advertising sales from programs produced by Televisa and Venevision, respectively, under the Program License Agreements; for the six months ended June 30, 1998, these percentages were 34.7% and 4.4%, respectively.

    The Program License Agreements allow the Company long-term access to Televisa and Venevision programs and the ability to terminate unsuccessful programs and replace them with other Televisa and Venevision programs without paying for the episodes that are not broadcast. Accordingly, the Company has more programs available to it and greater programming flexibility than any of its competitors. This program availability and flexibility have permitted the Company to adjust programming to best meet the tastes of its viewers.

    Under the Program License Agreements, Univision may license programming from Televisa and Venevision that, when added to (i) local programs produced by the O&Os and used on the Network, (ii) any programs produced by Univision and (iii) any programs purchased by Univision other than from Televisa and Venevision, will be sufficient (when including an estimated six hours of repeat broadcasting in the case of the Venevision agreement) to fill a twenty-four hour per day, seven day per week time schedule for each of the Network and Galavision.

    The Company's Televisa and Venevision options are prior to all third parties' rights to obtain Televisa and Venevision produced programming for broadcast in the U.S. Generally, Univision also has a right of first refusal to acquire any program for which Univision did not exercise its option before Televisa or Venevision can license such program to any third party. Any program for which Univision elects not to exercise its right of first refusal may be licensed to third parties for not more than one run over a period of one year (with one re-run in the case of NOVELAS). Thereafter, such program must be made available to Univision under the terms described above. To the extent that Televisa or Venevision uses, or licenses a third party to use, its programming in the United States in accordance with the terms of the Program License Agreements, the Company would compete against such entity.

    Televisa and Venevision programs available to Univision are defined under the Program License Agreements as all programs produced by or for each of them in the Spanish-language or with Spanish subtitles other than programs for which they do not own U.S. broadcast rights or as to which third parties have a right to a portion of the revenues from U.S. broadcasts ("Co-produced Programs"). Televisa and Venevision have also agreed through their affiliates to use their best efforts to coordinate with Univision to permit Univision to acquire U.S. Spanish-language rights to certain Co-produced Programs and to special events produced by others, sporting events, political conventions, election coverage, parades, pageants and variety shows.

    In consideration of access to the programming of Televisa and Venevision, the Company pays Televisa and Venevision aggregate royalties based upon Combined Net Time Sales. The royalties (net of certain cost sharing reimbursements which ceased upon completion of the Reorganization) were 9.4%, 9.9%, 13.4% and 14.6% of combined net revenues for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively. Aggregate royalties to Televisa and Venevision were 13.5% of Combined Net Time Sales in 1997, and have increased to 15.0% of Combined Net Time Sales for 1998 and all years thereafter. The program royalty percentage based on net revenues and Combined Net Time Sales differ because net revenue includes certain revenues that are not subject to the Program License Agreements. The Network is obligated to pay such aggregate royalties to Televisa and Venevision each year throughout the term regardless of the amount of Televisa and Venevision programming used by the Company.

    The Program License Agreements are between affiliates of the Company, Televisa and Venevision and the performance of their affiliates has been unconditionally guaranteed by the Company, Televisa and Venevision, respectively. Pursuant to their respective guarantees, Televisa has agreed to use commercially reasonable efforts to continue to produce programs available to the Network at least to the same extent in terms of quality and quantity as in calendar years 1989, 1990 and 1991 and Venevision has agreed to use commercially reasonable efforts to produce or acquire programming sufficient to enable its affiliate to provide at least nine hours per day of programs to the Network to satisfy such affiliate's obligations under its Program License Agreement.

    The Company believes that the Venevision affiliate has not been fulfilling its programming obligations, and that Venevision has not used commercially reasonable efforts to enable the affiliate to do so. The full amount of aggregate royalties have been paid. Venevision continues to believe that Venevision and its affiliate have complied with their obligations to the Company.

    The Company has attempted to resolve this dispute through negotiations with Venevision but they have not been successful. Thus, the Company has notified Venevision of its intention to enforce its rights under the agreements by all appropriate means including, if necessary, legal action, if Venevision continues to fail to cause its affiliate to make available the programming the Company believes the affiliate is obligated to provide. There can be no assurance, if the Company were to commence such legal action or pursue other legal remedies, that it would prevail.

    In addition, Televisa has agreed with several partners, each of whom has substantial assets, to develop and operate a direct broadcast satellite ("DBS") venture, which will have a variety of program services, including program services supplied by Televisa. Televisa is required to offer the Company the opportunity to acquire a 50% economic interest in Televisa's interest in the joint venture to the extent it relates to United States Spanish-language broadcasting. While the Company believes that it will be offered such an interest, the Company has not received any indication as to what the business terms relating to such interest would be. Accordingly, the Company is not in a position to state whether it would accept such an offer. If the venture secures a significant viewership among Hispanic Households, it could have a material adverse effect on Univision's financial condition and results of operations, even if Univision decides to acquire this 50% economic interest.

    Televisa asserts that the terms and conditions of its Program License Agreement with Univision allow it, under certain circumstances, to provide any DBS venture uplinking in Mexico for distribution in the United States with Televisa program services which contain programs to which Univision believes it has an exclusive first option in the United States. Univision disagrees with Televisa's assertion and has notified Televisa of its intention to enforce its rights by all appropriate means including, if necessary, legal action, if Televisa provides such programs to any such DBS venture. There can be no assurance that Televisa will desist from providing such programming to its or other DBS ventures, or, if Televisa were not to desist, that Univision would prevail in court.

THE O&OS

    The Company owned and operated 13 full-power O&Os as of June 30, 1998, 12 of which broadcast Network programming, produce local news and other programming of local importance, cover special events and may acquire programs from other suppliers. The Company's Bakersfield full-power station is a UPN affiliate. The Company acquired its Sacramento Affiliated Station in March 1997. Each of the full-power Network-affiliated O&Os is the leading Spanish-language television station in its DMA.

    A full-power O&O's ability to compete in terms of NSI ratings with the English-language stations in a particular market is a function of the level of Spanish-language use in the DMA which is affected in part by Hispanic Household density. In DMAs where households that speak Spanish at least 50% of the time exceed 15% of all households in the DMA, the full-power O&Os, in general, have audience delivery comparable with the leading English-language network affiliated stations in that DMA. In a DMA where the households that speak Spanish at least 50% of the time is between 10% and 15% of all households in that DMA, the full-power O&Os, in general, have audience delivery comparable with the leading independent stations in the DMA. In a DMA where households that speak Spanish at least 50% of the time is between 5% and 10% of all households in that DMA, the full-power O&Os, in general, have audience delivery comparable with the lower rated independent stations in the DMA. As shown on the following table, two of the full-power O&Os owned by the Company as of May 20, 1998 rank as the top station in their respective DMAs.

               FULL-POWER O&OS' COVERAGE AND RANK AMONG HISPANICS

                                                                                                  UNIVISION
                                                                                                   SHARE OF
                          DMA RANK       1998 HISPANIC    1998 HISPANIC    HISPANIC    SPANISH-    SPANISH-    ADULTS 18 TO 49
                       (BY NUMBER OF     POPULATION (IN   HOUSEHOLDS (IN   HOUSEHOLD   LANGUAGE    LANGUAGE    TOTAL AUDIENCE
DMA                   HISPANICS)(A)(B)   THOUSANDS)(B)    THOUSANDS)(B)    DENSITY(C)   USE(D)    VIEWING(E)   MARKET RANK(F)
--------------------  ----------------   --------------   --------------   ---------   --------   ----------   ---------------
Los Angeles.........          1              5,465            1,351          27.0%       20.0%        71%(g)          4
New York............          2              3,190            1,023          15.1        11.7         78              6
Miami...............          3              1,295              451          32.5        28.6         81(h)           1
San Francisco.......          4              1,072              301          13.1         7.5         81              6
Chicago.............          5              1,069              293           9.3         7.4         78              7
Houston.............          6                977              278          17.1        11.5         92              3
San Antonio.........          7                928              283          43.7        23.5         79              5
Dallas/Ft. Worth....          9                669              188           9.9         6.6         87              7
Fresno..............         11                609              160          32.3        22.5         90              1
Phoenix.............         12                586              169          13.1         8.0        100              6
Sacramento..........         14                541              154          13.7         7.8        100              5
Albuquerque.........         15                540              181          32.3        15.6        100              7

------------

(a) The other DMAs ranked among the top fifteen by number of Hispanic persons are McAllen/Brownsville (8th), San Diego (10th) and El Paso (13th).

(b) Source: Nielsen Media Research, Black & Hispanic DMA Market and Demographic Rank, January 1998 estimates. In deriving its figures, Nielsen only counts persons present in Hispanic Households.

(c) Percentage of total households that are Hispanic Households. Source: Nielsen Media Research, Black & Hispanic DMA Market and Demographic Rank, January 1998.

(d) Represents the percentage of all households in a DMA where the Spanish language is spoken at least 50% of the time by adults. Source: Nielsen Enumeration Study 1996, which sets forth demographic attributes of Hispanic population.

(e) Source: NHSI, adults 18 to 49, May 1998, Sunday to Saturday, 9 a.m. to 12 midnight.

(f) Source: NSI, adults 18 to 49, May 1998, Sunday to Saturday, 9 a.m. to 12 midnight.

(g) The Los Angeles market has three full-power Spanish-language television stations.

(h) The Miami market has four Spanish-language television stations.

    Set forth below is information, including ratings and performance information based on most recently available data, for the Company's top six O&Os.

    LOS ANGELES. The Los Angeles DMA has the largest Hispanic population in the U.S., estimated by Nielsen to be 5.5 million people as of the beginning of 1998, and is the second largest U.S. television market overall. Between 1980 and 1990, the Hispanic population of Los Angeles grew approximately seven times faster than its non-Hispanic population. According to the U.S. Census Bureau, 78% of Hispanics in Los Angeles are of Mexican origin. The Hispanic population in Los Angeles represents 37% of that DMA's total population and 21% of the total U.S. Hispanic population.

    The Los Angeles DMA has three Spanish-language, full-power UHF television stations. In May 1998, the Company's Los Angeles O&O, Univision--KMEX, posted a 71% share of the viewers tuned to Spanish-language television from 9 a.m. to midnight Sunday through Saturday, while Telemundo--KVEA posted a 19% share and KWHY (which only broadcasts in Spanish from 3 p.m. to 11 p.m.) posted a 10% share. Compared to all general market television stations in the May 1998 NSI Report, KMEX was second in adults aged 18 to 34 ratings, as well as fourth in adults aged 18 to 49 ratings and was seventh in households in the Los Angeles DMA Sunday through Saturday 9 a.m. to midnight. A total of 16 commercial television stations currently operate in the Los Angeles DMA. Some of these stations simulcast their news programs and certain entertainment programs in both English and Spanish. In addition, Nielsen estimates that cable penetration among Hispanic Households in the Los Angeles DMA is 51%.

    NEW YORK. The New York DMA has the second largest Hispanic population in the U.S., estimated by Nielsen to be 3.2 million people at the beginning of 1998, and is the largest U.S. television market overall. The New York Hispanic community tends to be more fragmented into groups from many different Latin American countries, including Puerto Rico, Cuba, the Dominican Republic and Mexico, who have settled in different neighborhoods in the DMA. This fragmentation distinguishes the New York market from Los Angeles and Miami where the Hispanic population is predominantly Mexican and Cuban, respectively. The Hispanic population in New York represents 18% of that DMA's total population and 12% of the total U.S. Hispanic population.

    In May 1998, Univision--WXTV was the leading Spanish-language station with a 78% share of the audience watching Spanish-language television (9 a.m. to midnight, Sunday through Saturday). While Univision--WXTV broadcasts full time in Spanish, Telemundo--WNJU broadcasts only 15 hours per day in Spanish Monday through Friday, and less on the weekend. The remainder of time on Telemundo-- WNJU is used for paid programming and programs in a variety of other languages. Compared to all general market television stations in the May 1998 NSI Report, WXTV ranked fifth in adults aged 18 to 34 ratings and ranked sixth in adults aged 18 to 49 ratings, Sunday through Saturday, 9 a.m. to midnight. A total of 14 commercial television stations service the New York DMA. According to Nielsen, cable penetration among Hispanic Households in the New York DMA is approximately 58%.

    MIAMI. The Miami DMA has the third largest Hispanic population in the U.S., estimated by Nielsen to be 1.3 million people as of the beginning of 1998, and is the sixteenth largest U.S. television market overall. According to the Census Bureau, 56% of Hispanics in Miami are of Cuban origin. The Hispanic population in Miami represents 37% of that DMA's total population and 5% of the total U.S. Hispanic population.

    In May 1998, the Company's Miami O&O, Univision--WLTV, had an 81% share of the audience watching Spanish-language television from 9 a.m. to midnight, Sunday through Saturday. Compared to all general market television stations in the May 1998 NSI Report, WLTV was in first place in adults aged 18 to 49, adults aged 18 to 34, and adults aged 25 to 54 ratings and placed first in households in the Miami market Sunday through Saturday, 9 a.m. to midnight. WLTV is fully competitive with all English-language stations in the Miami DMA in all major dayparts.

    A total of 14 commercial television stations service the Miami DMA. In addition to Univision-- WLTV and Telemundo--WSCV, three other television stations show some Spanish-language programming. According to Nielsen, cable penetration among Hispanic Households in Miami is approximately 64%.

    SAN FRANCISCO. The San Francisco DMA has the fourth largest Hispanic population in the U.S. estimated by Nielsen to be 1.1 million people as of the beginning of 1998; and is the fifth largest television market overall. According to the U.S. Census Bureau, 68% of the Hispanics in San Francisco are of Mexican origin. The Hispanic population of San Francisco represents 18% of the DMA's total population and 4% of the total U.S. Hispanic population.

    In May 1998 the Company's San Francisco O&O, Univision--KDTV, had an 81% share of the audience watching Spanish-language television from 9 a.m. to midnight Sunday through Saturday. KDTV has one Spanish-language competitor, Telemundo--KSTS. Compared to all general market television stations in the San Francisco DMA in the May 1998 NSI report KDTV ranked sixth among adults aged 18-34 and sixth in adults aged 18-49. KDTV is fully competitive with certain English-language stations in delivering young adult demographics in the San Francisco DMA. A total of 16 commercial television stations service the San Francisco DMA. According to Nielsen the cable penetration among Hispanic Households in San Francisco is approximately 65%.

    CHICAGO. The Chicago DMA has the fifth largest Hispanic population in the U.S., estimated by Nielsen to be 1.1 million people at the beginning of 1998, and is the third largest U.S. television market overall. The Hispanic population in Chicago represents 13% of that DMA's population and 4% of the total U.S. Hispanic population.

    In 1994, the Company acquired an English-language independent television station, WGBO, which it converted to a Spanish-language format on January 1, 1995. In May 1998, Univision--WGBO posted a 78% share of the audience watching Spanish-language television 9 a.m. to midnight, Sunday through Saturday. WGBO has one Spanish-language competitor, Telemundo--WSNS. Compared to all general market television stations in the Chicago DMA in the May 1998 NSI report, WGBO ranked seventh. WGBO is fully competitive with certain English-language stations in the delivery of young demographics in the Chicago DMA, particularly adults aged 18 to 34. A total of 13 television stations service the Chicago DMA. According to Nielsen, cable penetration among Hispanic Households in Chicago is approximately 47%.

    HOUSTON. Houston has the sixth largest Hispanic population in the U.S., estimated by Nielsen to be 1.0 million people, and is the eleventh largest U.S. television market overall. The Hispanic population in Houston represents 22% of that DMA's total population and 4% of the total U.S. Hispanic population.

    In 1994, the Company acquired its Affiliated Station, KXLN, in Houston. In May 1998, Univision-- KXLN posted a 92% share of the audience watching Spanish-language television 9 a.m. to midnight, Sunday through Saturday. KXLN has one Spanish-language competitor, the Telemundo affiliate KTMD. Compared to all general market television stations in the Houston DMA in the May 1998 NSI Report, KXLN was ranked first in the delivery of adults aged 18 to 34 and third in adults aged 18 to 49, Sunday through Saturday, 9 a.m. to midnight.

    A total of 14 commercial television stations service the Houston DMA. According to Nielsen, cable penetration among Hispanic Households in Houston is approximately 39%.

    The Company exercises its "must carry" rights in each DMA in which it operates a full-power O&O.

    Univision's eight low-power O&Os are located in Philadelphia, Hartford, Austin, Bakersfield, Tucson, Santa Rosa, Albuquerque and Fort Worth. A low-power station is a low-power broadcast facility that may originate programming and commercial matter but that often transmits programming received from elsewhere (including via satellite). The low-power O&Os, in the aggregate, accounted for approximately 1% of the Company's net revenues in 1997 and approximately 3.0% of the Network broadcast distribution.

ADVERTISING

    The Company's top 10 advertisers for 1997 were Procter & Gamble, MCI Communications, McDonald's, AT&T, Sears, Ford, Anheuser Busch, Colgate-Palmolive, Miller Brewing Co., and Burger King, most of which have substantially increased advertising commitments to the Company since the Acquisition. Since 1994, no single advertiser has accounted for more than 10% of the Company's gross advertising revenues. Approximately 98.5% of Univision's gross revenues for 1996 and 1997 and approximately 98.3% for the six months ended June 30, 1998 consisted of Network, national spot, local and Galavision advertising revenues.

    None of the O&Os currently receives its proportionate share of advertising revenues commensurate with its audience share. The Company believes that the continued utilization of reliable rating services and the addition of salespeople with extensive general market television and advertising expertise will further enable the Company to demonstrate to advertisers its ability to reach the Hispanic audience, thereby allowing the Company to narrow the gap between its share of advertising revenues and its audience share.

    NETWORK ADVERTISING. Network advertising revenues represented 49.2% and 51.4% of the Company's gross revenues in 1997 and the six months ended June 30, 1998, respectively. The Company attracts advertising expenditures from diverse industries, with advertising for food and beverages, personal care products, automobiles, other household goods and telephone services representing the majority of Network advertising.

    SPOT ADVERTISING. National spot advertising represents time sold to national and regional advertisers based outside a station's DMA. National spot advertising revenues represented 18.3% and 16.5% of the Company's gross revenues for 1997 and the six months ended June 30, 1998, respectively. National spot advertising primarily comes from new advertisers wishing to test a market and advertisers who are regional retailers and manufacturers without national distribution. To a lesser degree, national spot advertising comes from advertisers who have the need to enhance network advertising in a given market. National spot advertising is the means by which most new national and regional advertisers begin marketing to Hispanics.

    LOCAL ADVERTISING. Local advertising revenues are generated by both local merchants and service providers and regional and national businesses and advertising agencies located in a particular DMA. Local advertising revenues represented 31.0% and 29.1% of the Company's gross revenues for 1997 and the six months ended June 30, 1998, respectively.

MARKETING

    The Company increased by 87% the number of its marketing professionals from 146 at December 31, 1994 to 273 at June 30, 1998, including approximately 56 employees hired in connection with the acquisition of the Chicago, Sacramento, Houston and Bakersfield O&Os and Galavision. The Company's account executives are divided into three groups: Network sales; national spot sales; and local sales. The account executives responsible for Network sales target and negotiate with accounts that advertise nationally. The national spot sales force represents Broadcast Affiliates for all sales placed from outside their respective DMAs. The local sales force represents an O&O for all sales placed from within its DMA.

    In addition, the Company's sales department utilizes research, including both ratings and demographic information analyzed by the Company's research department, to negotiate sales contracts as well as target major national advertisers that are not purchasing advertising time or who are under-purchasing advertising time on Spanish-language television.

    The Company maintains Network and national sales offices in Atlanta, Chicago, Dallas, Detroit, Irvine (California), Los Angeles, Miami, New York, San Antonio and San Francisco.

COMPETITION

    The broadcasting and cable business is highly competitive. Competition for advertising revenues is based on the size of the market that the particular medium can reach, the cost of such advertising and the effectiveness of such medium. The Company believes that it is competitive in the size of market it reaches and the cost and effectiveness of advertising time it sells.

    The Company competes for viewers and revenues with other Spanish-language and English-language television stations and networks, including the four principal English-language television networks, ABC, CBS, NBC and Fox, and in certain cities, UPN and WB. Certain of these English-language networks and others have begun producing Spanish-language programming and simulcasting certain programming in English and Spanish. Several cable broadcasters have recently commenced, or announced their intention to commence, Spanish-language services as well. The Company also competes for viewers and revenues with independent television stations, other video media, suppliers of cable television programs, direct broadcast systems (including two which were started in 1996 for broadcast outside the United States and in which Televisa and Venevision have substantial interests), newspapers, magazines, radio and other forms of entertainment and advertising. The Univision Affiliates located near the Mexican border also compete for viewers with television stations operated in Mexico, many of which are affiliated with a Televisa network and owned by Televisa.

    The Company's Restated Certificate of Incorporation allows the Company to engage in all media related business. However, neither Televisa nor Venevision will be required to offer opportunities to the Company other than those involving Spanish-language television broadcasting or a Spanish-language television network in the United States. Consequently, the Company could compete directly with Televisa and Venevision, two of its Principal Stockholders, in other media and languages. Televisa currently publishes and distributes Spanish-language publications and sells Spanish-language recorded music in the United States.

    Telemundo is the Company's largest competitor that broadcasts Spanish-language television programming. As of December 31, 1997, Telemundo served 60 markets in the United States as well as the Puerto Rican market, and reached approximately 85% of all Hispanic Households. In most of the Company's DMAs, the Univision Affiliate competes directly with a station owned by or affiliated with Telemundo. In November 1997, a venture formed by affiliates of Apollo Management L.P., Bastion Capital Fund, and their strategic partners, the Sony Pictures Entertainment unit of Sony Corp. and Liberty Media Group, reported that it had entered into a definitive agreement to acquire Telemundo. The Company cannot predict the effect of such acquisition on Telemundo's competitive position vis-a-vis the Company.

    Televisa has agreed with several partners, each of whom has substantial assets, to develop and operate a DBS venture, which will have a variety of program services, including program services supplied by Televisa. Televisa is required to offer the Company the opportunity to acquire a 50% economic interest in Televisa's interest in the joint venture to the extent it relates to United States Spanish-language broadcasting. While the Company believes that it will be offered such an interest, the Company has not received any indication as to what the business terms relating to such interest would be. Accordingly, the Company is not in a position to state whether it would accept such an offer. If the venture secures a significant viewership among Hispanic Households, it could have a material adverse effect on Univision's financial condition and results of operations, even if Univision decides to acquire this 50% economic interest.

    The rules and policies of the FCC also encourage increased competition among different electronic communications media. As a result of rapidly developing technology, the Company may experience increased competition from other free or pay systems by which information and entertainment are delivered to consumers, such as direct broadcast satellite and video dial tone services.

MATERIAL PATENTS, TRADEMARKS, LICENSES, FRANCHISES AND CONCESSIONS

    In the course of its business, the Company uses various trademarks, trade names and service marks, including its logos in its advertising and promotions. The Company believes the strength of its trademarks, trade names and service marks are important to its business and intends to continue to protect and promote its marks as appropriate. The Company does not hold or depend upon any material patent, government license, franchise or concession, except the licenses granted by the FCC to the O&Os.

EMPLOYEES

    As of June 30, 1998, the Company employed approximately 1,600 full-time employees. At June 30, 1998, approximately 13% of the Company's employees, located in Chicago, Los Angeles, San Francisco and New York were represented by unions.

    The collective bargaining agreements covering the union employees expire at the Chicago O&O in 2000 and at the Los Angeles O&O starting in 1999. The New York O&O has two collective bargaining agreements which expire in 1999 and is currently negotiating one new collective bargaining agreement. The San Francisco O&O completed negotiations on its collective bargaining agreement which expires in 2002.

    Management believes that its relations with its non-union and union employees, as well as with the union representatives, are good.

FEDERAL REGULATION AND NEW TECHNOLOGIES

    The ownership, operation and sale of TV stations, including those licensed to subsidiaries of the Company, are subject to the jurisdiction of the FCC under authority granted it pursuant to the Communications Act of 1934, as amended (the "Communications Act"). Matters subject to FCC oversight include, but are not limited to, the assignment of frequency bands for broadcast television; the approval of a TV station's frequency, location and operating power; the issuance, renewal, revocation or modification of a TV station's FCC license; the approval of changes in the ownership or control of a TV station's licensee; the regulation of equipment used by TV stations; and the adoption and implementation of regulations and policies concerning the ownership, operation and employment practices of TV stations. The FCC has the power to impose penalties, including fines or license revocations, upon a licensee of a TV station for violations of the FCC's rules and regulations.

    PROGRAMMING AND OPERATION. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, broadcast station licensees continue to be required to present programming that is responsive to local community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming often will be considered by the FCC when it evaluates license renewal applications of a licensee, although such complaints may be filed at any time and generally may be considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, political advertising, sponsorship identifications, the advertisement of contests and lotteries, programming directed to children, obscene and indecent broadcasts and technical operations, including limits on radio frequency radiation. In addition, most broadcast licensees, including the Company's licensees, must develop and implement affirmative action programs designed to promote equal employment opportunities and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application.

    LICENSE RENEWAL. Under new FCC rules adopted in January 1997 to implement the Telecom Act, television station licenses generally will be issued for an initial period of eight years, subject to renewal upon application therefore. The FCC will ordinarily renew broadcast licenses for the maximum eight-year term (subject to short-term renewals in certain circumstances, such as those involving serious violations of FCC rules by the licensee). The changes apply to all license renewals granted after the date the new rules were adopted (regardless of when the renewal application was filed), as well as retroactively to licenses for which the renewal application was filed on or after October 1, 1995 if the renewal was granted prior to the date the new rules were adopted.

    With respect to broadcast renewal applications filed after May 1, 1995, the FCC adopted new rules on April 12, 1996 to implement certain statutory changes effected by the Telecom Act. Under these new rules, no person may submit a competing application for the frequency licensed to the renewal applicant unless and until the FCC has determined that the incumbent is not qualified to continue to hold the license. However, during a certain period while the renewal application is still pending, petitions to deny the renewal application may be filed with the FCC. In recent years, representatives of various community groups and others often have filed petitions to deny renewal applications of broadcast stations. The FCC will grant the renewal application and dismiss the petitions to deny if it determines that the licensee meets statutory renewal standards based on a review of the preceding license term.

    Set forth below are the license expiration dates of each O&O:

                          O&O LICENSE EXPIRATION DATES

DMA                                                          STATION LICENSE   EXPIRATION DATE
-----------------------------------------------------------  ----------------  ---------------
Albuquerque--Santa Fe......................................  KLUZ                    10/01/98(d)
Albuquerque--Santa Fe......................................  K48AM(a)                10/01/98(d)
Austin.....................................................  K30CE(a)                10/01/98(d)
Bakersfield................................................  KUVI                    12/01/98
Bakersfield................................................  KABE-LP(a)              12/01/98
Chicago....................................................  WGBO                    12/01/05
Dallas/Fort Worth..........................................  KUVN                     8/01/06
Dallas/Fort Worth..........................................  KUVN-LP(a)              10/01/98(d)
Fresno--Visalia............................................  KFTV                    12/01/98
Hartford & New Haven.......................................  W47AD(a)                 3/31/99
Houston....................................................  KXLN                     8/01/06
Los Angeles................................................  KMEX                    12/01/98
Miami--Fort Lauderdale.....................................  WLTV                     2/01/05
New York...................................................  WXTV                     6/01/99
Philadelphia...............................................  WXTV-LP(a)               7/31/99(b)
Phoenix....................................................  KTVW                    10/01/98(d)
Sacramento--Stockton--Modesto..............................  KUVS                    12/01/98
San Antonio................................................  KWEX                     8/01/06
San Francisco--Oakland--San Jose...........................  KDTV-LP(a)              12/01/98
San Francisco--Oakland--San Jose...........................  KDTV                    12/01/98
Tucson (Nogales)...........................................  K40AC(a)                10/18/98(c)

------------

(a) Low-power O&O.

(b) The Philadelphia station (formerly W35AB) is currently operating pursuant to a special temporary authorization.

(c) The Tucson station is currently operating pursuant to a special temporary authorization as K52AO.

(d) Renewal applications are pending.

    In each case, renewal applications must be filed with the FCC at least four months before the expiration date of the license, and any petitions to deny must be filed at least one month prior to the expiration date. The FCC usually does not act on renewal applications until after the expiration date, and in the interim, the licenses remain in effect. The Company is not aware of any reason why any license renewal applications timely filed with the FCC would not be granted.

    OWNERSHIP RESTRICTIONS. The Communications Act prohibits the assignment of a broadcast license or the transfer of control of a broadcast license without prior FCC approval. The Communications Act also generally prohibits a licensee from having more than 20% of its capital stock owned or voted by foreign nationals, foreign governments, or the representatives of either (each a "Foreign Interest"). A licensee may not be organized under the laws of a foreign country. Absent a grant of special authority by the FCC, any company that directly or indirectly controls a broadcast licensee may not be organized under the laws of a foreign country, and may not have more than 25% of its capital stock owned or voted by foreign nationals or foreign governments or by representatives of foreign nationals or foreign governments. Under the Communications Act, a broadcast license may not be granted to or held by a Foreign Interest if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision to require an affirmative public interest finding before a broadcast license may be granted to or held by any such Foreign Interest. The FCC has rarely made such an affirmative finding. As presently organized, the Company complies with these restrictions. In particular, the Company's Restated Certificate of Incorporation contains provisions that permit the Company to redeem any shares of capital stock other than Class T and Class V Common Stock owned by Foreign Interests and to take other actions necessary to ensure its compliance with the foreign ownership restrictions of the Communications Act and related FCC rules.

    The FCC's "multiple ownership" rules generally provide that a license for a television station will not be granted if the applicant (or a party with an "attributable interest" in the applicant) owns, or has an "attributable interest" in, another station of the same type which covers a similar service area. As directed by the Telecom Act, the FCC is conducting various rulemaking proceedings to determine whether to change its attribution rules and whether to retain, modify, or eliminate its limitations on the number of television stations that a person or entity may own, operate, or control, or have an "attributable interest" in, within the same television market. Under its duopoly regulations, the FCC prohibits ownership interests in television stations with overlapping signals of specified strengths. In November 1996, the FCC proposed to relax this prohibition to permit, under certain conditions, common ownership of television stations with greater signal overlap. The FCC is implementing the proposed standard on an interim, conditional basis pending the outcome of the rulemaking proceedings. Among the options being considered are proposals to increase the signal strength permitted before a prohibited overlap occurs, to permit a single entity to own two UHF television stations in the same television market, and to permit a single entity to own one UHF and one VHF television station in the same market. Substantially all Univision Affiliates operate in the UHF band. Whether, or when, the FCC will adopt such changes in its regulations is unknown.

    The FCC recently conformed its national television station multiple ownership rules with the Telecom Act. Specifically, a single entity may hold "attributable interests" in an unlimited number of U.S. television stations provided that those stations operate in markets containing cumulatively no more than 35% of the television homes in the U.S. For this purpose, only 50% of the television households in a market are counted towards the 35% national restriction if the owned station is a UHF station (as are the O&Os). An FCC rulemaking is under way to address how to measure audience reach, including the "UHF discount," as part of the FCC's biennial review of the broadcast rules mandated by the Telecom Act. None of the Principal Stockholders presently holds attributable interests in any other U.S. television stations.

    The FCC's rules provide that, with certain exceptions, the power to vote or control the vote of 5% or more of the outstanding voting stock of a licensee is the test for determining whether an entity has an "attributable interest" in a licensee's stations for purposes of the multiple ownership rules. However, the FCC's rules permit certain passive institutional investors (i.e., qualifying investment companies, insurance companies or bank trust departments) to vote or control the vote of up to 10% of the outstanding voting stock of a broadcast company before they will be deemed to have an "attributable interest." In March 1992, the FCC initiated a proceeding to consider, inter alia proposals (i) to increase the general "attributable interest" threshold to 10% of the outstanding voting stock of a broadcast licensee and (ii) to increase the threshold for certain passive institutional investors to 20%. The FCC has taken no final action in that proceeding.

    The FCC recently conformed its "dual network rule" with the Telecom Act. Under these new rules, a broadcast licensee may affiliate with an entity that maintains two or more networks of television broadcast stations unless such multiple networks are composed of (i) two or more network entities meeting a specific definition of a network as of February 8, 1996, or (ii) a network meeting such definition and certain other English-language program distribution services. The Network does not fall into either category.

    The Telecom Act also modified the general prohibitions on network-cable cross-ownership so as to permit television networks to own cable systems.

    NETWORK AFFILIATE ISSUES. Several FCC rules impose restrictions on network affiliation agreements. Among other things, those rules prohibit a television station from entering into any affiliation agreements that (i) require the station to clear time for network programming that the station had previously scheduled for other use, (ii) preclude the preemption of any network programs that the station believes are unsuitable for its audience, or (iii) preclude the station from substituting for network programming a program that it believes is of greater local or national importance.

    In addition, the FCC is currently reviewing several of its rules governing the relationship between broadcast television networks and their affiliates. Specifically, the FCC is reviewing the following four rules: (i) the "right to reject rule," which provides that affiliation arrangements between a broadcast network and a broadcast licensee generally must permit the licensee to reject programming provided by the network, (ii) the "time option rule," which prohibits arrangements whereby a network reserves an option to use specified amounts of an affiliate's broadcast time, (iii) the "exclusive affiliation rule," which prohibits arrangements that forbid an affiliate from broadcasting the programming of another network, and (iv) the "network territorial exclusivity rule," which proscribes arrangements whereby a network affiliate may prevent other stations in its community from broadcasting programming the affiliate rejects, and arrangements that inhibit the ability of stations outside of the affiliate's community to broadcast network programming.

    The FCC's so-called "spot sale rule" prohibits a network from representing its affiliates in the sale of non-network advertising time unless such affiliates are owned by or under common control with the network. In late 1990, the FCC granted a permanent waiver to the Company's predecessor permitting non-owned and operated affiliates of the Network to be represented by the Network in the spot sales market. In 1992, as part of its approval of the Acquisition, the FCC granted the Company's request to extend the permanent waiver of the spot sale rule so as to permit the Network to continue to act as a national sales representative for each Univision Affiliate.

    ADVANCED TELEVISION TECHNOLOGY. At present, U.S. television stations broadcast signals using the "NTSC" system, named for the National Television Systems Committee, an industry group established in 1940 to develop the first U.S. television technical broadcast standards. The FCC in late 1996 approved a digital television ("DTV") technical standard to be used by television broadcasters, television set manufacturers, the computer industry and the motion picture industry. This digital television standard will allow the simultaneous transmission of multiple streams of digital data on the bandwidth presently used by a normal analog channel. It will be possible to broadcast one "high definition" channel ("HDTV") with visual and sound quality superior to present-day television or several "standard definition" channels ("SDTV") with digital sound and pictures of a quality slightly better than present television; to provide interactive data services, including visual or audio transmission, or multiple channels simultaneously; or to provide some combination of these possibilities on the multiple channels allowed by DTV. The FCC has already allocated to every existing television broadcaster one additional channel to be used for DTV during the transition between present-day analog television and DTV. Broadcasters will not be required to pay for this new DTV channel, but will be required to relinquish their present analog channels when the transition to DTV is complete.

    The FCC presently plans for the DTV transition period to end by 2006; at that time, broadcasters will be required to return their present channels to the FCC. The FCC has already begun issuing construction permits to build DTV stations. The FCC has recently issued regulations with respect to DTV allocations and interference criteria which are not yet final, and other aspects of the DTV regulatory framework have not yet been established. The FCC is expected to apply to DTV the rules applicable to analogous services in other contexts, including those rules that require broadcasters to serve the public interest and may seek to impose additional programming or other requirements on DTV service. While broadcasters will not have to pay for the additional DTV channel itself, the FCC has proposed that fees will be imposed upon broadcasters if they choose to use the DTV channel to provide paid subscription services to the public. Neither the Telecom Act nor the recent Supreme Court decision upholding the "must carry" statute resolves the applicability of the "must carry" rules to DTV; the FCC is expected to begin proceedings on this issue soon.

    Under certain circumstances, conversion to DTV operations may reduce a station's geographical coverage area. In addition, the FCC's current implementation plan would maintain the secondary status of low-power stations in connection with its allotment of DTV channels. The FCC has acknowledged that DTV channel allotment may involve displacement of existing low-power stations, particularly in major television markets. Accordingly, the Company's low-power Broadcast Affiliates may be materially adversely affected. The Company has already filed displacement applications seeking new channel allotments for seven of its low-power stations, which will be at least partially displaced by DTV channels. Some of these applications face mutually exclusive applications from other applicants, and there is no assurance that any of these applications will be granted by the FCC.

    In addition, it is not yet clear when and to what extent DTV or other digital technology will become available through the various media; whether and how television broadcast stations will be able to avail themselves of or profit by the transition to DTV; how channel, tower height and power assignments will be configured so as to allow that transition; the extent of any potential interference with analog channels; whether viewing audiences will make choices among services upon the basis of such differences; whether and how quickly the viewing public will embrace the cost of the new digital television sets and monitors; to what extent the DTV standard will be compatible with the digital standards adopted by cable and other multi-channel video programming services; or whether significant additional expensive equipment will be required for television stations to provide digital service, including HDTV and supplemental or ancillary data transmission services. Pursuant to the Telecom Act, the FCC must conduct a ten-year evaluation regarding public interest in advanced television, alternative uses for the spectrum and reduction of the amount of spectrum each licensee utilizes. Many segments of the industry are also intensely studying these advanced technologies. There can be no assurances as to the answers to these questions or the nature of future FCC regulation.

    DIRECT BROADCAST SATELLITE SYSTEMS. There are currently in operation several DBS systems that serve the United States, and it is anticipated that additional systems will become operational over the next several years. Furthermore, several Spanish-language DBS systems are underway to serve various parts of Latin America and some of such systems are expected to have signals which will spill over into the southern U.S. or in certain cases, cover most or all of the continental United States. DBS systems provide programming on a subscription basis to those who have purchased and installed a satellite signal receiving dish and associated decoder equipment. DBS systems claim to provide visual picture quality comparable to that found in movie theaters and aural quality comparable to digital audio compact discs. DBS systems do not, except in certain instances, provide the signals of traditional over-the-air broadcast stations, and thus are generally restricted to providing the programming of premium services such as HBO and other traditionally cable-oriented satellite programming services. In the future, competition from DBS systems could have a material adverse effect on the financial condition and results of operations of the Company.

    RECENT DEVELOPMENTS, PROPOSED LEGISLATION AND REGULATION. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of the Company's broadcast properties. In addition to the changes and proposed changes noted above, such matters include, for example, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (hard liquor, beer and wine, for example), and the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations. Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry.

    The foregoing does not purport to be a complete summary of all the provisions of the Communications Act, or the Telecom Act, or of the regulations and policies of the FCC thereunder. Proposals for additional or revised regulations and requirements are pending before and are being considered by Congress and federal regulatory agencies from time to time. Management is unable at this time to predict the outcome of any of the pending FCC rulemaking proceedings referenced above, the outcome of any reconsideration or appellate proceedings concerning any changes in FCC rules or policies noted above, the possible outcome of any proposed or pending Congressional legislation, or the impact of any of those changes on Univision's broadcast operations.

LEGAL PROCEEDINGS

    The Company is involved in certain litigation arising in the ordinary course of business. Management has accrued amounts it believes are reasonable and any amounts in excess of those accruals, either alone or in the aggregate, would not be material to the Company. See Note 8 to Notes to Consolidated Financial Statements.

                                   MANAGEMENT

    The directors and executive officers of the Company as of June 30, 1998 are as follows:

NAME                                      AGE                                    POSITION
------------------------------------  -----------  ---------------------------------------------------------------------
A. Jerrold Perenchio................          67   Chairman of the Board and Chief Executive Officer
Henry Cisneros......................          51   President, Chief Operating Officer and Class A/P Director
George W. Blank.....................          47   Executive Vice President and Chief Financial Officer
Robert V. Cahill....................          67   Vice President and Secretary
Ray Rodriguez.......................          47   President, Chief Operating Officer of the Network and Class A/P
                                                     Director
Harold Gaba.........................          52   Class A/P Director
Alan F. Horn........................          55   Class A/P Director
John G. Perenchio...................          42   Class A/P Director
Gustavo Cisneros....................          53   Class V Director
Lawrence W. Dam.....................          51   Class T Director
Alejandro Rivera....................          55   Alternate Class V Director
Emilio Romano.......................          33   Alternate Class T Director

    Mr. A. Jerrold Perenchio has been the Chairman of the Board and Chief Executive Officer of the Company since the Acquisition in 1992. From the consummation of the Acquisition through January 27, 1997 he was also the Company's President. Mr. Perenchio has owned and been active in Chartwell Partners since it was formed in 1983. Chartwell Partners is an investment firm that is active in the media and communications industry. Mr. Perenchio has over 25 years of experience in the U.S. media and communications industry. During his career, Mr. Perenchio has been the chief executive officer of a number of successful entities involved in the production and syndication of television programming and from 1975 to 1986 owned and operated Spanish-language television stations in Los Angeles and New York. A. Jerrold Perenchio is John G. Perenchio's father.

    Mr. Henry Cisneros joined the Company on January 27, 1997 and serves as the President and Chief Operating Officer. From January 1993 through January 1997, Mr. Cisneros was the Secretary of the U.S. Department of Housing and Urban Development. As a member of the President's Cabinet, Secretary Cisneros was assigned America's housing and community development portfolio. Prior to joining the cabinet, he was Chairman of Cisneros Asset Management Company, a fixed income money management firm operating nationally. In 1981, Mr. Cisneros became the first Hispanic mayor of a major U.S. city when he was elected Mayor of San Antonio, the nation's 10th largest city, where he served four terms until 1989. Mr. Cisneros has served as President of the National League of Cities, Chairman of the National Civic League, Deputy Chair of the Federal Reserve Bank of Dallas, and as a board member of the Rockefeller Foundation. After an investigation by Independent Counsel, Mr. Cisneros was accused in a federal indictment in December 1997 of violating certain federal statutes. Mr. Cisneros is accused of making false statements, obstructing justice, and conspiring to mislead in connection with his appointment as Secretary of the U.S. Department of Housing and Urban Development. Mr. Cisneros was arraigned on January 8, 1998 and pled not guilty. Mr. Cisneros has informed the Company that he will defend himself vigorously. Henry Cisneros is not related to Gustavo Cisneros.

    Since the Acquisition in 1992, Mr. Blank has been Executive Vice President and Chief Financial Officer of UTG and, since 1995, Chief Financial Officer of the Network. Mr. Blank joined Hallmark Cards Incorporated in March 1987 as a consultant. In September 1987, he became Vice President, Finance and Chief Financial Officer of Univision Holdings, Inc., the Company's predecessor ("UHI"). In addition, from May 1992 through the Acquisition, Mr. Blank held the position of Chief Operating Officer of UTG.

    Mr. Cahill has been the Secretary and a Vice President of the Company since the Acquisition in 1992. Mr. Cahill has been Executive Vice President and General Counsel of Chartwell Partners, an affiliate of

Perenchio, since 1985. While at Chartwell Partners, he has also been the Vice President of various other corporations and partnerships affiliated with Perenchio that, among other things, engage in businesses in the media and communications industry. Mr. Cahill has been an associate of Mr. Perenchio for 25 years.

    Mr. Rodriguez has been President and Chief Operating Officer of the Network since December 1992. In August 1990 Mr. Rodriguez joined the Network's predecessor as Vice President and Director of Talent Relations. In September 1991, he became Senior Vice President and Operating Manager of the Network. In May 1992, Mr. Rodriguez became President and Chief Executive Officer of UHI. Prior to joining UHI, he owned and operated a management consulting and production company that produced Spanish language television programs. From 1983 to 1989, he was Julio Iglesias' manager and Chief Executive Officer of that performer's organization.

    Mr. Gaba has been President and CEO of ACT III Communications, Inc., a multi-media communications company since August 1990. From November 1992 through December 1997, he also served as CEO and a director of ACT III Theatres, and of certain other affiliates of ACT III Communications. From November 1992 through January 1996, he also served as CEO and a director of Act III Broadcasting. From 1988 to 1995, Mr. Gaba was a partner of Hark Television Corporation, a broadcast management company.

    Mr. Horn has been Chairman and Chief Executive Officer of Castle Rock Entertainment since January 1994. Mr. Horn has also been a member of the Executive Committee and the Planning Committee of Turner Broadcasting Systems, Inc. since January 1994. From 1987 until January 1994, Mr. Horn was the Chairman of the Management Committee of Castle Rock Entertainment. From 1985 to 1987, Mr. Horn was the President and Chief Operating Officer of Twentieth Century Fox Film Corporation. Prior to such time, he was an executive of Embassy Communications and its predecessor, TAT Communications Company, and Tandem Productions. From 1982 to 1985 he served as Chief Executive Officer and Chairman of the Board of Directors of Embassy.

    Mr. John G. Perenchio has been an executive at Chartwell Partners and Vice President of Malibu Bay Company (a real estate development and management company) since 1990. In August 1997, Mr. Perenchio also became President of Ultimatum Music, LLC (a record and music publishing company). From 1985 to 1990 he was a Business Affairs executive and subsequently a Director of Contemporary Music at Triad Artists, Inc. John G. Perenchio is the son of A. Jerrold Perenchio.

    For more than five years, Mr. Gustavo Cisneros has been a direct or indirect beneficial owner of interests in and a director of certain of the companies that own or are engaged in a number of diverse commercial enterprises, principally in Venezuela, the United States, Brazil, Chile and Mexico (the "Cisneros Group"), including Venevision. Mr. Cisneros is Chairman of the Board of Directors of Pueblo Xtra International, Inc., a member of the Board of Directors of Evenflo & Spalding Holdings Corporation, a member of the Board of Directors of RSL Communications, Ltd. and a member of the Board of Directors of Pan American Beverages Company, Inc. Gustavo Cisneros is not related to Henry Cisneros.

    Mr. Dam has been President of D Mark Resources, Inc., an independent consulting company since June 1, 1998. From 1993 to June 1, 1998 Mr. Dam was the President and Chief Operating Officer of Televisa International, LLC and its predecessor, Univisa, Inc., both wholly-owned subsidiaries of Televisa. From 1987 to 1993 he was Vice President and General Counsel of Univisa, Inc. From 1963 to 1988, Univisa, Inc. and its predecessors owned and operated the Univision Network.

    Mr. Rivera has served in executive positions with companies in the Cisneros Group since 1976, including Venevision. Mr. Rivera is a member of the Board of Directors of Pueblo Xtra International, Inc.

    Mr. Romano joined Televisa in June 1995. Until April 1997 he was responsible for mergers and acquisitions and new project development. In April 1997, Mr. Romano was appointed Vice President of International Affiliates for Televisa. From January 1993 until March 1995, Mr. Romano served as General Director of Revenue Policy and International Fiscal Affairs, and then as Federal Fiscal Attorney, in the Mexican Ministry of Finance. Mr. Romano headed the representative office of the Mexican Ministry of Finance in Washington, D.C. from May 1991 until December 1992.

                              CERTAIN TRANSACTIONS

    While the following is a description of the material terms of certain agreements among the Principal Stockholders, the descriptions set forth below do not purport to be a complete summary of all such agreements.

PROGRAM LICENSE AGREEMENTS

    For a discussion of programming provisions of the Program License Agreements, see "Business-- Program License Agreements." Additionally, pursuant to the Program License Agreements, Televisa and Venevision have the right to use, without charge, advertising time that is not sold to advertisers or used by the Company. There are limitations on the ability of Televisa and Venevision to use such time for telemarketing products and such time may be preempted to the extent sold to a paying advertiser. Televisa and Venevision may each also purchase for its own use non-preemptable time at the lowest spot rate for the applicable time period.

INTERNATIONAL PROGRAM RIGHTS AGREEMENT

    The Company has also granted Televisa and Venevision certain rights to exploit various programming produced by the Company or its subsidiaries on a royalty-free basis. These rights cover all countries outside of the U.S. for programs produced prior to the Initial Offering, or that replace such programs ("Grandfathered Programs") and cover Mexico and Venezuela for all other programs. For Grandfathered Programs, the rights described above will revert back to the Company from Televisa or Venevision when the applicable Program License Agreement terminates. For other programs, Televisa's or Venevision's rights revert back to the Company when the entity owns less than 30% of the securities that it owned on the date of the Initial Offering.

PARTICIPATION AGREEMENT

    Pursuant to a Participation Agreement (the "Participation Agreement"), Perenchio, Televisa and Venevision have also agreed that none of them will enter into certain transactions involving Spanish-language television broadcasting or a Spanish-language television network without first offering the Company the opportunity to acquire a 50% economic interest. The Participation Agreement provides that if the Company elects to participate in any of these transactions, the offeror party will have substantial control over management of such transaction.

NEW PROGRAMMING AGREEMENT

    The Company entered into an agreement with Televisa in March 1998, which provides for each party to produce three separate 13 week shows at such party's sole cost. The shows would be non-NOVELA programming, and each party has agreed to use commercially reasonable efforts to have shows available to begin broadcasting no later than October 31, 1998. Each party will own all rights worldwide in perpetuity in the shows that it produces; provided that the other party will have the right to broadcast and otherwise exploit the shows pursuant to the Program License Agreement between the Company and Televisa or the International Program Rights Agreement, as applicable.

WARRANTS

    In connection with the Acquisition, Televisa and Venevision were issued Warrants to purchase Common Stock, which if exercised would have increased the ownership of each of them in the Company to 25%. The Warrants are not exercisable unless it is lawful for the holder to own the number of shares issuable as a result of such exercise and such exercise would not violate the Communications Act. Subject to applicable securities laws, the Warrants are freely transferable. The Warrants are exercisable for Class T Common Stock and Class V Common Stock, as the case may be. However, at the option of Televisa or Venevision, or if the Warrants are not held by Televisa or Venevision or their permitted transferees, the Warrants are exercisable for Class A Common Stock. As part of the Reorganization, the Warrants were adjusted so that after the Initial Offering they were exercisable for Common Stock at an exercise price of $0.064 per share. If all Warrants were fully exercised and the Series A Preferred were converted, Venevision would own 19.7% of the Common Stock of the Company and Televisa, following this Offering, would own 9.7% of the Common Stock of the Company.

REGISTRATION RIGHTS AGREEMENTS

    All existing stockholders as of the Initial Offering are entitled to certain rights with respect to the registration of their shares under the Securities Act. Under the terms of the Registration Rights Agreement, Perenchio has the right to cause the Company to file registration statements with respect to Perenchio's Common Stock on four separate occasions, one of which has been exercised, and each of Televisa and Venevision has the right to cause the Company to register their shares of Common Stock on two separate occasions. Televisa has used one of its two demands in this Offering. Additionally, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others, each of the Principal Stockholders, and each other party to the Registration Rights Agreement is entitled, subject to certain limitations and exceptions, to notice of such registration and is entitled to include shares of Common Stock therein. In addition, at any time after the Company becomes eligible to file registration statements on Form S-3 under the Securities Act, the existing stockholders may request that the Company file a registration statement on Form S-3 with respect to their shares of Common Stock, provided that the registration statement with respect to such offering shall contain only the information required by such Form S-3, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. In general, all fees, costs and expenses of such registration (other than underwriting fees and commissions) will be borne by the Company except for registration statements under Form S-3 which contain no more than the information required by such form, in which case such registration expenses will be borne by the persons registering securities under such registration statements.

    Under a registration rights agreement entered into in connection with the acquisition of the Sacramento station, the current holders of the Series A Preferred Stock are entitled to certain rights with respect to registration of their shares under the Securities Act. The terms of such registration rights agreement are similar to those of the registration rights agreement described above except that the current holders of the Series A Preferred Stock only have the right to make one demand (excluding demands that the Company file a registration statement containing only the information required by Form S-3.)

WORLD CUP BROADCAST RIGHTS AGREEMENT

    The Company acquired the Spanish-language broadcast rights in the U.S. to all 64 of the 1998 World Cup Soccer Championship Games from a Televisa subsidiary. The terms call for a fixed payment of $25,000,000 in four equal installments during May and June 1998, which have been paid, and in August and September 1998. In addition to these payments and consistent with past coverage of the World Cup Games, the Company will be responsible for all costs associated with advertising, promotion, and broadcast of the World Cup Games, as well as the production of certain television programming related to the games.

REIMBURSEMENT ARRANGEMENT

    Univision has agreed to reimburse Chartwell Partners LLC, an affiliate of A. Jerrold Perenchio, for compensation of certain Chartwell employees who devote substantially all of their time to Univision activities. In 1997, Univision reimbursed Chartwell approximately $852,000 for one-half of the salary and all of the bonus and payroll taxes relating to Univision's Vice President, Robert Cahill and the salary, bonus and payroll taxes of support staff.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information relating to the beneficial ownership of the Company's voting securities as of June 30, 1998 (giving effect to the two-for-one stock split that was effected on January 12, 1998), by (i) the Selling Stockholder, (ii) each person who is known by the Company to own beneficially 5% or more of the outstanding shares of any class of the Common Stock, (iii) each of the Company's directors and executive officers, and (iv) all directors and executive officers as a group. Since the Class P Common Stock has 10 votes per share on substantially all matters submitted to stockholders, Mr. A. Jerrold Perenchio and his affiliates will have, after the issuance of the shares offered hereby, 77.8% of the voting power of the Class A, Class P Common Stock and Series A Preferred and 75.3% of the voting power of all Common Stock and Preferred Stock outstanding. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of the Company's voting securities shown as beneficially owned by them, subject to community property laws where applicable. Please see the footnotes below for the disclosure required by the Securities Exchange Act of 1934 for each of the parties listed below. Because the Class P, Class T and Class V Common Stock and the Series A Preferred can be converted to Class A Common Stock at any time, the Company is presenting the information below based on such conversions.

                                               NUMBER OF
                                           SHARES OF CLASS A          PERCENT OF
                                                COMMON                  CLASS A
                                                 STOCK               COMMON STOCK
                                             BENEFICIALLY            BENEFICIALLY         SHARES
                                                 OWNED                   OWNED            OFFERED
NAME AND ADDRESS(A)   TITLE OF CLASS      PRE-OFFERING(B)(C)        PRE-OFFERING(C)     IN OFFERING
--------------------  --------------  ---------------------------   ---------------   ---------------
A. Jerrold Perenchio  Class A and             20,743,433(d)(e)            23.9%             --
  (a)                   Class P
                        Common Stock

Grupo Televisa, S.A.  Class T Common           8,918,582(e)(f)            10.3             11,500,000
  Avenida               Stock
  Chapultepec,
  No. 28 06724
  Mexico, D.F.
  Mexico

Venevision            Class V Common           8,918,582(e)(f)(i)         10.3              --
  c/o Finser            Stock
  Corporation
  550 Biltmore Way,
  Suite 900
  Coral Gables,
  Florida 33134

Janus Capital         Class A Common           3,271,650(g)                3.8              --
  Corporation           Stock
  100 Fillmore
  Street
  Denver, Colorado
  80206-4973

Putnam Investments,   Class A Common           4,399,896(h)                5.1              --
  Inc.                  Stock
  One Post Office
  Square
  Boston,
  Massachusetts
  02109

The Davila Family,    Class A, P, T            2,842,526(e)(f)             3.3              --
  LLC                   and V Common
  c/o Suite 2500        Stock
  One New York Plaza
  New York, New York
  10004

Stephen P. Rader      Class A Common           2,040,877(k)                2.4              --
  and Anne W. Rader     Stock
  c/o Coldstream
  Capital, LLC
  865 South Figueroa
  Street
  Suite 700
  Los Angeles,
  California 90017

Morgan Stanley, Dean  Class A Common           1,279,700(n)                1.5              --
  Witter, Discover &    Stock
  Co.
  1585 Broadway
  38th Floor
  New York, New York
  10036

George W. Blank (a)   Class A Common             384,344                *                   --
                        Stock

                                                                         PERCENT OF
                                                                           CLASS A
                                                                           COMMON
                                                        PERCENT OF          STOCK
                            NUMBER OF SHARES             CLASS A        BENEFICIALLY
                               OF CLASS A                 COMMON            OWNED
                              COMMON STOCK                STOCK         POST-OFFERING
                              BENEFICIALLY             BENEFICIALLY     ASSUMING ALL
                                 OWNED                    OWNED         WARRANTS ARE
NAME AND ADDRESS(A)       POST-OFFERING(B)(C)        POST-OFFERING(C)   EXERCISED(J)
--------------------  ----------------------------   ----------------   -------------
A. Jerrold Perenchio           20,743,433(d)(e)            23.2%            18.0%
  (a)
Grupo Televisa, S.A.                1,000(e)(f)          *                   9.7
  Avenida
  Chapultepec,
  No. 28 06724
  Mexico, D.F.
  Mexico
Venevision                      8,918,582(e)(f)(i)         10.0             19.7
  c/o Finser
  Corporation
  550 Biltmore Way,
  Suite 900
  Coral Gables,
  Florida 33134
Janus Capital                   3,271,650(g)                3.7              2.8
  Corporation
  100 Fillmore
  Street
  Denver, Colorado
  80206-4973
Putnam Investments,             4,399,896(h)                4.9              3.8
  Inc.
  One Post Office
  Square
  Boston,
  Massachusetts
  02109
The Davila Family,              2,842,526(e)(f)             3.2              2.5
  LLC
  c/o Suite 2500
  One New York Plaza
  New York, New York
  10004
Stephen P. Rader                2,040,877(k)                2.3              1.8
  and Anne W. Rader
  c/o Coldstream
  Capital, LLC
  865 South Figueroa
  Street
  Suite 700
  Los Angeles,
  California 90017
Morgan Stanley, Dean            1,279,700                   1.4              1.1
  Witter, Discover &
  Co.
  1585 Broadway
  38th Floor
  New York, New York
  10036
George W. Blank (a)               384,344(m)             *                 *

                                               NUMBER OF
                                           SHARES OF CLASS A          PERCENT OF
                                                COMMON                  CLASS A
                                                 STOCK               COMMON STOCK
                                             BENEFICIALLY            BENEFICIALLY         SHARES
                                                 OWNED                   OWNED            OFFERED
NAME AND ADDRESS(A)   TITLE OF CLASS      PRE-OFFERING(B)(C)        PRE-OFFERING(C)     IN OFFERING
--------------------  --------------  ---------------------------   ---------------   ---------------
Robert V. Cahill (a)  Class A Common             268,854(m)             *                   --
                        Stock

Henry Cisneros (a)    Class A Common              37,486(m)             *                   --
                        Stock

Harold Gaba (a)       Class A Common              31,000                *                   --
                        Stock

Alan F. Horn (a)      Class A Common              70,000                *                   --
                        Stock

John G. Perenchio     Class A Common               6,600                *                   --
  (a)                   Stock

Ray Rodriguez (a)     Class A Common             395,054                *                   --
                        Stock

Gustavo Cisneros      N/A                     --        (i)             *                   --
  c/o Finser
  Corporation
  550 Biltmore Way
  Suite 900
  Coral Gables,
  Florida 33134

Lawrence Dam          Class A Common             206,600                *                   --
  c/o Televisa          Stock
  International, LLC
  7710 Haskell
  Avenue
  Van Nuys,
  California 91406

Alejandro Rivera      Class A Common             200,000                *                   --
  c/o Finser            Stock
  Corporation
  550 Biltmore Way,
  Suite 900
  Coral Gables,
  Florida 33134

Emilio Romano         N/A                     --                        *                   --
  Avenida
  Chapultepec No. 28
  Colonia Doctores
  06724 Mexico, D.F.

Chester and Naomi     Class A Common             550,659(l)             *                   --
  Smith                 and Series A
  c/o J. Wilmer         Preferred
  Jensen, Esq.          Stock
  1514 H Street
  Modesto,
  California 95354

All directors and     Class A, Class          22,343,371(e)(f)(i)         25.4              --
  executive officers    P, Class T
  as a group (10        and Class V
  persons)              Common Stock

                                                                         PERCENT OF
                                                                           CLASS A
                                                                           COMMON
                                                        PERCENT OF          STOCK
                            NUMBER OF SHARES             CLASS A        BENEFICIALLY
                               OF CLASS A                 COMMON            OWNED
                              COMMON STOCK                STOCK         POST-OFFERING
                              BENEFICIALLY             BENEFICIALLY     ASSUMING ALL
                                 OWNED                    OWNED         WARRANTS ARE
NAME AND ADDRESS(A)       POST-OFFERING(B)(C)        POST-OFFERING(C)   EXERCISED(J)
--------------------  ----------------------------   ----------------   -------------
Robert V. Cahill (a)              268,854(m)             *                 *
Henry Cisneros (a)                 37,486(m)             *                 *
Harold Gaba (a)                    31,000                *                 *
Alan F. Horn (a)                   70,000                *                 *
John G. Perenchio                   6,600                *                 *
  (a)
Ray Rodriguez (a)                 395,054(m)             *                 *
Gustavo Cisneros              --         (i)             *                 *
  c/o Finser
  Corporation
  550 Biltmore Way
  Suite 900
  Coral Gables,
  Florida 33134
Lawrence Dam                      206,600(m)             *                 *
  c/o Televisa
  International, LLC
  7710 Haskell
  Avenue
  Van Nuys,
  California 91406
Alejandro Rivera                  200,000(m)             *                 *
  c/o Finser
  Corporation
  550 Biltmore Way,
  Suite 900
  Coral Gables,
  Florida 33134
Emilio Romano                 --                         *                 *
  Avenida
  Chapultepec No. 28
  Colonia Doctores
  06724 Mexico, D.F.
Chester and Naomi                 550,659(l)             *                 *
  Smith
  c/o J. Wilmer
  Jensen, Esq.
  1514 H Street
  Modesto,
  California 95354
All directors and              22,343,371(e)(f)(i)         24.7             19.2
  executive officers
  as a group (10
  persons)

---------

*    Represents less than one percent.

(a) Unless otherwise indicated, the address of each executive officer and director is 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067.

(b) Each of A. Jerrold Perenchio and his affiliates ("Perenchio"), Grupo Televisa, S.A. de C.V. and its affiliates ("Televisa"), Corporacion Venezolana de Television, C.A. (Venevision) and its affiliates ("Venevision"), beneficially own 100% of the outstanding shares of Class P Common Stock, Class T Common Stock and Class V Common Stock, respectively. Chester and Naomi Smith beneficially own 100% of the outstanding shares of Series A Preferred.

(c) Assumes that the Class P, Class T and Class V Common Stock outstanding is converted into Class A Common Stock on a share for share basis and assumes that the 9,000 shares of Series A Preferred have been converted into 550,659 shares of Class A Common Stock since this may be done at any time in accordance with their respective terms. Includes options exercisable within 60 days. For all persons listed other than The Davila Family, LLC, does not include the shares issuable upon exercise of the 25,567,794 Warrants that are outstanding. For The Davila Family, LLC, includes 712,512 shares of Class A Common Stock issuable upon exercise of Warrants. (see footnotes e and f below).

(d) Includes 442,870 shares of Class P Common Stock beneficially owned by Margaret Perenchio, A. Jerrold Perenchio's wife. Mr. Perenchio has the sole power to vote such shares pursuant to a proxy, but Mrs. Perenchio has sole power to dispose of or direct the disposition of such shares. Also includes 200 shares of Class A Common Stock owned by Mr. Perenchio.

(e) Perenchio, Televisa and Venevision have each formed a partnership in which they are the general partner and The Davila Family, LLC is the managing general and limited partner. The partnership with Perenchio owns 1,191,318 shares of Class A Common Stock and 12,034 shares of Class P Common Stock. The partnerships with Televisa and Venevision each own 469,348 shares of Class A Common Stock and 4,742 shares of Class T and Class V Common Stock, respectively. The partnerships with Televisa and Venevision also each own Warrants to purchase 356,256 shares of Class A Common Stock and 7,292 shares of Class T and Class V Common Stock, respectively. The Davila Family, LLC has full dispositive and voting power over the shares of Class A Common Stock owned by the partnerships, and Perenchio, Televisa and Venevision each has full dispositive and voting power over the shares of Class P Common Stock, Class T Common Stock and Class V Common Stock owned by the partnership in which it is a partner. Based on a Schedule 13G dated February 14, 1997 filed by The Davila Family, LLC, it owned 13.3% of the Class A Common Stock outstanding as of such date. According to the Schedule 13G, The Davila Family, LLC disclaims beneficial ownership of the shares of the Company owned by any other person pursuant to Rule 13(d)(4) of the Securities Exchange Act of 1934, as amended.

(f) Excludes 13,718,850 shares of Class T Common Stock and 13,718,850 shares of Class V Common Stock issuable upon exercise of Warrants beneficially owned by Televisa and Venevision, respectively, before the Offering. Excludes 11,136,432 shares of Class T Common Stock and 13,718,850 shares of Class V Common Stock issuable upon exercise of Warrants beneficially owned by Televisa and Venevision, respectively, after the Offering. Such warrants may be exercised by the holder, so long as the aggregate shares owned by Televisa, Venevision and all non-U.S. aliens do not represent more than 25% of the outstanding stock.

(g) Based on a report on Schedule 13G/A dated February 13, 1998, Janus Capital Corporation and/or its affiliates had shared voting and shared dispositive power over all such shares. Based on such Schedule 13G/A, Janus Capital Corporation owned 13.6% of the Class A Common Stock actually outstanding as of December 31, 1997.

(h) Based on a report on Schedule 13G/A dated January 28, 1998, Putnam Investments, Inc. and/or its affiliates had shared voting and shared dispositive power over all such shares. Based on such Schedule 13G/A, Putnam Investments, Inc. owned 18.3% of the Class A Common Stock actually outstanding as of December 31, 1997.

(i) A trust for the benefit of the family of Gustavo Cisneros and a trust for the benefit of the family of Ricardo Cisneros each owns a 50% indirect beneficial ownership interest in the equity of the Venevision affiliates that own these shares. These affiliates have shared voting and dispositive powers. Messrs. Gustavo and Ricardo Cisneros disclaim beneficial ownership of such shares.

(j) Assumes all Warrants are exercised. (See footnotes e and f) The Warrants to purchase Class T and Class V Common Stock are subject to certain exercise restrictions.

(k) The Raders share voting and dispositive powers.

(l) The Series A Preferred Stock is voting stock (one vote per share) and is convertible into 550,659 shares of Class A Common Stock at the option of the holders until March 20, 2001. The Series A Preferred is redeemable at the option of the holders at any time, and by the Company after March 20, 2001.

(m) The following persons hold stock options that are vested and exercisable or will vest and become exercisable on or before September 30, 1998: Mr. Cahill-200,000; Mr. Blank-300,000; Mr. Henry Cisneros-11,666; Mr. Rodriguez-300,000; Mr. Dam-200,000; and Mr. Rivera-200,000.

(n) Based on a report on Schedule 13G dated February 12, 1998, Morgan Stanley, Dean Witter, Discover & Co. and/or its affiliates had shared voting and shared dispositive power over all such shares. Based on such Schedule 13G, Morgan Stanley, Dean Witter, Discover & Co. owned 5.3% of the Class A Common Stock outstanding as of December 31, 1997.

                          DESCRIPTION OF CAPITAL STOCK

    While the following description of the Company's capital stock is a summary of the material terms of such stock, it does not purport to be complete and is subject in all respects to applicable Delaware law and the provisions of the Company's Restated Certificate of Incorporation and Bylaws.

    The Restated Certificate of Incorporation of the Company provides for three classes of directors: six Directors to be elected by the holders of the Class A Common Stock and the Class P Common Stock (the "Class A/P Directors"); one to three Directors to be elected by the holders of the Class T Common Stock (the "Class T Directors"); and one to three Directors to be elected by the holders of the Class V Common Stock (the "Class V Directors").

    The authorized capital stock of the Company consists of 492,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. The Common Stock is divided into four classes, Class A Common Stock, Class P Common Stock, Class T Common Stock and Class V Common Stock. After this Offering, the Company's issued and outstanding capital stock will consist of (i) 59,234,947 shares of Class A Common Stock, (ii) 20,743,233 shares of Class P Common Stock, all of which are owned by Perenchio,
(iii) 1,000 shares of Class T Common Stock, all of which are owned by Televisa, and (iv) 8,918,582 shares of Class V Common Stock, all of which are owned by Venevision. See "Principal and Selling Stockholders." After this Offering, an additional 712,512 shares of Class A Common Stock, 11,136,432 shares of Class T Common Stock and 13,718,850 shares of Class V Common Stock are available for issuance upon exercise of the Warrants held by The Davila Family, LLC, Televisa and Venevision, respectively. See "Certain Transactions--Warrants."

COMMON STOCK

    CLASS A COMMON STOCK. Holders of Class A Common Stock are entitled to receive such dividends as may from time to time be declared by the Board out of funds legally available therefor. Holders of Class A Common Stock are entitled to one vote per share on all matters on which they are entitled to vote. The holders of the Class A Common Stock, voting together with the holders of the Class P Common Stock (and the Class T Common Stock and the Class V Common Stock to the extent a Voting Conversion has occurred with respect to such class), elect the Class A/P Directors (and alternate directors) of the Company. The Class A/P Directors presently constitute six of the eight directors of the Company, but in no event will constitute less than 50% of the Board of Directors. Holders of Class A Common Stock have no preemptive, conversion, redemption or sinking funds rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Class A Common Stock are entitled to share with all other holders of any class of Common Stock equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Class A Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Class A Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

    CLASS P COMMON STOCK. Holders of the Class P Common Stock are entitled to the same rights, privileges and preferences as holders of the Class A Common Stock, except that holders of Class P Common Stock are entitled to 10 votes per share on all matters on which they are entitled to vote; provided that at any time that A. Jerrold Perenchio is incapacitated (defined as A. Jerrold Perenchio being subject to a conservatorship of the estate under applicable state law), the holders of the Class P Common Stock shall only be entitled to one vote per share. As mentioned above, the holders of Class P Common Stock and the holders of Class A Common Stock (and the Class T Common Stock and the Class V Common Stock to the extent a Voting Conversion has occurred with respect to such class) voting together, elect the Class A/P Directors (and alternate directors). Each share of Class P Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock. In addition, each share of Class P Common Stock will convert automatically into one share of Class A Common Stock upon the sale of such share of Class P Common Stock to a person that is not a Permitted Transferee (as defined below) of Mr. Perenchio. Additionally, each share of Class P Common Stock will convert automatically into one share of Class A Common Stock (i) upon the death of Mr. Perenchio or (ii) if Perenchio (and his Permitted Transferees) cease to own beneficially at least the Required Amount (as defined).

    CLASS T AND CLASS V COMMON STOCK. Holders of the Class T and Class V Common Stock are entitled to the same rights, privileges, and preferences as the holders of the Class A and Class P Common Stock, except (i) unless there has been a Voting Conversion with respect to any class, holders of Class T Common Stock and Class V Common Stock, each voting as a separate class, each elect one director and one alternate director (but no less than 12.5% of the Board); provided that at such time as the Communications Act permits at least 37.5% but less than 50% alien ownership of the Company's capital stock, the holders of Class T Common Stock and Class V Common Stock, each voting as a separate class, each elect two directors and two alternate directors (but no less than 20% of the Board) and at such time as the Communications Act permits 50% or more alien ownership of the Company's capital stock, the holders of Class T Common Stock and Class V Common Stock, each voting as a separate class, each elect three directors and three alternate directors (but no less than 25% of the Board),
(ii) unless there has been a Voting Conversion with respect to any class, holders of the Class T Common Stock and Class V Common Stock each votes as a separate class on matters which would adversely affect the special rights of such class, (iii) each share of Class T Common Stock will convert automatically into one share of Class A Common Stock upon the sale of any such shares to a person that is not a Permitted Transferee of Televisa and (iv) each share of Class V Common Stock will convert automatically into one share of Class A Common Stock upon the sale of any such shares to a person that is not a Permitted Transferee of Venevision.

    For purposes of retaining their special voting rights, "Required Amount" with respect to a person means a number of shares and warrants equal to, in the case of Class P Common Stock, 13,243,043, and in the case of Class T and Class V Common Stock, 6,789,042, subject to adjustments for future stock splits and stock dividends, "Permitted Transferee" means (i) any entity all of the equity of which is directly or indirectly owned by the transferor, (ii) in the case of a transferor who is an individual, (a) such transferor's spouse and lineal descendants, personal representatives and heirs, (b) any trustee of any trust created primarily for the benefit of any, some or all of such spouse and lineal descendants (but which may include beneficiaries which are charities) or of any revocable trust created by such transferor, (c) following the death of such transferor, all beneficiaries under either such trust, (d) the transferor, in the case of a transfer from any Permitted Transferee back to its transferor and
(e) any entity all of the equity of which is directly or indirectly owned by any of the foregoing, and "Voting Conversion" means with respect to the Class T Common Stock or the Class V Common Stock that the holders of such class own less than the Required Amount or have elected to relinquish their special voting rights, including the right to elect Class T or Class V Directors.

PREFERRED STOCK

    The Board is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and to fix the number of shares to be included in any such series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock, may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price and the voting and other rights of the holders of Common Stock. In connection with the acquisition of the Sacramento Affiliated station in March 1997, the Company issued 12,000 shares of Series A Cumulative Convertible Preferred Stock, having one vote per share, a liquidation preference of $1,000 per share (plus accrued and unpaid dividends) and a Cumulative Annual Dividend Preference (commencing on the closing of the acquisition) of 6% per share per annum ($15.00 per quarter per share), increasing to 9% per share per annum if accrued and unpaid dividends per share equal or exceed $30.00. The Series A Preferred is convertible into Class A Common Stock at the option of the holder until March 20, 2001 at a conversion price of $16.34375. The Series A Preferred is redeemable at the option of the holder at any time, and by the Company after the fourth anniversary of the issuance of the Series A Preferred, in each case, for an amount equal to the liquidation preference. On May 12, 1998 the holders of the Series A Preferred converted 3,000 shares into Class A Common Stock, leaving 9,000 shares of Series A Preferred Stock outstanding.

CERTAIN PROVISIONS OF DELAWARE LAW

    The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND THE BYLAWS
  RELATING TO FOREIGN OWNERSHIP OF COMMON STOCK

    The Restated Certificate of Incorporation contains provisions designed to assist the Company in complying with the provisions of the Communications Act regulating the ownership of broadcasting companies by aliens. See "Business--Federal Regulation and New Technologies." The following is a summary of these provisions of the Restated Certificate of Incorporation and the Bylaws.

    Under the Communications Act, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-U.S. citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation. The FCC has rarely if ever made such an affirmative finding. For the purpose of monitoring compliance with this provision, the Restated Certificate of Incorporation requires the Corporation, as promptly as practicable after shares of Common Stock are first held by more than 100 holders of record, to implement the procedures described below in this paragraph. The Restated Certificate of Incorporation requires the Company to maintain separate stock records for alien stockholders and non-alien stockholders. In addition, the Restated Certificate of Incorporation requires the Company to place on each certificate representing shares of stock owned, voted or otherwise controlled by an alien the legend "Foreign Share Certificate" and to place on each other stock certificate the legend "Domestic Share Certificate." Pursuant to the Restated Certificate of Incorporation, the holder of any shares of Company stock (other than Class T Common Stock or Class V Common Stock) represented by a Domestic Share Certificate is required, if such shares are owned, voted or otherwise controlled by an alien, to deliver such certificate to the Company to be replaced by a Foreign Share Certificate. Any holder of Foreign Share Certificates representing shares of the Class A Common that are not owned, voted or otherwise controlled by aliens, may deliver such Foreign Share Certificates to the Company or its agent to be replaced by Domestic Share Certificates. Any Foreign Share Certificates delivered to the Company for replacement with Domestic Share Certificates must be accompanied by an affidavit stating that the shares of the Company's stock represented by the Foreign Share Certificate are not owned, voted or otherwise controlled by an alien.

    The Restated Certificate of Incorporation provides that the Company will have the right to determine, by vote of the Company's Board of Directors or in conformity with regulations prescribed by the Company's alien, whether any shares of stock of the Company are owned, voted or otherwise controlled by aliens and whether any affidavit described above is false.

    Outstanding shares of Class A Common Stock held by a Disqualified Holder (as defined below) are subject to redemption by the Company, by action of the Board of Directors or in conformity with regulations prescribed by the Board of Directors to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by the Company or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Company's stock possessing prescribed qualifications. The Restated Certificate of Incorporation prescribes the following terms and conditions for any such redemption: (a) the redemption price of the shares to be redeemed shall be equal to the lesser of (i) the Fair Market Value (as defined below) of such shares or (ii) if such stock was purchased by such Disqualified Holder within one year of the redemption date, such Disqualified Holder's purchase price for such shares; (b) the redemption price of such shares may be paid in cash, securities (valued according to a specified method) or any combination thereof; (c) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed will be selected in such manner as is determined by the Board of Directors or in conformity with regulations prescribed by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, selection based upon failure to comply with the provisions described in this paragraph or selection in any other manner determined by the Board of Directors or in conformity with regulations prescribed by the Board of Directors; (d) at least 30 days written notice of the redemption date must be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), except that the redemption date may be the date on which written notice is given to such record holders if cash, securities or a combination thereof sufficient to effect the redemption is deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;
(e) from and after the redemption date, any and all rights of whatever nature, which may be held by the owners of shares called for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), will cease and terminate and such owners will thenceforth be entitled only to receive the cash, securities or a combination thereof payable in respect of such redemption; and (f) such other terms and conditions as the Board of Directors may determine.

    For purposes of the foregoing provisions of the Restated Certificate of Incorporation, the following meanings are assigned to certain terms:
"Disqualified Holder" means any holder of capital stock (other than Class T Common Stock or Class V Common Stock) whose holding of such stock, either individually or when taken together with the holding of shares of any class or series of stock of the Company by any other holders, may result, in the judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Company or any of its subsidiaries to conduct any portion of its business. "Fair Market Value" of a share of any class or series of stock of the Company means the average closing price for such a share for each of the 45 most recent days on which shares of stock of such class or series were traded preceding the fifth day prior to the day on which notice of redemption is given, except that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" is any value determined by the Board of Directors in good faith.

    The Restated Certificate of Incorporation also authorizes the Board of Directors to adopt such other provisions as the Board of Directors may deem necessary or desirable to avoid violation of the alien ownership provisions of the Communications Act and to carry out the provisions of the Restated Certificate of Incorporation relating to alien ownership.

BYLAW SUPERMAJORITY VOTING PROVISIONS

    The Bylaws of the Company provide that without the approval of the Board by a vote which includes, in addition to any other required vote of directors, the affirmative vote of a majority of the Class T Director(s) (so long as there has not been a Voting Conversion with respect to holders of Class T Common Stock) and a majority of the Class V Director(s) (so long as there has not been a Voting Conversion with respect to Class V Common Stock), the Company shall not (subject to certain exceptions) directly or through its subsidiaries: (i) merge or consolidate, enter into a business combination with, or otherwise reorganize the Company with or into one or more entities; (ii) sell all or substantially all of the Company's assets to an entity that is not a wholly owned subsidiary of the Company; (iii) create, designate, issue, or sell out of treasury Common Stock of the Company or any of its subsidiaries or any equity securities (or securities with equity features) of the Company or any of its subsidiaries (other than to the Company or its wholly owned subsidiaries); (iv) pay any dividend or make any distribution to holders of any equity securities of the Company including by way of redemption or repurchase of securities (except dividends payable at a stated value of preferred stock approved by the Board);
(v) engage in any business transaction outside of the Company's ordinary course of business (which for purposes hereof, shall mean any media, communications and broadcast businesses) or (vi) dissolve, liquidate or terminate the Company.

    The Bylaws of the Company also provide that without the approval of the Board by a vote which includes, in addition to any other required vote of directors, the affirmative vote of a majority of the Class T Directors (so long as a Voting Conversion has not occurred with respect to the Class T Common Stock) or a majority of the Class V Director(s) (so long as a Voting Conversion has not occurred with respect to the Class V Common Stock), the Company shall not directly or through its subsidiaries: (i) acquire or dispose of assets in any one transaction or series of related transactions for a purchase or sale price in excess of $50 million, (ii) dispose of any interest in any television station which broadcasts in Spanish in any of the top 15 markets in terms of Hispanic population, (iii) incur debt (or issue preferred stock) (other than capitalized lease obligations for satellite transponders) as of any date in excess of five times the Company's EBITDA for the twelve-month period ending on the last day of the quarter preceding such date, (iv) produce or acquire certain programs (as described below), (v) enter into any transaction with Perenchio or any person related to Perenchio or any of their respective affiliates, or (vi) employ or set compensation or severance levels for (a) any relatives of any executive officer of, or consultant to, the Company, or any employee of such consultant, or (b) any part-time executive of the Company, or (c) any employees or relatives of Perenchio, Televisa or Venevision or any of their respective affiliates. For purposes of subparagraph (iii) above, EBITDA means the sum of net income, total depreciation expense, amortization expense, interest expense and taxes as determined in conformity with U.S. Generally Accepted Accounting Principles ("GAAP"); provided that in the case of debt incurred for the purposes of an acquisition, EBITDA shall be determined on a pro-forma basis giving effect to such acquisition.

    Production or acquisition of programs by the Company will not require approval of the Class T Directors or Class V Directors if such programs are Grandfathered Programs. Moreover, such consent will not be required for the production or acquisition of any other programs by the Company unless (i) incremental EBITDA in any fiscal year is less than 30% of the incremental sales in that year and (ii) total EBITDA in the year in question as a percentage of total sales is less than the greater of (a) 30% or (b) five percentage points below the average of the three highest consecutive years within the prior ten years (or since 1992 if less than ten years) (the "Three Year Margin"). For purposes of determining EBITDA and sales, only the results of the Network, the O&Os and Galavision are included. All other businesses and certain special programming are to be disregarded. The special voting rights set forth above with respect to special programming are to continue in effect until the Company, in any subsequent fiscal year, increases its overall ratio of EBITDA to sales to the higher of (x) 2.5% or less below the Three Year Margin or (y) 32.5%. All determinations are to be made based upon the Company's audited financial statements.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

    The Company's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Restated Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

    The Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company or any other corporation of which he is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

CERTAIN ANTI-TAKEOVER EFFECTS

    The provisions of the Articles of Incorporation and the Bylaws of the Company summarized above may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Class A Common Stock is The Bank of New York.

LISTING

    The Class A Common Stock is listed on the NYSE under the symbol "UVN."

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette International and Goldman Sachs International are acting as International Representatives, have severally agreed to purchase, and the Selling Stockholder has agreed to sell to them, severally, the respective number of shares of Class A Common Stock (or Warrants immediately exercisable for shares of Class A Common Stock) set forth opposite the names of such Underwriters below:

                                                                                   NUMBER OF
NAME                                                                                 SHARES
--------------------------------------------------------------------------------  ------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.............................................
  Donaldson, Lufkin & Jenrette Securities Corporation...........................
  Goldman, Sachs & Co...........................................................
                                                                                  ------------
  Subtotal......................................................................    10,350,000
                                                                                  ------------
International Underwriters:
  Morgan Stanley & Co. International Limited....................................
  Donaldson, Lufkin & Jenrette International....................................
  Goldman Sachs International...................................................
                                                                                  ------------
  Subtotal......................................................................     1,150,000
                                                                                  ------------
    Total.......................................................................    11,500,000
                                                                                  ------------
                                                                                  ------------

    The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the U.S. Underwriters' overallotment option described below) if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United

States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Class A Common Stock (including those issuable upon exercise of Warrants) to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares so sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other Underwriters or to certain dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    The Selling Stockholder has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase Warrants immediately exercisable for up to an aggregate of 1,725,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions and the exercise price of such Warrants. The U.S. Underwriters may exercise such option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

    Each of the Company, the Selling Stockholder and the directors, executive officers and certain other stockholders of the Company has agreed, subject to certain exceptions, that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 90 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (a) the sale of Shares to the Underwriters, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (c) transactions by any person other than the Company relating to shares of Class A Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares, (d) transfers by such stockholders of shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock to one or more affiliates or one or more members of such stockholder's immediate family, or a trust, the sole beneficiaries of which are members of such stockholder's immediate family, and
(e) the sale of shares of Class A Common Stock pursuant to the cashless "net exercise" provisions of any option or warrant outstanding on the date of the Underwriting Agreement.

    In order to facilitate the Offering of the Class A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may overallot in connection with the Offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the Offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Certain of the Underwriters have been engaged from time to time, and may in the future be engaged, to perform investment banking and other advisory-related services to the Company and its affiliates, including the Selling Stockholder, in the ordinary course of business. In connection with rendering such services in the past, such Underwriters have received customary compensation, including reimbursement of related expenses.

    The Company, the Selling Stockholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of the Class A Common Stock offered hereby will be passed upon for the Company by O'Melveny & Myers LLP, Los Angeles, California. Certain legal matters will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California. Attorneys at O'Melveny & Myers LLP participating in the preparation of this Prospectus own 4,500 shares of the Company's Class A Common Stock.

                                    EXPERTS

    The consolidated financial statements of Univision Communications Inc. as of December 31, 1996 and 1997, and for each of the years ended December 31, 1995, 1996 and 1997, included in the Prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission. The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), of which this Prospectus forms a part, covering the Class A Common Stock to be sold pursuant to this Offering. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement and the Company's other filings with the Commission. Such additional information, exhibits and undertakings can be inspected at and obtained from the Commission at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 13th Floor, 7 World Trade Center, New York, New York, 10048. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Class A Common Stock is listed on the NYSE and reports and other information concerning the Company may be inspected at the offices of such exchange. For additional information with respect to the Company, the Class A Common Stock and related matters and documents, reference is made to the Registration Statement and the Company's other filings and the exhibits thereto. Statements contained herein concerning any such document describe the material terms of such documents but are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement and the Company's other filings. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998, which were filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus. All documents filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon oral or written request, a copy of any or all of the foregoing documents incorporated herein by reference, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into information that this Prospectus incorporates). Written requests should be directed to Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, Attention: Corporate Secretary. Telephone requests should be directed to (310) 556-7676.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

    Report of Independent Public Accountants...............................................................     F-2

    Consolidated Balance Sheets at December 31, 1996 and 1997 and June 30, 1998............................     F-3

    Consolidated Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997 and the Six
     Month Periods Ended June 30, 1997 and 1998............................................................     F-4

    Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the Years Ended December 31,
     1995, 1996 and 1997 and the Six Month Period Ended June 30, 1998......................................     F-5

    Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 and the Six
     Month Periods Ended June 30, 1997 and 1998............................................................     F-6

    Notes to Consolidated Financial Statements.............................................................     F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Univision Communications Inc.:

    We have audited the accompanying consolidated balance sheets of Univision Communications Inc. (a Delaware corporation) and subsidiaries, as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Univision Communications Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Roseland, New Jersey

February 6, 1998

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  DECEMBER 31, 1996 AND 1997 AND JUNE 30, 1998

                    (IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                                            DECEMBER 31,   DECEMBER 31,
                                                                1996           1997
                                                            ------------   ------------     JUNE 30,
                                                                                              1998
                                                                                          ------------
                                                                                          (UNAUDITED)
                                        ASSETS
Current assets:
  Cash and cash equivalents...............................    $ 11,588       $ 10,660       $ 22,085
  Short-term investment...................................          90             94         --
  Accounts receivable, less allowance for doubtful
    accounts of $8,738 in 1996, $8,584 in 1997 and $9,217
    in 1998...............................................      87,954        116,849        139,960
  Program rights..........................................       4,673          5,650          6,229
  Prepaid expenses and other..............................       7,485          5,501          7,806
                                                            ------------   ------------   ------------
    Total current assets..................................     111,790        138,754        176,080
Property and equipment, less accumulated depreciation of
  $22,183 in 1996, $37,518 in 1997 and $46,780 in 1998....     103,373        123,853        133,085
Intangible assets, less accumulated amortization of
  $133,988 in 1996, $176,274 in 1997 and $197,988 in
  1998....................................................     639,934        630,828        607,808
Deferred financing costs, less accumulated amortization of
  $343 in 1996, $1,973 in 1997 and $2,812 in 1998.........       8,958          8,520          7,681
Deferred income taxes.....................................       7,000         53,046         60,439
Note receivable-Entravision...............................      10,000         10,000         10,000
Investment in unconsolidated affiliate....................      --             --                484
Other assets..............................................       3,312          2,754          2,955
                                                            ------------   ------------   ------------
    Total assets..........................................    $884,367       $967,755       $998,532
                                                            ------------   ------------   ------------
                                                            ------------   ------------   ------------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities................    $ 70,522       $ 74,632       $ 72,089
  Accrued interest........................................       2,367          1,164            913
  Accrued license fee.....................................       4,322          5,374          5,927
  Obligations for program rights..........................         482            894          6,809
  Current portion of long-term debt.......................      42,657         61,965         58,026
                                                            ------------   ------------   ------------
    Total current liabilities.............................     120,350        144,029        143,764
Long-term debt including accrued interest, net of current
  portion.................................................     458,808        423,923        429,725
Capital lease obligations, net of current portion.........      39,329         36,907         35,505
Obligations for program rights, net of current portion....         331         --             --
Other long-term liabilities...............................       3,342          4,547          3,946
                                                            ------------   ------------   ------------
    Total liabilities.....................................     622,160        609,406        612,940
                                                            ------------   ------------   ------------
Redeemable convertible 6% preferred stock, $.01 par value,
  with a conversion price of $16.34375 to Class A Common
  Stock (12,000 and 9,000 shares issued and outstanding at
  December 31, 1997 and June 30, 1998, respectively)......      --             12,120          9,090
                                                            ------------   ------------   ------------
Stockholders' equity:
  Preferred stock, $.01 par value (10,000,000 shares
    authorized at December 31, 1996, 1997 and June 30,
    1998; 12,000 shares outstanding and held in escrow at
    December 31, 1996)....................................      --             --             --
  Common stock, $.01 par value (197,660,000 shares
    authorized at December 31, 1996, 1997 and 347,660,000
    at June 30, 1998; 85,224,360, 85,299,360 and
    86,315,344 shares issued and outstanding at December
    31, 1996, 1997 and June 30, 1998, respectively).......         852            853            863
  Paid-in-capital.........................................     330,905        332,328        382,842
  Accumulated (deficit) retained earnings.................     (69,550)        13,048         10,199
                                                            ------------   ------------   ------------
                                                               262,207        346,229        393,904
  Less Common Stock held in treasury......................      --             --            (17,402)
                                                            ------------   ------------   ------------
    (464,051 shares at cost at June 30, 1998)
  Total stockholders' equity..............................     262,207        346,229        376,502
                                                            ------------   ------------   ------------
Total liabilities and stockholders' equity................    $884,367       $967,755       $998,532
                                                            ------------   ------------   ------------
                                                            ------------   ------------   ------------

                See notes to consolidated financial statements.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

            FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND

               THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                          DECEMBER 31,                         JUNE 30,
                                                            ----------------------------------------  --------------------------
                                                                1995          1996          1997          1997          1998
                                                            ------------  ------------  ------------  ------------  ------------
                                                                                                             (UNAUDITED)
Net revenues..............................................  $    173,108  $    244,858  $    459,741  $    207,928  $    278,681
                                                            ------------  ------------  ------------  ------------  ------------
Direct operating expenses.................................        30,774        58,443       159,619        75,357       111,817
Selling, general and administrative expenses..............        64,973        79,818       137,070        65,029        82,183
Depreciation and amortization.............................        33,506        39,516        58,640        28,052        31,432
                                                            ------------  ------------  ------------  ------------  ------------
Operating income..........................................        43,855        67,081       104,412        39,490        53,249
Interest expense..........................................        36,260        36,207        40,147        20,435        18,765
Interest expense on related party debt....................         3,962         5,484       --            --            --
Amortization of deferred financing costs..................         3,925         2,934         1,630           792           839
Non-recurring expense (reversal) of acquired station......         1,750       --             (1,059)       (1,059)      --
Special bonus award.......................................       --            --            --            --             42,608
Equity loss in unconsolidated affiliate...................       --            --            --            --                343
Minority interest in net loss (income) of consolidated
  subsidiary..............................................         7,346        (1,851)      --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
(Loss) income before taxes and extraordinary loss on
  extinguishment of debt..................................        (9,388)       24,307        63,694        19,322        (9,306)
Provision (benefit) for income taxes......................       --              5,714       (19,465)       (5,922)       (6,793)
                                                            ------------  ------------  ------------  ------------  ------------
(Loss) income before extraordinary loss on extinguishment
  of debt.................................................        (9,388)       18,593        83,159        25,244        (2,513)
Extraordinary loss on extinguishment of debt (net of tax
  benefit of $5,485 in 1996)..............................          (801)       (8,228)      --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
Net (loss) income.........................................       (10,189)       10,365        83,159        25,244        (2,513)
Preferred stock dividends.................................       --            --               (561)         (202)         (336)
                                                            ------------  ------------  ------------  ------------  ------------
Net (loss) income applicable to common stockholders.......  $    (10,189) $     10,365  $     82,598  $     25,042  $     (2,849)
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------
BASIC EARNINGS PER SHARE
(Loss) income per share before extraordinary loss.........  $      (2.06) $       0.22  $       0.98  $       0.29  $      (0.03)
Less preferred stock dividends per share..................       --            --              (0.01)      --            --
                                                            ------------  ------------  ------------  ------------  ------------
(Loss) income per share available to common stockholders
  before extraordinary loss...............................         (2.06)         0.22          0.97          0.29         (0.03)
Extraordinary loss per share..............................         (0.18)        (0.10)      --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
Net (loss) income per share available to common
  stockholders............................................  $      (2.24) $       0.12  $       0.97  $       0.29  $      (0.03)
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------
Weighted average common shares outstanding................     4,560,210    85,224,360    85,238,518    85,224,360    85,769,731
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------
DILUTED EARNINGS PER SHARE
(Loss) income per share before extraordinary loss.........  $      (2.06) $       0.16  $       0.71  $       0.22  $      (0.03)
Less preferred stock dividends per share..................       --            --            --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
(Loss) income per share available to common stockholders
  before extraordinary loss...............................         (2.06)         0.16          0.71          0.22         (0.03)
Extraordinary loss per share..............................         (0.18)        (0.07)      --            --            --
                                                            ------------  ------------  ------------  ------------  ------------
Net (loss) income per share available to common
  stockholders............................................  $      (2.24) $       0.09  $       0.71  $       0.22  $      (0.03)
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------
Weighted average common shares outstanding................     4,560,210   115,589,660   116,345,337   116,064,421    85,769,731
                                                            ------------  ------------  ------------  ------------  ------------
                                                            ------------  ------------  ------------  ------------  ------------

                See notes to consolidated financial statements.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                  AND THE SIX MONTH PERIOD ENDED JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                     RETAINED
                                                                                    EARNINGS/     COMMON
                                                COMMON      PREFERRED   PAID-IN-   ACCUMULATED   STOCK IN
                                                 STOCK        STOCK      CAPITAL    (DEFICIT)    TREASURY     TOTAL
                                              -----------  -----------  ---------  ------------  ---------  ---------
Balance, January 1, 1995....................   $  --        $       1   $  22,297   $  (51,469)  $  --      $ (29,171)
Net loss for the year.......................      --           --          --          (10,189)     --        (10,189)
Dividends declared..........................      --           --          --           (5,066)     --         (5,066)
Minority interest...........................      --           --          --          (10,334)     --        (10,334)
Conversion of unpaid dividends to notes
  payable...................................      --           --         (22,297)      --          --        (22,297)
                                              -----------  -----------  ---------  ------------  ---------  ---------
Balance, December 31, 1995..................      --                1      --          (77,058)     --        (77,057)
Net income for the year.....................      --           --          --           10,365      --         10,365
Initial Public Offering of stock............         188       --         215,908       --          --        216,096
Initial Public Offering and Reorganization
  costs.....................................      --           --         (16,541)      --          --        (16,541)
Stock split.................................         662       --            (662)      --          --         --
Partnership distribution in connection with
  Reorganization............................      --           --         (40,000)      --          --        (40,000)
UNHP equity acquired at October 2, 1996.....      --           --         (37,911)      --          --        (37,911)
Acquisition of minority interest liability
  at historical cost........................      --           --           6,957       --          --          6,957
Step up acquired minority interest and
  Network...................................      --           --         203,044       --          --        203,044
Preferred stock conversion upon
  Reorganization............................           2           (1)         (1)      --          --         --
Dividends declared on preferred stock prior
  to Reorganization.........................      --           --          --           (2,834)     --         (2,834)
Other.......................................      --           --             111          (23)     --             88
                                              -----------  -----------  ---------  ------------  ---------  ---------
Balance, December 31, 1996..................         852       --         330,905      (69,550)     --        262,207
Net income for the year.....................      --           --          --           83,159      --         83,159
Preferred stock dividends declared..........      --           --          --             (561)     --           (561)
Exercise of stock options, including related
  tax benefits..............................           1       --           1,423       --          --          1,424
                                              -----------  -----------  ---------  ------------  ---------  ---------
Balance, December 31, 1997..................         853       --         332,328       13,048      --        346,229
Net loss for the period (unaudited).........      --           --          --           (2,513)     --         (2,513)
Preferred stock dividend declared
  (unaudited)...............................      --           --          --             (336)     --           (336)
Contribution of Treasury shares
  (unaudited)...............................      --           --          45,011       --         (17,402)    27,609
Exercise of warrants (unaudited)............           7       --              40       --          --             47
Conversion of redeemable convertible 6%
  preferred stock (unaudited)...............           2       --           2,998       --          --          3,000
Exercise of stock options, including related
  tax benefit (unaudited)...................           1       --           2,465       --          --          2,466
                                              -----------  -----------  ---------  ------------  ---------  ---------
Balance, June 30, 1998 (unaudited)..........   $     863       --       $ 382,842   $   10,199   $ (17,402) $ 376,502
                                              -----------  -----------  ---------  ------------  ---------  ---------
                                              -----------  -----------  ---------  ------------  ---------  ---------

                See notes to consolidated financial statements.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

            FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
               THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                   DECEMBER 31,                  JUNE 30,
                                                          -------------------------------  --------------------
                                                            1995       1996       1997       1997       1998
                                                          ---------  ---------  ---------  ---------  ---------
                                                                                               (UNAUDITED)
Net (loss) income.......................................  $ (10,189) $  10,365  $  83,159  $  25,244  $  (2,513)
Adjustments to reconcile net income (loss) to net cash
  from operating activities:
  Depreciation..........................................      5,243      8,405     16,354      7,678      9,718
  (Gain) loss on sale of fixed assets...................     --         --           (206)      (197)         3
  Equity loss in unconsolidated affiliate...............     --         --         --         --            343
  Non-cash portion of special bonus award...............     --         --         --         --         27,609
  Amortization of intangible assets and deferred
    financing costs.....................................     32,188     34,045     43,916     21,166     22,553
  Accretion of interest on Sponsor Loans................      7,298      7,304     --         --         --
  Non-recurring expense (reversal) of acquired
    station.............................................      1,750     --         (1,059)    (1,059)    --
  Minority interest.....................................      7,346     (1,851)    --         --         --
  Extraordinary loss on extinguishment of debt..........        801     13,713     --         --         --
Changes in assets and liabilities:
  Accounts receivable...................................     (3,155)      (939)   (28,145)    (8,203)   (23,111)
  Due to the Network....................................    (14,983)   (18,374)    --         --         --
  Intangible assets.....................................      2,000      5,000     21,789      5,600     --
  Deferred income taxes.................................     (2,000)    (5,000)   (45,484)   (12,178)    (7,393)
  Management and license fees payable...................     --         11,849     59,979     27,123     35,200
  Payment of license fees...............................     --         (7,886)   (58,927)   (25,206)   (34,647)
  Program rights........................................     --           (148)      (626)      (634)      (579)
  Prepaid expenses and other assets.....................       (264)    (2,815)     2,590      2,216     (2,506)
  Accounts payable and accrued liabilities..............      5,267     (9,363)     4,553     (7,434)      (880)
  Accrued interest......................................      4,157      3,969      6,322      3,036      3,960
  Obligations for program rights........................     (4,417)    (2,003)        81       (164)     5,915
  Other, net............................................        440        306      1,223         50       (478)
                                                          ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities...............     31,482     46,577    105,519     37,038     33,194
                                                          ---------  ---------  ---------  ---------  ---------
Cash flow from investing activities:
  Acquisition of minority interest of PTIH and the
    Network, including acquisition costs, net of cash
    acquired............................................     --        (39,984)    --         --         --
  Acquisition of Galavision.............................     --        (15,000)    --         --         --
  Acquisition of Sacramento station.....................     --         --        (28,941)   (28,936)    --
  Acquisition of Bakersfield station....................     --         --        (14,286)    --         --
  Proceeds from sale of fixed assets....................     --         --            404        298         12
  Increased investment in Entravision...................     --         (7,000)    --         --         --
  Purchase of Fort Worth tower..........................     --           (455)    --         --         --
  Purchase of Santa Rosa-LPTV...........................     --         --           (313)    --         --
  Investment in unconsolidated subsidiary...............     --         --         --         --           (827)
  Capital expenditures..................................    (10,064)   (12,637)   (35,199)   (13,690)   (18,432)
  Organization costs....................................     --         (1,677)      (244)      (134)    --
                                                          ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities...................    (10,064)   (76,753)   (78,579)   (42,462)   (19,247)
                                                          ---------  ---------  ---------  ---------  ---------

                                                                     (continued)

                See notes to consolidated financial statements.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

            FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
               THE SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1998
                                 (IN THOUSANDS)

                                                               DECEMBER 31,                    JUNE 30,
                                                    ----------------------------------  ----------------------
                                                       1995        1996        1997        1997        1998
                                                    ----------  ----------  ----------  ----------  ----------
                                                                                             (UNAUDITED)
Cash flow from financing activities:
  Proceeds from issuance of long-term debt........      39,000     496,000      80,000      59,000      63,000
  Proceeds from the Offering......................      --         216,096      --          --          --
  Repayment of long-term debt.....................    (112,793)   (224,889)   (105,597)    (47,273)    (66,750)
  Repayments of Sponsor Loans.....................      --        (148,971)     --          --          --
  Repayments of related party debt................      --        (130,952)     --          --          --
  Payment of Offering costs.......................      --         (17,189)     --          --          --
  Proceeds from Sponsor Loans.....................      45,251      38,381      --          --          --
  Reduction of Sponsor Loans--Program Cost Sharing
    Agreement.....................................      (4,670)     (5,074)     --          --          --
  Defeasance of Senior Subordinated Notes.........      --         (70,276)     --          --          --
  Repurchase of Senior Subordinated Notes.........      (8,132)    (25,881)     --          --          --
  Advances to the Network for distribution to the
    Partners prior to Reorganization..............      --         (60,000)     --          --          --
  Advances (from) to the Network..................      28,148     (30,209)     --          --          --
  Exercise of options.............................      --          --             862      --           1,547
  Exercise of warrants............................      --          --          --          --              47
  Preferred stock dividends paid..................      --          --            (441)        (81)       (366)
  Tax payments to Partners........................      --          --          (1,500)     (1,500)     --
  Deferred financing costs........................         (62)     (9,301)     (1,192)     (1,185)     --
                                                    ----------  ----------  ----------  ----------  ----------
Net cash (used in) provided by financing
  activities......................................     (13,258)     27,735     (27,868)      8,961      (2,522)
                                                    ----------  ----------  ----------  ----------  ----------
Net increase (decrease) in cash...................       8,160      (2,441)       (928)      3,537      11,425
Cash and cash equivalents, beginning of year/
  period..........................................       5,869      14,029      11,588      11,588      10,660
                                                    ----------  ----------  ----------  ----------  ----------
Cash and cash equivalents, end of year/period.....  $   14,029  $   11,588  $   10,660  $   15,125  $   22,085
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------
Supplemental disclosure of cash flow information:
  Interest paid during the year/period............  $   28,108  $   31,612  $   34,070  $   17,531  $   14,865
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------
Supplemental disclosure of non-cash transactions:
  Related party notes issued in payment of
    preferred stock dividends.....................  $   37,697  $    2,834  $   --      $   --      $   --
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------
Supplemental disclosure of non-cash activity
  regarding acquisitions:
  Total assets acquired, net of cash..............  $   --      $  394,475  $   55,544  $   40,936  $   --
  Liabilities assumed.............................      --        (147,829)       (317)     --          --
                                                    ----------  ----------  ----------  ----------  ----------
  Net assets acquired.............................      --         246,646      55,227      40,936      --
  Non-cash consideration..........................      --        (191,662)    (12,000)    (12,000)     --
                                                    ----------  ----------  ----------  ----------  ----------
    Total cash consideration......................  $   --      $   54,984  $   43,227  $   28,936  $   --
                                                    ----------  ----------  ----------  ----------  ----------
                                                    ----------  ----------  ----------  ----------  ----------

                See notes to consolidated financial statements.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

1. ORGANIZATION AND ACQUISITION

    Through October 2, 1996, Univision Communications Inc. ("UCI" or the "Company"), formerly Perenchio Communications, Inc. ("PCI"), and its 80% owned subsidiary, PTI Holdings, Inc. ("PTIH") were beneficially owned by affiliates of
A. Jerrold Perenchio (together with his affiliates, "Perenchio"), affiliates of Grupo Televisa, S.A. (together with its affiliates, "Televisa") and Dennevar, B.V., an affiliate of Venevision International Limited (together with its affiliates, "Venevision") (collectively, the "Principal Stockholders"). Perenchio Television, Inc. ("PTI") was a wholly owned subsidiary of PTIH, and Univision Television Group, Inc. ("UTG") was a wholly owned subsidiary of PTI.

    On December 17, 1992 (effective close of business December 16, 1992), Univision Station Group, Inc. ("USG") and KTVW, Inc. ("KTVW") were acquired by Perenchio, Televisa and Venevision, with USG as the surviving corporation changing its name to UTG.

    PCI and its subsidiaries had no operations prior to the 1992 acquisition of the station group by the Principal Stockholders for approximately $489,000,000, including approximately $11,000,000 of acquisition costs. The acquisition was accounted for under the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been recorded at the fair values at the date of the acquisition. In addition to current assets and liabilities, the purchase price was allocated principally to property and equipment of approximately $22,000,000 and intangible assets of approximately $473,000,000. These intangible assets comprise approximately $270,000,000 attributable to affiliation agreements, approximately $156,500,000 attributable to FCC television broadcast licenses and approximately $46,500,000 attributable to all other intangible assets including goodwill. Two additional stations in Chicago and Houston, were acquired during 1994 for an aggregate purchase price of $67,000,000, resulting in additional intangible assets of approximately $64,000,000. A third station, located in Sacramento, California, was acquired in March 1997 for a purchase price of approximately $40,200,000, resulting in intangible assets of approximately $39,000,000. A fourth station, located in Bakersfield, California, which broadcasts in English, was acquired in October 1997 for a purchase price of approximately $14,000,000, principally all of which has been allocated to intangible assets pending the completion of an independent appraisal.

    The Company recognized deferred taxes related to pre-acquisition net operating loss carryforwards of approximately $29,000,000. These deferred taxes were recorded and the acquisition goodwill was reduced by a corresponding amount.

    Through October 2, 1996, the businesses of the Company and The Univision Network Limited Partnership ("the Network") were under separate management and ownership structures. Notwithstanding this separation, the business operations of the Company and the Network remained substantially dependent upon one another. The Company is dependent upon the Network for programming and advertising sales support, while the Company represents approximately 80% of the Network's total broadcast distribution.

    Effective with the close of business on October 2, 1996, as part of the Offering and Reorganization, PTIH became a wholly owned subsidiary of the Company. PTI was merged with and into PTIH. The Company and one of the Company's subsidiaries acquired The Univision Network Holding Limited Partnership ("UNHP") and the Network, which had existing intangible assets of approximately $23,000,000. In addition, Galavision recorded $15,000,000 of intangible assets as a result of its acquisition by the Network on June 30, 1996.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

1. ORGANIZATION AND ACQUISITION (CONTINUED)
    The acquisition of the minority interests of PTIH and the Network (which included the July 1, 1996, acquisition of Galavision) has been accounted for under the purchase method of accounting, and, accordingly, the Network's operating results have been included with the Company's since October 3, 1996. The total consideration paid in excess of the fair value of the net assets acquired related to the minority interests of PTIH and the Network was approximately $203,000,000. These intangible assets comprise approximately $115,000,000 attributable to affiliation agreements, approximately $79,000,000 attributable to the FCC television broadcast licenses and approximately $9,000,000 attributable to all other intangible assets.

    Televisa and Venevision also own warrants to acquire from UCI additional common shares of UCI. These warrants cannot be exercised by either Televisa or Venevision (or by any other non-U.S. citizen) if such exercise would result in a violation of the foreign ownership restrictions of the Communications Act of 1934. Subject to certain restrictions, Televisa and Venevision may transfer such warrants. If Televisa and Venevision were to exercise these warrants, their ultimate ownership of UCI would be approximately 20% each.

    As of June 30, 1998, the Company owns and operates 12 Spanish-language full-power television stations serving New York, Los Angeles, Miami, San Antonio, San Francisco, Fresno, Dallas, Phoenix, Albuquerque, Sacramento, Houston and Chicago. It also owns and operates eight Spanish-language low-power television stations serving Hartford, Fort Worth, Philadelphia, Tucson, Austin, Santa Rosa, Albuquerque and Bakersfield and one English-language full-power television station in Bakersfield. The Company's Spanish-language television stations are affiliated with the Spanish-language television network owned and operated by the Network. The English-language station is affiliated with the United Paramount Network ("UPN").

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

1. ORGANIZATION AND ACQUISITION (CONTINUED)
    The following 1996 pro forma statement gives effect to the Reorganization (including the consolidation of PCI and UNHP) as if such transactions had occurred as of January 1, 1996 and does not purport to represent what the Company's consolidated financial position or results of operations would actually have been if the transactions described above in fact had occurred on the dates assumed or to project consolidated financial position or results of operations for any future date or period.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                            YEAR ENDED DECEMBER 31,
                                                            ------------------------
                                                                            1997
                                                                         HISTORICAL
                                                                         -----------      SIX MONTHS ENDED
                                                                                              JUNE 30,
                                                               1996                   ------------------------
                                                             PRO FORMA                   1997         1998
                                                            -----------               HISTORICAL   HISTORICAL
                                                            (UNAUDITED)               -----------  -----------
                                                                                      (UNAUDITED)  (UNAUDITED)
Net revenues..............................................  $   370,289  $   459,741  $   207,928  $   278,681
                                                            -----------  -----------  -----------  -----------
Direct operating expenses.................................      122,313      159,387       75,236      111,665
Selling, general and administrative expenses..............       98,265      126,076       59,836       76,500
Corporate charges.........................................        9,596       11,226        5,314        5,835
Depreciation and amortization.............................       55,049       58,640       28,052       31,432
                                                            -----------  -----------  -----------  -----------
Operating income..........................................       85,066      104,412       39,490       53,249
Interest expense..........................................       39,548       40,147       20,435       18,765
Amortization of deferred financing costs..................        1,459        1,630          792          839
Reversal of non-recurring expense of acquired station.....      --            (1,059)      (1,059)     --
Special bonus award.......................................      --           --           --            42,608
Equity loss in unconsolidated affiliate...................      --           --           --               343
                                                            -----------  -----------  -----------  -----------
Income (loss) before taxes and extraordinary loss on
 extinguishment of debt...................................       44,059       63,694       19,322       (9,306)
Provision (benefit) for income taxes......................        7,728      (19,465)      (5,922)      (6,793)
                                                            -----------  -----------  -----------  -----------
Income (loss) before extraordinary loss on extinguishment
 of debt..................................................       36,331       83,159       25,244       (2,513)
Extraordinary loss on extinguishment of debt (net of tax
 benefit of $7,455 in 1996)...............................      (11,186)     --           --           --
                                                            -----------  -----------  -----------  -----------
Net income (loss).........................................       25,145       83,159       25,244       (2,513)
Preferred stock dividends.................................      --              (561)        (202)        (336)
                                                            -----------  -----------  -----------  -----------
Net income (loss) available to common stockholders........  $    25,145  $    82,598  $    25,042  $    (2,849)
                                                            -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------

BASIC EARNINGS PER SHARE
Income (loss) per share before extraordinary loss.........  $      0.43  $      0.98  $      0.29  $     (0.03)
Less preferred stock dividends per share..................      --             (0.01)     --           --
                                                            -----------  -----------  -----------  -----------
Income (loss) per share available to common stockholders
 before extraordinary loss................................         0.43         0.97         0.29        (0.03)
Extraordinary loss per share..............................        (0.13)     --           --           --
                                                            -----------  -----------  -----------  -----------
Net income (loss) per share available to common
 stockholders.............................................  $      0.30  $      0.97  $      0.29  $     (0.03)
                                                            -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------
Weighted average common shares outstanding................   85,224,360   85,238,518   85,224,360   85,769,731
                                                            -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------

DILUTED EARNINGS PER SHARE
Income (loss) per share before extraordinary loss.........  $      0.31  $      0.71  $      0.22  $     (0.03)
Less preferred stock dividends per share..................      --           --           --           --
                                                            -----------  -----------  -----------  -----------
Income (loss) per share available to common stockholders
 before extraordinary loss................................         0.31         0.71         0.22        (0.03)
Extraordinary loss per share..............................        (0.09)     --           --           --
                                                            -----------  -----------  -----------  -----------
Net income (loss) per share available to common
 stockholders.............................................  $      0.22  $      0.71  $      0.22  $     (0.03)
                                                            -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------
Weighted average common shares outstanding................  115,589,660  116,345,337  116,064,421   85,769,731
                                                            -----------  -----------  -----------  -----------
                                                            -----------  -----------  -----------  -----------

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts and operations of the Company and reflect the acquisitions described above under the purchase method of accounting. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the prior year's financial statements to conform to the current year's presentation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets, liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    The Company's operations and its ability to grow may be affected by numerous factors, including changes in audience tastes, priorities of advertisers, new laws and governmental regulations and policies, changes in broadcast technical requirements, technological advances, entry of new competitors, proposals to restrict the tax deductibility of certain advertising expenses incurred by advertisers and changes in the willingness of financial institutions and other lenders to finance television-station acquisitions and operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the television industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations.

    PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION

    Property and equipment is carried on the basis of cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over five to 20 years, broadcast and other equipment over three to seven years. Leasehold improvements are amortized over the remaining life of the lease. Depreciation and amortization include depreciation on property and equipment of $5,243,000, $8,405,000, $16,354,000, $7,678,000 and $9,718,000 for the years ended December
31, 1995, 1996 and 1997, and the six months ended June 30, 1997 and 1998 respectively, of which $4,581,000, $7,346,000, $14,428,000, $6,772,000, and
$8,503,000 relate to direct operating expense and $662,000, $1,059,000, $1,926,000, $906,000, and $1,215,000 relate to selling, general and administrative expenses for the years ended December 31, 1995, 1996, 1997, and the six months ended June 30, 1997 and 1998, respectively.

    INTANGIBLE ASSETS

    Intangible assets consist of amounts by which the cost of acquisitions exceeded the fair values assigned to net tangible assets. The intangible assets primarily represent broadcasting licenses, Network affiliation agreements, organization costs and goodwill. Organization costs are amortized over a five-year period, and substantially all other intangible assets are amortized on the straight-line method over 20 years.

    Subsequent to acquisitions, the Company continually evaluates whether later events and circumstances have occurred which indicate that the remaining estimated useful life of intangible assets may

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) warrant revision or that the remaining balance of such assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the nondiscounted operating income over the remaining life of the intangible assets in measuring whether the intangible assets are recoverable.

    DEFERRED FINANCING COSTS

    Deferred financing costs are amortized over the life of the related debt or, in the case of interest rate protection instruments, over the period of the instrument.

    ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    As of December 31, 1996 and 1997 and June 30, 1998, accounts payable and accrued liabilities comprise the following (in thousands):

                                                                             DECEMBER 31,       JUNE 30
                                                                         --------------------  ---------
                                                                           1996       1997       1998
                                                                         ---------  ---------  ---------
Trade accounts payable and accruals....................................  $  36,889  $  38,720  $  36,695
Severance and litigation costs.........................................      6,232     10,151      9,220
Acquired stations integration costs....................................      2,377      3,405      3,211
Facility consolidation costs...........................................      4,340      1,469        910
Research costs.........................................................      3,346        873      1,351
Accrued compensation...................................................      8,508     10,685      9,528
Other..................................................................      8,830      9,329     11,174
                                                                         ---------  ---------  ---------
                                                                         $  70,522  $  74,632  $  72,089
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    MINORITY INTEREST

    The minority interest in PTIH was acquired by the Company effective October 2, 1996. Minority interest represented the 20% interest in PTIH held by minority stockholders. Additionally, it included the PTIH consolidated preferred stock and related dividends due minority stockholders. To the extent that the minority interest in the book value of PTIH represented an asset, the Company charged the asset against the majority interest. Subsequent profits earned by PTIH applicable to the minority interest were allocated to the majority interest to the extent that minority losses had been previously absorbed by the majority stockholder.

    PROGRAM RIGHTS FOR TELEVISION BROADCAST

    Costs incurred in connection with the production of or purchase of rights to programs to be broadcast within one year are classified as current assets, while costs of those programs to be broadcast subsequently are considered non current. Program costs are charged to expense as the programs are broadcast.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET REVENUES

    Net revenues comprise gross revenues, including a Network service fee payable to the Network by the affiliated stations, less agency commissions and an allocation of Network revenues to the affiliates. Gross revenues and the related agency commissions and allocation to the affiliates are recognized when advertising spots are broadcast. No one advertiser represented more than 10% of gross advertising revenues of the Company in 1997, 1996 or 1995.

    EARNINGS PER SHARE

    In December 1997, the Company adopted the Statement of Financial Accounting Standards (SFAS) No. 128 "EARNINGS PER SHARE," which supersedes Accounting Principles Board (APB) Opinion No. 15 "EARNINGS PER SHARE" for calculating earnings per share. Under the guidelines of SFAS No. 128, the Company is required to calculate basic earnings per share, which is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders is computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations and also net income. The Company is also required to compute diluted earnings per share, which is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back the convertible preferred stock dividends.

    COMMON STOCK SPLIT

    On December 3, 1997, the Board of Directors approved a two-for-one stock split for all common stockholders of record as of December 17, 1997. The common stock split became effective on January 12, 1998, and each stockholder received one new share of common stock for each outstanding share of the Company's common stock held as of the record date. All references to the number of shares and to per-share data included in the consolidated financial statements and footnotes have been adjusted to reflect the stock split on a retroactive basis.

    INCOME TAXES

    Income taxes are recognized during the year in which transactions enter into the determination of financial statement income. Deferred taxes are provided for temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws (see Note 9).

3. RELATED PARTY TRANSACTIONS

    In the normal course of business, the Company engaged in significant transactions with the Network during the period January 1, 1996, through October 2, 1996, and during the year ended December 31, 1995, and through various other agreements with the Principal Stockholders, as described below.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)
(A) THE COMPANY

    NETWORK AFFILIATION AGREEMENTS

    During the period January 1, 1996, through October 2, 1996, and during the year ended December 31, 1995, pursuant to Network Affiliation Agreements, the Network acted as the Company's exclusive sales representative for the sale of all national spot and Network advertising. The Network allocated a portion of Network advertising revenues to the Company's stations based on a formula. National spot sales represent time sold on behalf of the Company's stations by sales representatives employed by the Network. Proceeds of Network sales were remitted to the Company by the Network, net of an agency commission and a Network service fee, as described below. Under UCI, the arrangements described above continued through December 31, 1997.

    The Network was obligated to offer programming to the Company and its Affiliated Stations for a minimum of 84 hours per week. For this service, during the period January 1, 1996, through October 2, 1996, and in 1995, the Company incurred a Network service fee due the Network of 38% of its net local, national and Network sales revenues, subject to certain adjustments. The Network received two minutes of air time for its own use each hour, for which no compensation was received by the Company. Under UCI, the arrangements described above continued through December 31, 1997. Net revenues for the period January 1, 1996, through October 2, 1996, and for the year ended December 31, 1995, include $114,117,000 and $140,465,000, respectively, in gross revenues, representing the Company's allocation of Network sales, partially offset by a Network service fee of $86,320,000 and $105,274,000 for the period January 1, 1996, through October 2, 1996, and for the year ended December 31, 1995, respectively.

(B) PRINCIPAL STOCKHOLDERS

    Senior Subordinated Debt and Subordinated Notes Payable--see Note 5.

    SPONSOR LOANS

    Prior to the Reorganization, and in connection with the acquisition of UTG and the Network and the related financing, Televisa and Venevision had agreed to provide loans to UTG approximately 15 days after the end of each quarter in amounts as required by its senior lenders subject to certain thresholds (as defined) on UTG and the Network ("Sponsor Loans"). The obligation to make such loans terminated when the Company and the Network distributed to the Principal Stockholders the aggregate amount of $100,000,000 through dividends or other distributions (the "Return of Initial Financing"). Each Sponsor Loan was subordinated to all bank debt and Senior Subordinated Notes (third-party acquisition financing), had an initial term of 15 years, bore interest at a rate of the lesser of the prime rate or 10% and required no payment of interest or principal until maturity. The Sponsor Loans were guaranteed by the Network and PTIH. Such guarantees were subordinated to the Network guarantee of third-party acquisition financing. Upon the Return of Initial Financing, the holders of the Sponsor Loans could convert them to conversion notes, which would have been similar to the Sponsor Loans with respect to subordination and interest but would have been payable in seven annual installments, subject to certain restrictions. The Sponsor Loans were made quarterly in arrears approximately 15 days after quarter end. During 1996 and 1995, Sponsor Loans were made totaling $38,381,000 and $45,251,000, respectively. As of October 2, 1996,

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

3. RELATED PARTY TRANSACTIONS (CONTINUED) and December 31, 1995, accrued interest on these loans totaled $18,356,000 and $11,052,000, respectively. On October 2, 1996, in connection with the Reorganization, the Company paid the principal and interest on all outstanding Sponsor Loans.

    In March 1996 and December 1995, Televisa and Venevision assigned to the Network $5,074,000 and $4,670,000, respectively, of Sponsor Loans owed to them by the Company. The assignment was in lieu of payment for program production costs, under the Program Cost Sharing Agreements, to be incurred by the Network in the first and second quarters of 1996. This assignment was shown as a reduction to the Company's Sponsor Loans amount and an increase in the Due to the Network liability. The payment for production costs for the third-quarter of 1996 of $4,500,000 was offset against the third-quarter license fee payment due under the Program License Agreement.

    PROGRAM LICENSE AGREEMENTS

    In connection with the Reorganization, the Program License Agreements were amended, the Program Cost Sharing Agreement (which required Televisa and Venevision to reimburse the Company for one-half of the cost of certain productions produced or acquired by the Company) was terminated and the management fee to the principal Stockholders of 3% of Combined Net Time Sales (as defined in the Program License Agreement) was eliminated. Under the amended Program License Agreements, the royalty rate is 11% of Combined Net Time Sales from the date of Reorganization through December 31, 1996, 13.5% for 1997 and 15% for all years thereafter until the termination of the agreements on December 17, 2017.

4. PROPERTY AND EQUIPMENT

    Property and equipment, and accumulated depreciation and amortization, consist of the following as of December 31, 1996 and 1997 and June 30, 1998 (in thousands):

                                                                DECEMBER 31,
                                                           ----------------------   JUNE 30,
                                                              1996        1997        1998
                                                           ----------  ----------  ----------
Land and improvements....................................  $    6,174  $    6,981  $    6,733
Building and improvements................................      19,200      23,576      29,691
Broadcast equipment......................................      50,587      63,572      76,180
Leased transponder equipment.............................      41,503      41,577      41,577
Other equipment..........................................       7,175      12,177      14,725
Construction in progress.................................         917      13,488      10,959
                                                           ----------  ----------  ----------
                                                              125,556     161,371     179,865
Accumulated depreciation and amortization................     (22,183)    (37,518)    (46,780)
                                                           ----------  ----------  ----------
                                                           $  103,373  $  123,853  $  133,085
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998
        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

5. DEBT

    Long-term debt (excluding capital leases) consists of the following as of December 31, 1996 and 1997 and June 30, 1998 (in thousands):

                                                                DECEMBER 31,
                                                           ----------------------   JUNE 30,
                                                              1996        1997        1998
                                                           ----------  ----------  ----------
Bank Term Facility.......................................  $  400,000  $  360,000  $  325,500
Revolving Credit Facility................................      38,000      55,000      87,250
Junior Subordinated Notes payable including accrued
 interest................................................      60,160      67,685      71,896
Other....................................................         987         651         396
                                                           ----------  ----------  ----------
                                                              499,147     483,336     485,042
Less current portion.....................................     (40,339)    (59,413)    (55,317)
                                                           ----------  ----------  ----------
Long-term debt...........................................  $  458,808  $  423,923  $  429,725
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    In connection with the Reorganization, the Company entered into a new bank facility (the "New Bank Facility") with a syndicate of commercial banks and other lenders. The New Bank Facility consists of a $400,000,000 amortizing term loan ($325,500,000 at June 30, 1998) (the "Term Facility") with a final maturity of December 31, 2003, and a $200,000,000 reducing revolving credit facility (the "Revolving Credit Facility") maturing on the same date.

    The New Bank Facility will also permit the lenders thereunder to advance up to an additional $250,000,000 of term loans (the "Incremental Facility"), although there are no commitments at this time to lend any such additional amounts.

    The Term Facility amortizes quarterly, with $49,000,000 required to be repaid during 1998. Through the six months ended June 30, 1998, the Company has paid $24,500,000. In addition, in the first quarter of 1998, the Company made a $10,000,000 prepayment against its Term Facility as a result of its annual "excess cash flow" calculation based on its 1997 operating results. The payment was funded by an increase in the Revolving Credit Facility and subsequently repaid within the quarter with cash from operations. The Revolving Credit Facility has quarterly scheduled reductions in availability beginning in 1999. If any loans are made available under the Incremental Facility, such loans will be amortized beginning on March 31, 1999, and are required to be repaid in full on or before August 31, 2004.

    At June 30, 1998, the Company had approximately $363,000,000 available to borrow through a combination of its Revolving Credit and Incremental Facilities.

    In addition to the scheduled amortization of the Term Facility and scheduled reductions of the Revolving Credit Facility described above, 66 2/3% of "excess cash flow" of the Company (50% if certain leverage tests are satisfied) will be applied each year, first to ratably reduce loans made under the Term Facility and the Incremental Facility, and thereafter to reduce the availability under the Revolving Credit Facility. In addition, proceeds from the sale or other disposition of assets outside the ordinary course of business and 80% of the proceeds of equity offerings by the Company will be similarly applied. Any such mandatory prepayments will ratably reduce each remaining installment or scheduled reduction of the Term Facility, the Revolving Credit Facility or the Incremental Facility.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998
        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

5. DEBT (CONTINUED)
    The New Bank Facility may be voluntarily prepaid by the Company at any time without premium or penalty.

    Loans made under the New Bank Facility bear interest, which includes interest rate margin costs, determined by reference to the ratio of the Company's total indebtedness to EBITDA for the four fiscal quarters most recently concluded (the "Leverage Ratio"). The interest rate margins applicable to the Eurodollar (Libor) loans range from 0.35% to 1.00% per annum. Furthermore, there are no interest rate margins applicable to prime rate loans. At June 30, 1998, the interest rate applicable to the Company's Eurodollar loans was approximately 6.00%, which includes an interest rate margin cost of 0.35%. The interest rate applicable to all prime rate loans was 8.50%.

    In November 1996 the Company entered into interest rate cap agreements to reduce the impact of changes in interest rates on its Term Facility. The Company has two interest rate cap agreements with commercial banks that terminate in November 1998, covering a total notional principal amount of $220,000,000 of its Term Facility. The agreements effectively limit the Company's Eurodollar interest rate exposure to 7% on $220,000,000 of the Term Facility. The fee for the interest rate protection agreements of $462,000 was capitalized as a deferred financing cost and is being amortized over two years, the period of the instruments, on a straight-line basis.

    The New Bank Facility is guaranteed by the Company's subsidiaries and is secured by a security interest in substantially all of the personal property assets of the Company and its subsidiaries (subject to limitations of federal law in the case of FCC licenses of the O&Os).

    The New Bank Facility contains limitations on the incurrence of debt and liens by the Company and its subsidiaries, the payment of cash common stock dividends, the disposition of assets, financial performance tests and other restrictions typical of leveraged credits.

    In addition to customary events of default, it will be an event of default if a change of control occurs (defined as a person or persons other than A. Jerrold Perenchio or his permitted transferees gaining voting control of the Company).

    The Company's prior bank facility ("Old Bank Facility"), which totaled $400,000,000, consisted of a $180,000,000 five-year amortizing term loan, a $70,000,000 six-year revolving credit loan, a $30,000,000 six-year term loan, a $20,000,000 five-and one-half-year term loan and a $100,000,000 five-and-one-half year term loan available under a revolving credit facility, which was never borrowed against. Interest on the Old Bank Facility was payable on fixed-rate borrowings at maturity of the borrowing, up to a maximum of three months, and payable quarterly on floating-rate loans. At December 31, 1995, interest rates were 6.60% to 8.50% on the Old Bank Facility.

    The Junior Subordinated Notes, which have a face value of $10,306,000 and $61,094,000 and bear simple interest at 7%, were originally payable by PTIH and UNHP, respectively, to Hallmark Cards, Inc. ("Hallmark") in connection with the acquisition from Hallmark (the "Junior Subordinated Notes"). Hallmark has since sold the Junior Subordinated Notes to a third party, which resold them to the public as a series of notes. The Junior Subordinated Notes are unsecured; all interest and principal is due on December 17, 2002. As part of the acquisition of the Network, the Company acquired the obligation under the Junior Subordinated Notes with the face value of $61,094,000 during 1996. The Junior Subordinated

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998
        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

5. DEBT (CONTINUED)
Notes were discounted at an effective rate of approximately 12.5% in accordance with the purchase method of accounting. The discounts on the Junior Subordinated Notes with a face value of $71,400,000 are $28,896,000 and $31,424,000 at
December 31, 1997 and 1996, respectively. The discounts, which are shown as a reduction of the related debt, are being amortized under the interest method over the term of the Junior Subordinated Notes.

    During 1996 and as part of the Reorganization, the Company purchased and defeased the Senior Subordinated Notes. The Senior Subordinated Notes were scheduled to mature on January 15, 2001, and were subordinate to all Senior Indebtedness of the Company, including amounts outstanding under the Old Bank Facility. The Senior Subordinated Notes accrued interest at a rate of 11 3/4%, payable semi-annually on January 15 and July 15.

    As part of the Reorganization, the Company paid the balance of the Related Party Senior Subordinated Notes. The Related Party Senior Subordinated Notes represented notes due to affiliates of Televisa and Venevision. The notes were scheduled to mature on December 16, 2003, and were subordinate to all Senior Indebtedness of the Company, including amounts outstanding under the Old Bank Facility. The Notes accrued interest at a rate equal to the AFR average rate, which was 6.99% at December 31, 1995. Also, notes to the Principal Stockholders (at the PCI level) that were scheduled to mature on December 17, 2003, accrued interest at a rate of 6.36%.

    As part of the Reorganization, the Company paid the balance of the Related Party Subordinated Debt. The Related Party Subordinated Debt represented debt due to affiliates of Televisa and Venevision. The notes were scheduled to mature on December 16, 2005, and were subordinate to all indebtedness of the Company, including amounts outstanding under the Old Bank Facility. The Related Party Subordinated Debt accrued interest at a rate equal to 0.5% per annum in excess of the AFR average rate, which was 7.49% at December 31, 1995. Also, notes to Principal Stockholders that were scheduled to mature on December 31, 2005, accrued interest at a rate of 6.86%.

    The accrued interest payable on the Related Party Senior Subordinated Notes and the Related Party Subordinated Debt was $12,120,000 at December 31, 1995. Interest expense was $5,484,000 in 1996 and $3,962,000 in 1995.

    As part of the Reorganization, the Company paid the balance of the Senior Subordinated Debt-Principal Stockholders (at the PTIH level). The Senior Subordinated Debt-Principal Stockholders was scheduled to mature on December 16, 2003, and was subordinate to all Senior Indebtedness of the Company, including amounts outstanding under the Old Bank Facility. The Senior Subordinated Debt-Principal Stockholders accrued interest at a rate of 6.6% and was payable on December 16, 2003. The debt arose from the preferred stock dividends which were declared by PTIH to the minority stockholders effective December 31, 1995. These dividends were reflected as minority interest in the Company's 1995 financial statements.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998
        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

5. DEBT (CONTINUED)
    Long-term debt matures as follows (in thousands):

                                                                                        AMOUNT
                                                                                       ---------
Year ending December 31:
1998.................................................................................  $  59,413
1999.................................................................................     49,238
2000.................................................................................     58,000
2001.................................................................................     68,000
2002.................................................................................    145,685
Thereafter...........................................................................    103,000
                                                                                       ---------
Total................................................................................  $ 483,336
                                                                                       ---------
                                                                                       ---------

    The Company estimates that the fair value of the bank debt and the Junior Subordinated Notes at December 31, 1997, approximates book value.

    Interest expense, net, reflected in the accompanying consolidated statements of operations, comprises the following (in thousands):

                                                        DECEMBER 31,                  JUNE 30,
                                               -------------------------------  --------------------
                                                 1995       1996       1997       1997       1998
                                               ---------  ---------  ---------  ---------  ---------
Bank Facility................................  $  16,884  $  17,249  $  29,270  $  15,086  $  12,813
Senior Subordinated Notes....................     11,519     11,048     --         --         --
Junior Subordinated Notes....................        857        964      7,525      3,743      4,211
Sponsor Loans................................      7,298      7,304     --         --         --
Related party................................      3,962      5,484     --         --         --
Capital leases (see Note 6)..................     --            913      3,775      1,915      1,802
Other--net...................................       (298)    (1,271)      (423)      (309)       (61)
                                               ---------  ---------  ---------  ---------  ---------
                                               $  40,222  $  41,691  $  40,147  $  20,435  $  18,765
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998
        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

6. COMMITMENTS

    The Company is obligated under long-term operating leases expiring at various dates through 2017 for office, studio, automobile, tower and transponder rentals. The Company is also obligated under long-term capital lease obligations through 2011. The following is a schedule by year of future annual rentals under operating and capital leases as of December 31, 1997 (in thousands):

                                                                             OPERATING    CAPITAL
                                                                              LEASES      LEASES
                                                                            -----------  ---------
Year ending December 31:
1998......................................................................   $   8,072   $   6,276
1999......................................................................       7,661       6,336
2000......................................................................       7,188       6,336
2001......................................................................       6,745       6,336
2002......................................................................       5,767       6,336
Thereafter................................................................      43,391      31,742
                                                                            -----------  ---------
Total minimum lease payments..............................................   $  78,824      63,362
                                                                            -----------
                                                                            -----------
Less interest and executory costs.........................................                 (23,903)
                                                                                         ---------
Total present value of minimum lease payments.............................                  39,459
Current portion...........................................................                  (2,552)
                                                                                         ---------
Capital lease obligation, net of current portion..........................               $  36,907
                                                                                         ---------
                                                                                         ---------

    Rent expense totaled $4,460,000, $4,900,000, $8,320,000, $3,614,000 and
$4,541,000 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998.

    The Company had an agreement with Nielsen Media Research ("Nielsen") to provide television audience measurement services for a five-year period which began in November 1992. Pursuant to this agreement, the Network was obligated to pay Nielsen a total of $18,400,000 in increasing annual amounts from November 1992 through October 1997. In June 1998, the Company concluded negotiations on a new five year contract with Nielsen expiring in the year 2002. The aggregate payment under the contract is approximately $24,000,000, payable over five years in increasing installments.

    As of December 31, 1997, the Company is committed to pay amounts approximating $4,680,000, pursuant to talent contracts, through December 31, 1998. These payments do not include amounts payable upon the attainment of certain annual revenue levels or upon the performance of other contractual provisions. Concurrent with the Reorganization, Venevision and Televisa agreed to fund a total of $250,000 per year (one-half of the costs) of a certain retirement obligation to be paid to one of the personnel subject to a long-term talent contract. The Company has acquired the Spanish-language broadcast rights in the U.S. to all 64 of the 1998 World Cup Soccer Championship Games from a Televisa subsidiary. The terms call for a fixed payment of $25,000,000 in total, to be paid in four equal installments in May and June 1998, which have been paid, and in August and September 1998. In addition to these payments and consistent with past coverage of the World Cup Games, the Company will be responsible for all costs associated with advertising, promotion and broadcast of the World Cup Games, as well as the production of certain television programming related to the games.

    The Company entered into an agreement with Televisa in March 1998, which provides for each party to produce, at each party's own expense, three separate thirteen week non-NOVELA programs. Each party has agreed to use commercially reasonable efforts to complete the production of its programs no later than October 31, 1998. Each party will own all rights worldwide in perpetuity in the programs that it produces; provided that each party will have the right to broadcast and otherwise exploit the shows as set forth in the

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998
        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

6. COMMITMENTS (CONTINUED)
Program License Agreement between the Company and Televisa and the International Programming Rights Agreement. See "Recent Developments."

    On March 27, 1998, the Company entered into a joint venture with Home Shopping Network Capital LLC to form Home Shopping Network En Espanol LLC. The joint venture will create and operate a live Spanish-language television shopping service intended for distribution in the United States, Latin America, Portugal and Spain. On March 30, 1998, Home Shopping Network En Espanol LLC began broadcasting three hours of programming, seven days a week on Galavision, the Company's Spanish-language cable network. Under the terms of the agreement, Home Shopping Network Capital LLC and the Company have an approximate equal interest in the joint venture. The annual capital contributions estimated to be required to be made by each party under the agreement are $1,600,000 in 1998, $2,300,000 in 1999 and $1,900,000 in 2000, with a maximum capital contribution limit of $6,000,000 over a five-year period. The Company will account for its investment in Home Shopping Network En Espanol LLC under the equity method.

7. EMPLOYEE BENEFITS

    The Company has a 401(k) retirement savings plan (the "Plan") covering all eligible employees who have completed one year of service. The Plan allows the employees to defer a portion of their annual compensation, and the Company may match a portion of the employees' contributions. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, the Company made matching contributions to the Plan totaling $478,000, $817,000, $1,430,000, $674,000 and $1,809,000, respectively. Effective January 1, 1998, the Company matches 100% of the first 6% of eligible compensation that employees contribute to the plan. This represents an increase over the 1995, 1996 and 1997 matching, during which time the Company matched 75% of the first 4% of an employee's contribution.

8. CONTINGENCIES

    There are various legal actions and other claims pending against the Company incidental to its business and operations. In the opinion of management, the resolution of these matters will not have a material effect on the consolidated financial position or results of operations.

    The Network, primarily located in Miami and acquired October 2, 1996, accounted for 49% of the Company's gross advertising revenues in 1997 and 22% in 1996. The Network accounted for 52% of trade accounts receivable as of December 31, 1997 and 1996. The Company's television station serving Los Angeles, California, accounted for 18%, 29% and 36% of the Company's gross advertising revenues in 1997, 1996 and 1995, respectively, and 16% and 18% of trade accounts receivable as of December 31, 1997 and 1996, respectively. The Company's television station serving Miami, Florida, accounted for 10%, 15% and 20% of the Company's gross advertising revenues in 1997, 1996 and 1995, respectively, and 9% and 8% of trade accounts receivable as of December 31, 1997 and 1996, respectively.

    The Company maintains insurance coverage for various risks, where deemed appropriate by management, at rates and on terms which management considers reasonable. The Company self-insures the deductible portion of certain insurance coverage for various risks, including those associated with windstorm and earthquake damage. The Company has recorded estimated liabilities for these uninsured portions of risks. In management's opinion, the potential exposure in future periods if uninsured losses in excess of amounts provided were to be incurred would not be material to the consolidated financial position or results of operations.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998
        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

9. INCOME TAXES

    The Company files a consolidated federal income tax return. The income tax provision (benefit) for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1998 was comprised of the following charges (benefits) (in thousands):

                                                                  DEC. 31,   DEC. 31,   JUNE 30,
                                                                    1996       1997       1998
                                                                  ---------  ---------  ---------
Provision relating to debt extinguishment.......................  $   5,485  $  --      $  --
Current:
  Federal.......................................................     --         --         --
  State.........................................................        229      2,300        600
Deferred:
  Federal.......................................................     --        (19,044)    (6,389)
  State.........................................................     --         (2,721)    (1,004)
                                                                  ---------  ---------  ---------
Total...........................................................  $   5,714  $ (19,465) $  (6,793)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    No income taxes were provided in 1995, as the Company had a loss for both financial reporting and tax purposes. In 1996, the provision relating to debt extinguishment was based on an effective rate of 40%. This tax provision was offset by an income tax benefit arising from the extraordinary loss on the extinguishment of debt. The deferred income tax benefit in 1997 was comprised of a federal and state provision of approximately $34,355,000, offset by a benefit of approximately $56,120,000 resulting from the decrease in the valuation allowance.

    The Company accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1997 and June 30, 1998 were as follows (in thousands):

                                                                    DEC. 31,    DEC. 31,     JUNE 30,
                                                                      1996        1997         1998
                                                                    ---------  -----------  -----------
Deferred tax assets:
Tax basis of property and equipment in excess of book basis.......  $  25,000   $  18,900    $  16,700
Accrued insurance and litigation..................................      3,500       2,300        2,400
Accrued vacation..................................................        700         800          800
Deferred compensation.............................................      2,600       2,400        2,100
Purchase accounting accruals......................................      1,500       1,300        1,100
Allowance for bad debts...........................................      3,400         700          900
Charitable contributions carryforwards............................        900       1,400        1,600
Alternative minimum tax credit....................................     --           1,800        1,800
Other differences.................................................      1,900       3,246        5,439
Net operating loss carryforwards..................................     47,000      20,200       27,600
                                                                    ---------  -----------  -----------
Total deferred tax assets.........................................     86,500      53,046       60,439
Valuation allowance for deferred tax assets.......................    (79,500)     --           --
                                                                    ---------  -----------  -----------
Net deferred tax assets...........................................  $   7,000   $  53,046    $  60,439
                                                                    ---------  -----------  -----------
                                                                    ---------  -----------  -----------

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

9. INCOME TAXES (CONTINUED)

    At June 30, 1998, the Company had net operating loss carryforwards of approximately $26,600,000 that expire in years 2002 through 2005, resulting from the 1992 acquisitions. The tax benefit relating to the recognition of these items was applied to reduce goodwill related to the acquisitions. At June 30, 1998, the Company also had net operating loss carryforwards of approximately $36,900,000, for income tax purposes, which were generated subsequent to the above-mentioned acquisitions and expire in years 2007 through 2018. At December 31, 1996, the Company recorded net deferred tax assets of $7,000,000 that management believed, more likely than not, would result in tax benefits being realized from these net operating loss carryforwards. At December 31, 1997, based on three consecutive quarters of consistent profits and an evaluation of continuing profitability into the future, the Company eliminated the valuation allowance, resulting in a book deferred tax benefit of $56,120,000 and a reduction of intangible assets of $23,380,000.

    Concurrent with the Offering and Reorganization, the Company recorded goodwill of approximately $203,000,000, representing the consideration given in excess of the net assets related to the acquisition of the minority interests in PTIH and the Network. The amortization of this goodwill is not deductible for tax purposes, and, in accordance with SFAS No. 109, no deferred tax liability was accrued. Consequently, in future periods, the Company's effective tax rate provided will be greater than the statutory rate. Therefore, for financial reporting purposes, including the above nondeductible goodwill, at June 30, 1998, the Company had remaining intangible assets of approximately $607,800,000 that are being amortized over the next 20 years. For tax purposes, as of June 30, 1998, the Company had remaining intangible assets of approximately $107,900,000, of which $10,500,000 is expected to be deductible in 1998 and the balance is expected to be deductible over 15 years. The nondeductible intangible amortization difference was approximately $18,500,000 for the year ended December 31, 1997 and $16,100,000 for the six months ended June 30, 1998.

    For the year ended December 31, 1997 and the six months ended June 30, 1998, a reconciliation of the federal statutory tax rate to the Company's effective tax rate is as follows:

                                                                          DEC. 31,     JUNE 30,
                                                                            1997         1998
                                                                         -----------  -----------
Federal statutory tax rate.............................................        35.0%        35.0%
State and local income taxes, net of federal tax benefit...............         5.4          5.4
Junior Subordinated Notes..............................................         1.2          1.5
Goodwill amortization..................................................        13.5         22.9
Special bonus award--nontax deductible portion.........................      --              6.8
Other..................................................................         2.4          1.4
                                                                              -----        -----
                                                                               57.5         73.0
Decrease in deferred tax asset valuation allowance.....................       (88.1)      --
                                                                              -----        -----
Total effective tax rate...............................................       (30.6)%       73.0%
                                                                              -----        -----
                                                                              -----        -----

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

10. EARNINGS PER SHARE ("EPS")

    The following is the reconciliation of the numerator and the denominator of the basic and diluted earnings-per-share computations for "Income (loss) before extraordinary items" required by SFAS No. 128 (Earnings Per Share):

(Dollars in thousands, except for share and per-share data):

                                                                                   FOR THE YEAR ENDED 1995
                                                                           ----------------------------------------
                                                                              INCOME        SHARES       PER-SHARE
                                                                           (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                                           ------------  -------------  -----------
Loss before extraordinary loss...........................................   $   (9,388)
Less preferred stock dividends...........................................       --
                                                                           ------------
Basic Earnings Per Share
  Loss before extraordinary loss per share available to common
    stockholders.........................................................       (9,388)     4,560,210    $   (2.06)
                                                                                                        -----------
                                                                                                        -----------
Effect of Dilutive Securities
  Warrants...............................................................       --            --     (c)
                                                                           ------------  -------------
Diluted Earnings Per Share
  Loss before extraordinary loss per share available to common
    stockholders.........................................................   $   (9,388)     4,560,210    $   (2.06)
                                                                           ------------  -------------  -----------
                                                                           ------------  -------------  -----------

                                         FOR THE YEAR ENDED 1996                   FOR THE YEAR ENDED 1997
                                 ----------------------------------------  ----------------------------------------
                                    INCOME        SHARES       PER-SHARE      INCOME        SHARES       PER-SHARE
                                 (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                 ------------  -------------  -----------  ------------  -------------  -----------
Income before extraordinary
  loss.........................   $   18,593                                $   83,159
Less preferred stock
  dividends....................       --                                          (561)
                                 ------------                              ------------
Basic Earnings Per Share Income
  before extraordinary loss per
  share available to common
  stockholders.................       18,593     85,224,360    $    0.22        82,598     85,238,518    $    0.97
                                                                   -----                                     -----
                                                                   -----                                     -----
Effect of Dilutive Securities
  Warrants.....................       --         28,779,416                     --         28,795,768
  Options......................       --          1,423,262                     --          1,576,826(a)
  Convertible Preferred Stock
    (b)........................       --            162,622                        561        734,225
                                 ------------  -------------               ------------  -------------
Diluted Earnings Per Share
  Income before extraordinary
  loss per share available to
  common stockholders..........   $   18,593    115,589,660    $    0.16    $   83,159    116,345,337    $    0.71
                                 ------------  -------------       -----   ------------  -------------       -----
                                 ------------  -------------       -----   ------------  -------------       -----

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

10. EARNINGS PER SHARE ("EPS") (CONTINUED)

                                      SIX MONTHS ENDED JUNE 30, 1997            SIX MONTHS ENDED JUNE 30, 1998
                                 ----------------------------------------  ----------------------------------------
                                    INCOME        SHARES       PER-SHARE      INCOME        SHARES       PER-SHARE
                                 (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                 ------------  -------------  -----------  ------------  -------------  -----------
Net income (loss)..............   $   25,244                                $   (2,513)
Less preferred stock
  dividends....................         (202)                                     (336)
                                 ------------                              ------------

Basic Earnings Per Share
  Net income (loss) per share
    available to common
    stockholders...............       25,042     85,224,360    $    0.29        (2,849)    85,769,731    $   (0.03)
                                                              -----------                               -----------
                                                              -----------                               -----------
Effect of Dilutive Securities
  Warrants.....................       --         28,775,600       --                          --     (d)
  Options......................       --          1,330,236                     --            --     (d)
  Convertible Preferred Stock
    (b)........................          202        734,225                        336        --     (d)
                                 ------------  -------------               ------------  -------------
Diluted Earnings Per Share
  Net income (loss) per share
    available to common
    stockholders...............   $   25,244    116,064,421    $    0.22    $   (2,513)    85,769,731    $   (0.03)
                                 ------------  -------------  -----------  ------------  -------------  -----------
                                 ------------  -------------  -----------  ------------  -------------  -----------

---------

(a) Options of 2,320,000 shares granted on December 12, 1997, were excluded as common stock equivalents, since the average market price of the Class A common stock during the 1997 fourth quarter was lower than the exercise price of the options and the inclusion of the potential shares would be antidilutive. No options were granted by the Company prior to September 26, 1996.

(b) The redeemable convertible 6% preferred stock was issued on March 20, 1997, as part of the acquisition of the Sacramento full-power Affiliated Station. The 12,000 and 9,000 shares issued and outstanding at December 31, 1997 and June 30, 1998, respectively, have a liquidation preference of $1,000 per share (plus accrued and unpaid dividends). The preferred stock is convertible into Class A Common Stock at the option of the holder until the fourth anniversary of the closing of the acquisition at a conversion price of $16.34375.

(c) The Company had a loss before the extraordinary loss on extinguishment of debt. Therefore, the warrants were excluded from the computation of Diluted EPS because the inclusion of the potential shares would be antidilutive.

(d) The Company had a loss from continuing operations; therefore, the warrants, options, and convertible preferred stock were excluded from the computation of Diluted EPS because the inclusion of the potential shares would be antidilutive.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

10. EARNINGS PER SHARE ("EPS") (CONTINUED)
    In 1997, the Company adopted SFAS No. 128 "Earnings per Share," effective December 15, 1997 (see Note 2). As a result, the Company's reported primary and fully diluted earnings per share for 1996 and 1995 were restated. The effect of this accounting change on previously reported income (loss) per share before extraordinary loss available to common stockholders is as follows:

                                                                           INCOME (LOSS) PER
                                                                              SHARE BEFORE
                                                                           EXTRAORDINARY LOSS
                                                                              AVAILABLE TO
                                                                          COMMON STOCKHOLDERS
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Primary Earnings Per Share as reported..................................  $    0.16  $   (2.06)
Effect of SFAS No. 128..................................................       0.06     --
                                                                          ---------  ---------
Basic Earnings Per Share................................................  $    0.22  $   (2.06)
                                                                          ---------  ---------
                                                                          ---------  ---------
Fully diluted Earnings Per Share as reported............................  $    0.16  $   (2.06)
Effect of SFAS No. 128..................................................     --         --
                                                                          ---------  ---------
Diluted Earnings Per Share..............................................  $    0.16  $   (2.06)
                                                                          ---------  ---------
                                                                          ---------  ---------

11. EARLY EXTINGUISHMENT OF DEBT

    During the six months ended June 30, 1996, UTG purchased at a premium $12,650,000 face amount of its Senior Subordinated Notes, resulting in an extraordinary loss of $1,181,000, including the write-off of the related financing costs. During the quarter ended September 30, 1996, UTG purchased at a premium $11,775,000 face amount of its Senior Subordinated Notes, resulting in an extraordinary loss of $931,000, including the write-off of the related financing costs. The remaining face amount on the Senior Subordinated Notes of $67,625,000 was defeased on September 30, 1996, resulting in an extraordinary loss of $11,601,000, including the write-off of the remaining related financing cost balance of $8,946,000. As a result, in 1996, UTG purchased and defeased at a premium $92,050,000 face amount of its Senior Subordinated Notes, resulting in a total extraordinary loss of $13,713,000, including the write-off of the related, previously deferred, financing costs. The related income tax benefits associated with these extraordinary losses were $5,485,000 in 1996.

    During 1995, UTG purchased at a premium $7,550,000 face amount of its Senior Subordinated Notes, resulting in a total extraordinary loss of $801,000, including the write-off of the related, previously deferred, financing costs. There were no related income tax benefits associated with the extraordinary loss in 1995.

12. PREFERRED STOCK

    The Company has 10,000,000 shares of preferred stock, $.01 par value, authorized at December 31, 1997 and 1996. The Company had 12,000 shares of redeemable convertible 6% preferred stock, $.01 par value, issued and outstanding at December 31, 1997 in connection with the acquisition of the Sacramento station. These shares were outstanding and held in escrow at December 31, 1996. At December 31, 1997, the Company had accrued preferred stock dividends of $120,000. During the six months ended June 30,

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

12. PREFERRED STOCK (CONTINUED)
1998, 3,000 redeemable convertible 6% preferred stock shares were redeemed and converted to 183,556 shares of Class A Common Stock, resulting in an increase to Common Stock of $1,836 and to Paid-in-capital of $2,998,164. The reduction to the redeemable convertible 6% preferred stock balance was $3,000,000, resulting in a remaining outstanding balance at June 30, 1998 of $9,090,000, including accrued dividends of $90,000.

    The remaining 9,000 shares of redeemable convertible 6% preferred stock have one vote per share, a liquidation preference of $1,000 per share (plus accrued and unpaid dividends) and a cumulative annual dividend preference of 6% per share per annum ($15.00 per share per quarter), increasing to 9% per share per annum if accrued and unpaid dividends per share equal or exceed $30.00. The preferred stock is convertible into Class A Common Stock at the option of the holder until the fourth anniversary of the closing of the acquisition at a conversion price of $16.34375. The preferred stock is redeemable at the option of the holder at any time and by the Company after the fourth anniversary of the issuance of the preferred stock, in each case, for an amount equal to the liquidation preference. Consequently, holders of the redeemable convertible 6% preferred stock have greater rights than holders of the Class A Common Stock.

13. THE OFFERING AND REORGANIZATION

    On September 26, 1996, UCI's initial public offering (the "Offering") of 18,791,500 shares of its Class A Common Stock was declared effective. In connection with the Offering, on October 2, 1996, the operations of UTG and the Network were combined and the ownership was reorganized under UCI.

    Concurrent with the Offering, the Company exchanged PCI preferred stock and PTIH common and preferred stock outstanding for PCI common stock, resulting in 253,332 common shares outstanding prior to the Reorganization.

    The Company consummated the following transactions concurrent with the Offering and Reorganization:

(a) On September 30, 1996, the Company entered into the New Bank Facility, repaid $164,900,000 owed under the Old Bank Facility and terminated the Old Bank Facility;

(b) On September 30, 1996, the Company defeased UTG's Senior Subordinated Notes by, among other things, depositing $74,200,000 with the trustee under the indenture governing such notes;

(c) On September 30, 1996, the Network made a distribution to its partners in the amount of $60,000,000. UCI advanced the Network $60,000,000 to fund this distribution;

(d) On September 30, 1996, the Program License Agreements were amended, the Program Cost Sharing Agreement (which required Televisa and Venevision to reimburse the Company for one-half of the cost of certain productions produced or acquired by the Company) was terminated and the management fee to the Principal Stockholders of 3% of Combined Net Time Sales was eliminated. Under the amended Program License Agreements, the royalty rate was 11% from October 1, 1996, through December 31, 1996, and will increase to 13.5% for 1997 and to 15% for all years thereafter;

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

13. THE OFFERING AND REORGANIZATION (CONTINUED)
(e) On October 2, 1996, the Company acquired the Network from its partners in exchange for 19,014.5 shares of Common Stock and $40,000,000 in cash and UTG became a wholly owned subsidiary of the Company. The Company effected a dividend of 227 shares on each share of Class P Common Stock, Class T Common Stock and Class V Common Stock, and the warrants were adjusted to reflect the new capital structure of the Company;

(f) On October 2, 1996, the Company paid $88,000,000 to the Principal Stockholders and their affiliates, representing payment of outstanding principal of and accrued interest on certain debentures and accrued dividends on certain preferred stock issued by the Company and its subsidiaries in connection with the Acquisition, and approximately $43,000,000 to the Principal Stockholders and their affiliates, representing full payment of outstanding principal of, and interest on, certain notes issued in payment of certain accrued dividends as of December 31, 1995;

(g) On October 2, 1996, the Company paid $149,000,000 to Televisa and Venevision, representing full payment of outstanding principal of, and accrued interest on, all amounts owed to them by UTG with respect to Sponsor Loans made subsequent to the Acquisition, and the obligations to make the Sponsor Loans terminated;

(h) On October 2, 1996, the Company paid $15,300,000 to Televisa, representing full payment of outstanding principal of, and accrued interest on, the note issued by the Company as of July 1, 1996, to Televisa as payment for the acquisition of Galavision. This acquisition was accounted for under the purchase method of accounting, and accordingly, Galavision's operating results have been included with the Company's since October 3, 1996.

14. 1996 PERFORMANCE AWARD PLAN

    In 1996, the Company adopted a 1996 Performance Award Plan that reserves shares of Class A Common Stock for issuance to Company officers, key employees and other eligible persons as determined by the Board of Directors or Plan Committee (as appointed by the Board). The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards SFAS No. 123 "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Company's Plan been determined based on the fair value at the grant date for awards in 1997 and for the six months ended June 30, 1998, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share available to common stockholders would have been reduced to the pro forma amounts indicated below:

                                                             BASIC EPS                       DILUTED EPS
                                                  -------------------------------  -------------------------------
                                                  DEC. 31,   DEC. 31,   JUNE 30,   DEC. 31,   DEC. 31,   JUNE 30,
                                                    1996       1997       1998       1996       1997       1998
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
Net income (loss) available to common stock--as
  reported......................................  $  10,365  $  82,598  $  (2,849) $  10,365  $  83,159  $  (2,513)
Net income (loss) available to common stock--pro
  forma.........................................      8,892     76,545     (8,480)     8,892     77,106     (8,144)
EPS available to common stock--as reported......       0.12       0.97      (0.03)      0.09       0.71      (0.03)
EPS available to common stock--pro forma........       0.10       0.90      (0.10)      0.08       0.66      (0.09)

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997 and for the six months ended June 30, 1998, respectively: dividend yield of 0% and 0%, expected volatility of 29.736% and 29.550%, risk-free interest rate of 5.86% and 5.82% and expected lives of five years.

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

14. 1996 PERFORMANCE AWARD PLAN (CONTINUED)

    Under the Plan approved by the Board of Directors and stockholders, the maximum number of shares of Class A Common Stock that may be granted is 11,000,000. The maximum number of shares that may be granted to any individual during any calendar year is 1,000,000. For 1996, the maximum number of shares that could be granted was 4,000,000. Thereafter, the maximum number is 2,750,000 shares per year, excluding any awards, if any, granted to an eligible employee who is hired in that year to become the chief executive officer of the Company. The Plan provides that shares granted come from the Company's authorized but unissued Class A Common Stock and any shares of its Class A Common Stock held as treasury shares. Grants may be in the form of either nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance share awards, stock bonuses or cash bonus awards.

    The price of the options granted pursuant to the Plan may not be less than 100% of the fair market value of the shares on the date of grant (110% in the case of an incentive stock option granted to any person owning more than 10% of the Company's total combined voting power). No award will be exercisable after 10 years from the date granted. Unless approved by the Board of Directors, no award may vest more quickly than 25% per year, other than in the case of options issued in connection with the Offering or awards granted in lieu of cash bonuses, which may vest at the rate of 50% per year.

Information regarding the Performance Award Plan for December 31, 1997 and June 30, 1998 is as follows:

                                                          DEC. 31,    DEC. 31,    JUNE 30,
                                                            1996        1997        1998
                                                         ----------  ----------  ----------
Number of shares under stock options:
  Outstanding at beginning of period...................      --       3,868,000   6,294,000
  Granted..............................................   3,868,000   2,525,000      48,000
  Exercised............................................      --         (75,000)   (101,000)
  Canceled.............................................      --         (24,000)     (6,000)
                                                         ----------  ----------  ----------
  Outstanding at end of period.........................   3,868,000   6,294,000   6,235,000
  Available for grant at end of period.................   7,132,000   4,631,000   4,589,000
  Exercisable at end of period.........................      --       2,104,000   2,072,916

Weighted average exercise price:
  Granted..............................................      $11.50      $32.85      $36.85
  Exercised............................................      --          $11.50      $15.31
  Canceled.............................................      --          $11.50      $34.13
  Outstanding at end of period.........................      $11.50      $20.07      $20.26
  Exercisable at end of period.........................      --          $11.50      $11.54
  Weighted average fair value of options granted during
    the period.........................................       $3.39      $12.24      $13.69

                 UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

          DECEMBER 31, 1995, 1996 AND 1997 AND JUNE 30, 1997 AND 1998

        (ALL DATA WITH RESPECT TO JUNE 30, 1997 AND 1998 ARE UNAUDITED)

14. 1996 PERFORMANCE AWARD PLAN (CONTINUED)

                                                        OPTIONS OUTSTANDING
                                      --------------------------------------------------------
                                      NUMBER OUTSTANDING   WEIGHTED AVERAGE
                                              AT              REMAINING      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                 JUNE 30, 1998     CONTRACTUAL LIFE   EXERCISE PRICE
------------------------------------  -------------------  ----------------  -----------------
$11.50 - $25.50.....................        3,873,000           8.0 years        $   11.77
$25.51 - $39.875....................        2,362,000           9.5 years        $   34.33

                                                                 OPTIONS EXERCISABLE
                                                       ----------------------------------------
                                                       NUMBER EXERCISABLE AT  WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES                                   JUNE 30, 1998       EXERCISE PRICE
-----------------------------------------------------  ---------------------  -----------------
$11.50 - $25.50......................................          2,072,916          $   11.54

During the six months ended June 30, 1998, 101,000 options were exercised for 101,000 shares of Class A Common Stock, resulting in a change to Common Stock of $1,010 and to Paid-in-capital of $2,465,000, which included a tax benefit associated with the transactions of $919,000.

                                    GLOSSARY

    "Acquisition" means the December 1992 acquisition of the Network and UTG (excluding the Bakersfield, Chicago, Houston and Sacramento O&Os) by Perenchio, Televisa and Venevision.

    "Affiliated Stations" means the 10 full-power and 17 low-power television stations with which the Company has Affiliation Agreements.

    "Affiliation Agreements" means the affiliation agreements between the Company and each Affiliated Station and Cable Affiliate.

    "Bank Facility" means the Company's credit agreement dated September 26, 1996, which originally provided for aggregate commitments of up to $600 million and imposes financial and other restrictions on the Company.

    "Broadcast Affiliates" means the O&Os (excluding KUVI Bakersfield) and the Affiliated Stations.

    "Cable Affiliates" means the approximately 835 cable television systems with which Univision has Affiliation Agreements. These cable television systems retransmit the Network satellite signal and are not located in DMAs where the Company has full-power Broadcast Affiliates.

    "Combined Net Time Sales" means time sales of the Company from broadcasting, including barter and trade and television subscription revenues, less advertising commissions, certain special event revenues, music license fees, outside affiliate compensation and taxes other than withholding taxes.

    "DMA" means a Designated Market Area or the area in which television stations licensed to a particular city have a greater audience share than television stations licensed to another city.

    "DRI Study" means the Company-commissioned study published by the econometric firm Standard & Poor's DRI in 1997.

    "Entravision" means Entravision Communications Company, L.L.C. which owns 10 of the Company's Affiliated Stations, and has an agreement to acquire another.

    "Galavision" means the Galavision Spanish-language general entertainment basic cable network owned by the Company effective as of July 1, 1996.

    "Hispanic" means all persons in the U.S. of Hispanic descent or origin.

    "Hispanic Households" means all U.S. households with a head of household who is of Hispanic descent or origin, regardless of the language spoken in the household.

    "Network" or "UNLP" means the Univision Spanish-language television network owned by the Company and one of its subsidiaries; the Network is a partnership that prior to the Reorganization was controlled by the Principal Stockholders.

    "Nielsen" means Nielsen Media Research which publishes television ratings, audience share and demographic information.

    "O&Os" means the 13 full-power and eight low-power television stations owned and operated by the Company.

    "Old Bank Facility" means the Company's credit agreement from the Acquisition through the Reorganization.

    "PCI" or "UCI" means Perenchio Communications, Inc. which changed its name to Univision Communications Inc. in June 1996.

    "Perenchio" means A. Jerrold Perenchio and his affiliates.

    "Principal Stockholders" means Perenchio, Televisa and Venevision.

    "Program License Agreements" means the amended and restated program license agreements between the Company and Televisa and the Company and Venevision.

    "PTIH" means PTI Holdings, Inc., a subsidiary of the Company.

    "Reorganization" means the reorganization of the Company immediately prior to the closing of the Initial Offering.

    "Sponsor Loans" means the loans made to the Company by Televisa and Venevision each quarter from the Acquisition through the Reorganization.

    "Televisa" means Grupo Televisa, S.A. and its affiliates.

    "Univision" or the "Company" means Univision Communications Inc. and its wholly-owned subsidiaries, after giving effect to the Reorganization.

    "Univision Affiliates" means the Broadcast Affiliates and the Cable Affiliates.

    "UTG" means Univision Television Group, Inc., the Company's subsidiary that owns and operates the O&Os.

    "UNHP" means The Univision Network Holding Limited Partnership, the entity (wholly-owned by the Company) that owned substantially all of the partnership interests in the Network prior to the Reorganization and that was liquidated as part of the Reorganization.

    "USP Partnerships" means the partnerships that Perenchio, Televisa, and Venevision have each formed, in which they are the general partner and The Davila Family, LLC is the managing general and limited partner with sole dispositive and voting power over the Class A Common Stock owned by such partnerships.

    "Venevision" means Corporation Venezolana de Television, C.A. (Venevision) and its affiliates.

    "Warrants" means the warrants to purchase 712,512 shares of Class A Common Stock, 13,718,850 shares of Class T Common Stock (including the warrants to purchase 2,582,418 shares being acquired by the Underwriters in connection with the Offering) and 13,718,850 shares of Class V Common Stock at a price of $0.064 per share held by The Davila Family, LLC, Televisa and Venevision, respectively.

                                     [LOGO]

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECUTITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED JULY 30, 1998

                               11,500,000 SHARES

[LOGO]
                         UNIVISION COMMUNICATIONS INC.
                              CLASS A COMMON STOCK
                               -----------------

  OF THE SHARES OF CLASS A COMMON STOCK OF UNIVISION COMMUNICATIONS INC. (THE "COMPANY") OFFERED HEREBY, 8,917,582 SHARES ARE BEING SOLD BY GRUPO TELEVISA,
  S.A. AND ITS AFFILIATES ("TELEVISA" OR "SELLING STOCKHOLDER") AND 2,582,418 SHARES WILL BE ISSUED UPON THE EXERCISE BY THE UNDERWRITERS OF WARRANTS BEING
    ACQUIRED FROM TELEVISA. SEE "PRINCIPAL AND SELLING STOCKHOLDER." OF THE 11,500,000 SHARES OF CLASS A COMMON STOCK BEING OFFERED HEREBY, 1,150,000
  SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY
     THE INTERNATIONAL UNDERWRITERS AND 10,350,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE
      OF THE SHARES BEING OFFERED HEREBY ALTHOUGH IT WILL RECEIVE PROCEEDS FROM THE EXERCISE OF THE WARRANTS BY THE UNDERWRITERS. FOLLOWING THE OFFERING, TELEVISA WILL CONTINUE TO OWN 1,000 SHARES OF CLASS T COMMON
       STOCK AND WARRANTS TO PURCHASE 11,136,432 SHARES OF CLASS T COMMON STOCK AND, AS A RESULT, WILL CONTINUE TO HAVE THE RIGHT TO ELECT ONE
     MEMBER TO THE BOARD AND TO HAVE CERTAIN ACTIONS OF THE BOARD SUBJECT
              TO ITS CONSENT. SEE "DESCRIPTION OF CAPITAL STOCK."

  THE CLASS A COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "UVN." ON JULY 29, 1998, THE LAST REPORTED SALE PRICE OF THE CLASS A
                      COMMON STOCK WAS $37.1875 PER SHARE.

                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR INFORMATION THAT SHOULD BE CONSIDERED
                           BY PROSPECTIVE INVESTORS.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                              -------------------
                             PRICE $        A SHARE
                               -----------------

                                                                                  UNDERWRITING        PROCEEDS TO
                                                                 PRICE           DISCOUNTS AND          SELLING
                                                               TO PUBLIC         COMMISSIONS(1)    STOCKHOLDER(2)(3)
                                                           ------------------  ------------------  ------------------
PER SHARE................................................          $                   $                   $
TOTAL (4)................................................          $                   $                   $

----------
  (1) THE COMPANY AND THE SELLING STOCKHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE
     SECURITIES ACT OF 1933, AS AMENDED.
  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $540,000.
  (3) TELEVISA WILL RECEIVE $0.06439 LESS PER SHARE, OR AN AGGREGATE OF $166,281, FOR THE WARRANTS IT SELLS, WHICH WILL BE PAID TO THE COMPANY. TOTAL
     PROCEEDS TO THE SELLING STOCKHOLDER INCLUDES SUCH AMOUNT.
  (4) THE SELLING STOCKHOLDER HAS GRANTED THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO 1,725,000
     ADDITIONAL SHARES, ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF WARRANTS BY TELEVISA, OF CLASS A COMMON STOCK SOLELY TO COVER OVERALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO SELLING
     STOCKHOLDER WILL BE $           , $           , AND $           ,
     RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY LATHAM & WATKINS, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY
OF THE SHARES WILL BE MADE ON OR ABOUT         , 1998, AT THE OFFICE OF MORGAN
STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

MORGAN STANLEY DEAN WITTER

            DONALDSON, LUFKIN & JENRETTE

                        GOLDMAN SACHS INTERNATIONAL
JULY   , 1998

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE CLASS A COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS A COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY, THE SELLING STOCKHOLDER AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE CLASS A COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          9
Use of Proceeds................................         15
Dividend Policy................................         15
Capitalization.................................         16
Market Prices of Common Stock..................         16
Selected Historical Financial Data.............         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         19
Business.......................................         30
Management.....................................         52
Certain Transactions...........................         54
Principal and Selling Stockholders.............         56

                                                   PAGE
                                                 ---------
Description of Capital Stock...................         59
Underwriters...................................         65
Certain United States Federal Tax Consequences
  to Non-United States Holders of Class A
  Common Stock.................................         69
Legal Matters..................................         71
Experts........................................         71
Available Information..........................         71
Incorporation of Certain Documents by
  Reference....................................         72
Index to Consolidated Financial Statements.....        F-1
Glossary.......................................        G-1

                            ------------------------

    INFORMATION CONTAINED IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" IN THE PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

                            ------------------------

    In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction.

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                 [ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS]

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
              TO NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

    The following is a general summary of certain United States federal income and estate tax consequences of the ownership, sale or other disposition of Class A Common Stock by a person (a "non-U.S. holder") that, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not address all aspects of United States federal income and estate taxes that may be relevant to non-U.S. holders in light of their particular facts and circumstances or to certain types of non-U.S. holders that may be subject to special treatment under United States federal income tax laws (for example, individual non-U.S. holders who are former citizens or former long-term residents of the United States, insurance companies, tax exempt organizations, financial institutions or broker-dealers). Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

DIVIDENDS

    Dividends, if any, paid to a non-U.S. holder of Class A Common Stock will generally be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States. To claim the benefit of an applicable tax treaty rate, a non-U.S. holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty.

    Dividends that are effectively connected with such holder's conduct of a trade or business in the United States are generally subject to tax on a net income basis (that is, after allowance for applicable deductions) at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate on such lower rate as may be specified by an applicable income tax treaty.

    Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary). Under the current interpretation of United States Treasury regulations, the same presumption applies for purposes of determining the applicability of a tax treaty rate; however, under United States Treasury regulations in effect for payments made after December 31, 1999, a non-U.S. holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. Certain certification and disclosure requirements must be complied with in order to exempt from withholding under the effectively connected income exemption discussed above.

    A non-U.S. holder of Class A Common Stock that is eligible for a reduced rate of United States tax withholding pursuant to an income tax treaty may obtain a refund of an excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

DISPOSITION OF CLASS A COMMON STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax in respect of gain recognized on the disposition of Class A Common Stock unless: (i) the gain is effectively connected with the conduct of a trade or business of a non-U.S. holder in the United States, and if a tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder; (ii) in the case of a non-U.S. holder who is a nonresident alien individual and holds Class A Common Stock as a capital asset, such holder is present in United States for 183 or more days in the taxable year of the sale and either (a) such individual's "tax home" for United States federal income tax purposes is in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual, or (iii) if the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes at any time during the five-year period ending on the date of the disposition or, if shorter, the period during which the non-U.S. holder held the Class A Common Stock and the non-U.S. holder holds, acrually or constructively, or any time during the applicable period, more than 5% of the Class A Common Stock. Although the Company owns some real estate assets, it is not now and does not expect in the foreseeable furture to be a United States real property holding corporation for United States federal tax purposes.

FEDERAL ESTATE TAXES

    Class A Common Stock owned or treated as owned by a holder who is neither a United States citizen nor a United States resident (as specially defined for United States federal estate tax purposes) at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    The Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of the applicable income tax treaty.

    United States backup withholding (which generally is imposed at a 31% rate) generally will not apply to (i) the payment of dividends paid on Class A Common Stock to a non-U.S. holder at an address outside the United States or (ii) the payment of the proceeds of the sale of Class A Common Stock to or through the foreign office of a foreign broker. In the case of the payment of proceeds from such a sale of Class A Common Stock through foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, hoever, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder (and has no actual knowledge to the contrary) and certain other requirements are met or the holder otherwise establishes an exemption. The payment of the proceeds of a sale of shares of Class A Common Stock to or through a U.S. office of a broker is subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

    The United States Treasury has issued regulations regarding the withholding and information reporting rules discussed above that will be effective for payments made after December 31, 1999. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. For instance, the proposed regulations would, among other changes, elimate the presumption under current regulations with respect to dividends paid to addresses outside the United States.

    THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, INVESTORS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK INCLUDING THE APPLICATION AND EFFECT OF THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the Class A Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee...............  $ 144,839
NASD filing fee...................................................     30,500
Accounting fees and expenses......................................    150,000
Legal fees and expenses...........................................    100,000
Blue Sky qualification fees and expenses..........................      1,000
Printing expenses.................................................    100,000
Transfer agent and registrar fees.................................      5,000
Miscellaneous.....................................................      8,661
    Total.........................................................  $ 540,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Restated Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Restated Certificate of Incorporation provides that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

    The Company has entered into agreements (the "Indemnification Agreements") with each of the directors and officers of the Company pursuant to which the Company has agreed to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company or any other corporation of which he is a director or officer at the request of the Company to the maximum extent provided by applicable law. In addition, such director or officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

    To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Company's Restated Certificate of Incorporation, such repeal or limitation may not be effective as to directors and officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

    The Form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS

EXHIBIT NO.    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
         1*    Form of Underwriting Agreement
          5    Opinion of O'Melveny & Myers LLP, legal counsel for the Company
       11.1    Computation of Basic and Diluted Earnings Per Share
       23.1    Consent of Arthur Andersen LLP, independent accountants of the Company
       23.2    Consent of O'Melveny & Myers LLP, legal counsel for the Company (included in Exhibit 5)
         24    Power of Attorney (contained in Part II of the Registration Statement)

---------

*   To be filed by Amendment.

FINANCIAL STATEMENT SCHEDULES.

    All schedules are omitted because they are not required, are not applicable, or the information is incorporated by reference.

ITEM 17. UNDERTAKINGS

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, County of Los Angeles, State of California, on the 30th day of July, 1998.

                                UNIVISION COMMUNICATIONS INC.

                                By:           /s/ A. JERROLD PERENCHIO
                                     -----------------------------------------
                                                A. Jerrold Perenchio
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    We the undersigned directors and officers of Univision Communications Inc. hereby constitute and appoint Robert V. Cahill, George Blank, Henry Cisneros and
A. Jerrold Perenchio or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, that said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, any rules, regulations, and requirements of the SEC, in connection with this Regulation, including specifically, but not limited to, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as emended; and we hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                          TITLE                         DATE
------------------------------------------------------  ----------------------------------------  ---------------
               /s/ A. JERROLD PERENCHIO
     -------------------------------------------        Chairman of the Board and Chief
                 A. Jerrold Perenchio                     Executive Officer                        July 30, 1998

                                                        Executive Vice President and Chief
                 /s/ GEORGE W. BLANK                      Financial Officer, in his capacities
     -------------------------------------------          as chief financial officer and
                   George W. Blank                        principal accounting officer             July 30, 1998

                  /s/ HENRY CISNEROS
     -------------------------------------------        President, Chief Operating Officer and
                    Henry Cisneros                        Director                                 July 30, 1998

                 /s/ GUSTAVO CISNEROS
     -------------------------------------------        Director
                   Gustavo Cisneros                                                                July 30, 1998

                   /s/ LAWRENCE DAM
     -------------------------------------------        Director
                     Lawrence Dam                                                                  July 30, 1998

                      SIGNATURE                                          TITLE                         DATE
------------------------------------------------------  ----------------------------------------  ---------------
                   /s/ HAROLD GABA
     -------------------------------------------        Director
                     Harold Gaba                                                                   July 30, 1998

                    /s/ ALAN HORN
     -------------------------------------------        Director
                      Alan Horn                                                                    July 30, 1998

                  /s/ JOHN PERENCHIO
     -------------------------------------------        Director
                    John Perenchio                                                                 July 30, 1998

                  /s/ RAY RODRIGUEZ
     -------------------------------------------        Director
                    Ray Rodriguez                                                                  July 30, 1998

                                 EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
         1*    Form of Underwriting Agreement
          5    Opinion of O'Melveny & Myers LLP, legal counsel for the Company
       11.1    Computation of Basic and Diluted Earnings Per Share
       23.1    Consent of Arthur Andersen LLP, independent accountants of the Company
       23.2    Consent of O'Melveny & Myers LLP, legal counsel for the Company (included in Exhibit 5)
         24    Power of Attorney (contained in Part II of the Registration Statement)

---------

*   To be filed by Amendment.